EXHIBIT 99.1

The following are sections of the Notice of Annual Meeting of Shareholders and Proxy Statement (“Proxy Statement”), for the 2016 Annual Meeting of Shareholders scheduled to be held May 24, 2016, in the form they are expected to be included in the definitive Proxy Statement, responsive to Items 10, 11, 12, 13 and 14 of Part III of Form 10-K.  To the extent applicable, the following includes the exact language expected to be included in the Proxy Statement as of its expected filing date, and has not been modified for purposes of this filing.  This information is being provided solely for the purpose of filing the information required by Part III, Items 10 through 14 on Form 10-K/A.  The solicitation of proxies will only be made pursuant to the definitive Proxy Statement.  In addition, certain other information expected to be included in the definitive Proxy Statement is also included below for context.

ELECTION OF DIRECTORS

The nominees for election as directors are identified in the table below. Each of the nominees has consented to be named in the 2016 Proxy Statement and to serve if elected.  The age of the following persons is as of the date of this 2016 Proxy Statement.

To be Elected by Holders of Common Shares

		Position with U.S. Cellular	Served as
Name	Age	and Principal Occupation	Director since

J. Samuel Crowley	65	Director of U.S. Cellular, Former executive at Gold’s Gym International, Inc., Michaels Stores, Inc. and CompUSA, Inc.	1998

Paul-Henri Denuit	81	Director of U.S. Cellular, Former Chief Executive Officer, Managing Director and Chairman of S.A. Coditel	1988

Harry J. Harczak, Jr.	59	Director of U.S. Cellular, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003

Gregory P. Josefowicz	63	Director of U.S. Cellular, Former Chairman, Chief Executive Officer and President of Borders Group, Inc.	2009

To be Elected by Holder of Series A Common Shares

		Position with U.S. Cellular	Served as
Name	Age	and Principal Occupation	Director since

James Barr III	76	Director of U.S. Cellular, Retired President and Chief Executive Officer of TDS Telecommunications Corporation	2009

Steven T. Campbell	64	Director and Executive Vice President-Finance, Chief Financial Officer and Treasurer of U.S. Cellular	2014

LeRoy T. Carlson, Jr.	69	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984

Walter C. D. Carlson	62	Director of U.S. Cellular, non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1989

Ronald E. Daly	69	Director of U.S. Cellular, Former President and Chief Executive Officer of Océ-USA Holding, Inc. and former President of the Printing Solutions division of R.R. Donnelley, Inc.	2004

Kenneth R. Meyers	62	Director and President and Chief Executive Officer of U.S. Cellular	1999

Peter L. Sereda	57	Director of U.S. Cellular and Senior Vice President – Finance and Treasurer of TDS	2014

Douglas D. Shuma	55	Director and Chief Accounting Officer of U.S. Cellular and Senior Vice President – Finance and Chief Accounting Officer of TDS	2014

Cecelia D. Stewart	57	Director of U.S. Cellular, Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.	2013

Kurt B. Thaus	57	Director of U.S. Cellular and Senior Vice President and Chief Information Officer of TDS	2014

Your board of directors unanimously recommends a vote "FOR" the above nominees.

Background of Board of Directors’ Nominees

The following briefly describes the business experience during at least the past five years of each of the nominees, including each person's principal occupation(s) and employment during at least the past five years; the name and principal business of any corporation or other organization in which such occupation(s) and employment were carried on; and whether such corporation or organization is a parent, subsidiary or other affiliate of U.S. Cellular.  The following also indicates any other directorships held, including any other directorships held during at least the past five years, by each nominee, in any SEC registered company or any investment company, and the identity of such company.

In addition, the following also briefly discusses the specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director of U.S. Cellular, in light of U.S. Cellular’s business and structure, including information about the person's particular areas of expertise or other relevant qualifications.  As discussed below under “Director Nomination Process”, the U.S. Cellular board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the U.S. Cellular board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the U.S. Cellular directors to possess.  The U.S. Cellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.  The U.S. Cellular board of directors has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to U.S. Cellular.  Also, as discussed below under “Director Nomination Process”, U.S. Cellular believes that it is desirable for directors to have diverse backgrounds, experience, skills and other characteristics.  In addition, the conclusion of which persons should serve as directors of U.S. Cellular is based in part on the fact that U.S. Cellular is a controlled company with a capital structure in which different classes of stock vote for different directorships.  In particular, as discussed under “Director Nomination Process”, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS.  In addition, the board of directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.

Nominees for Election by Holders of Commons Shares

J. Samuel Crowley.   J. Samuel Crowley was last elected as a director by the holders of Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Crowley, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

J. Samuel Crowley has significant experience with U.S. Cellular and the wireless industry as a director of U.S. Cellular since 1998.  Also, he has been a member and chairperson of the U.S. Cellular Audit Committee since 2001 and a member of the U.S. Cellular Long-Term Incentive Compensation Committee since 2001.

Mr. Crowley is currently a private investor.

Between 2005 and 2007, Mr. Crowley was the chief operating officer of Gold’s Gym International, Inc., a private company which operates fitness facilities.

Between 2002 and 2003, Mr. Crowley was senior vice president - new ventures, at Michaels Stores, Inc., a national specialty retail company (formerly NYSE:  MIK).

Between 2000 and 2002, he was a business strategy consultant with Insider Marketing, a high tech marketing consulting firm.

Prior to that, Mr. Crowley was employed for more than five years by CompUSA, Inc. which, before it was acquired, was a national retailer and reseller of personal computers and had been listed on the NYSE (formerly NYSE: CPU).  Mr. Crowley was part of the team that founded CompUSA and took the company public on the NYSE in 1992.  He served in several roles as vice president and then was named executive vice president of operations in 1995, a position that he held until the company was acquired in 2000.

In 2014, Mr. Crowley was appointed as a director and a member and chairman of the audit committee of Goodman Networks, which provides network products and services to wireless companies.  Goodman Networks does not have any publicly traded common stock but, as a result of its registration with the SEC of notes in 2013, files periodic reports with the SEC.  Goodman Networks provides network products and services on a regular basis to U.S. Cellular and/or its affiliates.  In 2015, U.S. Cellular made purchases of approximately $7,000 from Goodman Networks.  The purchases in 2015 of $7,000 were less than .01% of Goodman Networks’ gross revenues.  All transactions with Goodman Networks were made in the ordinary course of business, at arms-length, and at prices and on terms customarily available.  Mr. Crowley is not an executive officer of Goodman Networks and, as a director thereof, had no involvement in, nor received any personal benefit from, Goodman Networks’ transactions with U.S. Cellular.  Considering the foregoing, the U.S. Cellular board of directors does not believe that Mr. Crowley has any material direct or indirect relationships with U.S. Cellular or its affiliates unrelated to his service on the U.S. Cellular board of directors and is independent under NYSE listing standards.  Even though the foregoing interests were not considered to be direct or indirect material interests to Mr. Crowley, they are disclosed voluntarily for purposes of full disclosure.

In 2013, the National Association of Corporate Directors (NACD) named Mr. Crowley a NACD Fellow recognizing his commitment to the highest standards of boardroom leadership.

In 2010 and 2011, Mr. Crowley was a director of Vois, Inc., a public (over-the-counter: VOIS.PK) development-stage company that is focused on the development and marketing of an Internet social networking site.

Mr. Crowley has an MBA from the University of Texas at Dallas.

Mr. Crowley brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications in management and operations as a result of having been the chief operating officer of Gold’s Gym International, Inc., a senior vice president at Michaels Stores, Inc. and a vice president and the executive vice president of operations at CompUSA, Inc.  In addition, Mr. Crowley brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his service as a director of U.S. Cellular since 1998 and as a result of his service as the chairperson of the U.S. Cellular Audit Committee since 2001, as well as membership on the U.S. Cellular Long-Term Incentive Compensation Committee since 2001.

Paul-Henri Denuit.  Paul-Henri Denuit was last elected as a director by the holders of Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Denuit, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Paul-Henri Denuit has extensive experience with U.S. Cellular and the wireless industry as a director of U.S. Cellular since 1988, before U.S. Cellular became a public company.  He has also been a member of the U.S. Cellular Audit Committee and of the U.S. Cellular Long-Term Incentive Compensation Committee for many years.  Mr. Denuit has been the chairperson of the U.S. Cellular Long-Term Incentive Compensation Committee since 1997.

Mr. Denuit is currently a private investor.

Prior to retiring in 2001, Mr. Denuit had been employed by S.A. Coditel for over 30 years in various capacities, including as chief executive officer, managing director and chairman of its board of directors.  S.A. Coditel provides cable and television service in certain European countries.  S.A. Coditel became a shareholder of U.S. Cellular before U.S. Cellular became a public company in 1988 and continued to be a principal shareholder of U.S. Cellular for several years after it became a public company.

Mr. Denuit was originally appointed as a director of U.S. Cellular pursuant to the terms of a Common Stock Purchase Agreement in 1987, between U.S. Cellular and S.A. Coditel.  Although the terms of this agreement expired many years ago, the U.S. Cellular board of directors has continued to renominate Mr. Denuit as a director as a result of his background and the board’s observations of his performance as a director.

Mr. Denuit was also previously a member of the management team of Prime Cable, Inc., a privately-held U.S. corporation based in Austin, Texas that was involved in the operation of cable television systems in the United States.

Mr. Denuit was also previously a director and member of the general management committee of S.A. Tractebel, a Belgian holding company with interests in electricity, gas, consulting, engineering, industrial services and communications.  He was also previously a director of Société Française du Radiotéléphone (S.F.R.) S.A., a French wireless telephone operator, and Société Européenne des Satellites, S.A., a Luxembourg-based operator of direct-to-home (DTH) satellite television services.

Mr. Denuit holds a degree in admiralty law and a doctorate of law from the Université Libre de Bruxelles.

Mr. Denuit brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications in management and operations as a result of his background as the chief executive officer, managing director and chairman of S.A. Coditel.  He also brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his many years as a director of U.S. Cellular and as a result of his service as the chairperson of the U.S. Cellular Long-Term Incentive Compensation Committee since 1997, and as a result of membership on the U.S. Cellular Audit Committee since 1992.  As a result of his experience with the wireless, cable and television industry in Europe, and because he is a foreign national, he also brings diversity of background to the U.S. Cellular board.

Harry J. Harczak, Jr.  Harry J. Harczak, Jr. was last elected as a director by the holders of Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Harczak, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Harry J. Harczak, Jr. has significant experience with U.S. Cellular and the wireless industry as a director of U.S. Cellular since 2003.  He also has been a member of and has served as an “audit committee financial expert” on U.S. Cellular’s Audit Committee since 2003.

Mr. Harczak is a private investor and has been a managing director of Sawdust Capital, LLC, a privately-owned investment management company, since 2008.

Mr. Harczak was an officer of CDW Corporation, a provider of technology products and services, between 1994 and 2007, where he was successively the chief financial officer and the executive vice president of sales, marketing and business development.  During that period, CDW was publicly-traded and listed on the NASDAQ under the symbol: CDWC.  CDW became privately-held in 2007 and in 2013 resumed public-trading on the NASDAQ under the symbol: CDW.

Prior to that, Mr. Harczak was a partner at PricewaterhouseCoopers LLP, an international public accounting firm and, prior to that, was employed by PricewaterhouseCoopers LLP in managing and senior-level auditing capacities.

Mr. Harczak is a director and member of the audit committee and governance and nominating committee of Tech Data Corporation (NASDAQ: TECD), a distributor of technology products from information technology hardware and software producers.

Mr. Harczak is a director of Jail Education Solutions, Inc., a private company doing business as Edovo, which provides education services to correctional facilities.

Mr. Harczak is also a board member of several private and non-profit entities.

Mr. Harczak is a Certified Public Accountant (inactive).

Mr. Harczak has an undergraduate degree in accounting from DePaul University and an MBA from the University of Chicago.

Mr. Harczak brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications in finance, sales, operations and management as a result of his prior positions at CDW Corporation.  In addition, Mr. Harczak brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his service as a director of U.S. Cellular for many years.  In addition, Mr. Harczak has substantial experience, expertise and qualifications in accounting and auditing as a Certified Public Accountant, as a former chief financial officer of CDW Corporation and as a former partner and employee of PricewaterhouseCoopers LLP.  As a result, he has been designated as an audit committee financial expert on U.S. Cellular’s Audit Committee.

Gregory P. Josefowicz. Gregory P. Josefowicz was last elected as a director by the holders of Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Josefowicz, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Gregory P. Josefowicz has significant experience with U.S. Cellular and the wireless industry, having served as a director of U.S. Cellular since 2009 and a member of its Audit Committee from 2010 to 2015 and a member of its Long-Term Incentive Compensation Committee since 2015.  Mr. Josefowicz was a director of TDS between 2007 and 2009.

Gregory P. Josefowicz is currently a private investor.  He previously served as a non-exclusive, senior level consultant to Borders Group, Inc. (NYSE: BGP), a global retailer of books, music and movies, between 2006 and 2008.

From 1999 until his retirement in 2006, Mr. Josefowicz served as a director and president and chief executive officer, and was named chairman of the board in 2002, of Borders Group which, at the time, had over 14,000 employees worldwide.

Prior to that, he was chief executive officer of the Jewel-Osco division of American Stores Company, which operated food and drug stores in the greater Chicago, Illinois and Milwaukee, Wisconsin areas, from 1997 until 1999 when American Stores merged into Albertson’s Inc., a national retail food-drug chain.  At that time, Mr. Josefowicz became president of Albertson’s Midwest region.  Mr. Josefowicz joined Jewel in 1974, and was elected senior vice president of marketing and advertising in 1993.

Mr. Josefowicz has been a member of the board of directors of True Value Company, a retailer-owned cooperative that operates hardware stores, since 2010.

Mr. Josefowicz is a member of the board of directors of KeHE Distributors, LLC, an employee-owned company which distributes food products to retailers in North America.

Mr. Josefowicz was formerly a director of Roundy’s, Inc. (formerly NYSE: RNDY), a leading grocer in the Midwest, between 2012 and 2015.  He was the “lead director” of Roundy’s, a member and chairperson of its nominating and corporate governance committee, and a member of its audit committee and of its compensation committee.  Roundy’s, Inc. was acquired by and became a wholly-owned subsidiary of The Kroger Company in 2015.

Mr. Josefowicz was formerly the non-executive chairman of the board of directors of PetSmart, Inc. (formerly NASDAQ: PETM), a leading pet supply and services retailer, between 2013 and 2015.  Before that, he was the “lead director” of PetSmart and had been a member of its board of directors between 2004 and 2015.  He was a member and the chairperson of its nomination and governance committee and a member of its compensation committee.  PetSmart effected a merger in 2015 pursuant to which it became privately held.

Mr. Josefowicz was formerly a member of the board of directors of Tops Holding Corporation, the parent of Tops Markets, LLC, which operates and franchises supermarkets, between 2008 and 2013.  Tops Holding Corporation does not have any publicly traded common stock but, as a result of its registration with the SEC of debt securities, Tops Holding Corporation files periodic reports with the SEC.

Mr. Josefowicz was formerly a director of Winn-Dixie Stores, Inc. (formerly NASDAQ: WINN), one of the nation’s largest food retailers, between 2006 and 2012, when it was acquired by Bi-Lo Holdings, Inc.  He was also a member and an “audit committee financial expert” of its audit committee and the “lead director” of Winn-Dixie Stores.

Mr. Josefowicz was formerly a director of Ryerson Inc. (formerly NYSE: RYI), a leading distributor and processor of metals in North America, between 1999 and 2006, when it was acquired by Rhombus Holding Corp.   Mr. Josefowicz had been a member and the chairperson of the audit committee of Ryerson.

Mr. Josefowicz also was formerly a director of Spartan Stores (NASDAQ: SPTN), a U.S. grocery distributor, between 2001 and 2005.  Mr. Josefowicz had been a member of the compensation committee of Spartan Stores.

Mr. Josefowicz had been a director of TDS between 2007 and 2009.

As a result of the settlement of a proxy contest by TDS in 2009, Mr. Josefowicz ceased to be a director of TDS at its 2009 annual meeting.  However, because TDS believed that Mr. Josefowicz was an outstanding director, TDS requested that the U.S. Cellular board of directors consider nominating Mr. Josefowicz to the U.S. Cellular board in 2009 in order to permit U.S. Cellular to benefit from his experience and insights.  After consideration of the background and experience of Mr. Josefowicz, the U.S. Cellular board of directors nominated him for election as a director at the 2009 annual meeting and Mr. Josefowicz has been a director since that annual meeting.

Mr. Josefowicz has an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management.

Mr. Josefowicz brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications in retail marketing and management.  He has over 20 years of management experience, including senior management experience leading large retail organizations.  Because of the retail nature of the U.S. Cellular business, the U.S. Cellular board believes that it is highly desirable to have a director with significant knowledge and experience in retail marketing and management of retail businesses.

Nominees for Election by Holder of Series A Commons Shares

James Barr III.  James Barr III was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Barr, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

James Barr III has extensive experience with U.S. Cellular and the wireless industry, having served as a director of U.S. Cellular since 2009, and as a director of TDS between 1990 and 2009.  Mr. Barr has also been a member of U.S. Cellular’s Audit Committee since 2014.

Mr. Barr is currently a private investor.

James Barr III had been the President and Chief Executive Officer of TDS Telecommunications Corporation (“TDS Telecom”), a wholly-owned subsidiary of TDS, which operates TDS’ Wireline, Hosted and Managed Services (HMS) and Cable segments,  between 1990 when he joined TDS Telecom and his retirement from TDS Telecom in 2007.  Mr. Barr stepped down as the President and Chief Executive Officer of TDS Telecom and retired as an employee in 2007.

After his retirement, Mr. Barr served as a consultant to TDS until 2009.

As a result of the settlement of a proxy contest by TDS in 2009, James Barr III ceased to be a director of TDS at its 2009 annual meeting.  However, because TDS believed that Mr. Barr was an outstanding director, TDS requested that the U.S. Cellular board of directors consider nominating Mr. Barr to the U.S. Cellular board in 2009 in order to permit U.S. Cellular to benefit from his experience and insights.  After consideration of the background and experience of Mr. Barr, the U.S. Cellular board of directors nominated him for election as a director at the 2009 annual meeting and Mr. Barr has been a director since that annual meeting.

Prior to his employment with TDS Telecom in 1990, Mr. Barr served as a Sales Vice President for American Telephone and Telegraph Company (“AT&T”), an international telecommunications company (NYSE: T), from 1985 through 1989.

Mr. Barr was previously a director of former TDS subsidiaries Aerial Communications, Inc. (formerly NASDAQ: AERL), which developed and operated wireless personal communications services, and American Paging, Inc. (formerly AMEX: APP), which operated wireless paging services.

Mr. Barr has an undergraduate degree in Mechanical Engineering from Iowa State University and an MBA from the University of Chicago.

Mr. Barr brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to the telecommunications industry as a result of his many years as a director of TDS and as President and Chief Executive Officer of TDS Telecom, and as an executive with AT&T.  In addition, Mr. Barr’s background in wireline telecommunications brings diversity of experience to the U.S. Cellular board in operating its wireless business.

Steven T. Campbell.  Steven T. Campbell was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Campbell, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Steven T. Campbell has significant experience with U.S. Cellular and the wireless industry, having served as an executive officer of U.S. Cellular since 2005 and as a director of U.S. Cellular since 2014.

Steven T. Campbell has been the Executive Vice President – Finance, Chief Financial Officer and Treasurer of U.S. Cellular since 2007. Mr. Campbell is responsible for all financial matters for U.S. Cellular, including accounting, financial reporting and transparency, financial planning and analysis, and treasury functions.  In addition, his team leads long-term business strategies, risk management, intercarrier business, legal and regulatory affairs, real estate leasing and site services, and supply chain activities.

Mr. Campbell joined U.S. Cellular as Vice President and Controller in 2005.  Prior to joining U.S. Cellular, Mr. Campbell held senior finance and accounting positions at 3Com Corporation (formerly NASDAQ:  COMS), which was a digital electronics manufacturer, U.S. Robotics Corporation (formerly NASDAQ: USRX), a data communications company that manufactured modems and related products prior to its acquisition by 3Com in 1997, and Amoco Corporation (formerly NYSE:  AN), which was an integrated petroleum company.  He began his finance and accounting career with PricewaterhouseCoopers LLP.

Mr. Campbell is a Certified Public Accountant (inactive), has an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management and has a bachelor's degree in accounting from Quincy University.

Mr. Campbell brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his employment with U.S. Cellular since 2005.   He also brings substantial experience, expertise and qualifications with respect to finance and accounting as a result of his extensive experience at U.S. Cellular, 3Com Corporation, U.S. Robotics Corporation, Amoco Corporation and PricewaterhouseCoopers LLP.

LeRoy T. Carlson, Jr.  LeRoy T. Carlson, Jr. was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Carlson, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

LeRoy T. Carlson, Jr. has extensive experience with U.S. Cellular and the wireless industry as a director of U.S. Cellular since the time that U.S. Cellular was founded in 1984.  He has also been a member of the U.S. Cellular Pricing Committee for many years.

LeRoy T. Carlson, Jr. has been the Chairman (an executive officer) of U.S. Cellular since 1989.

LeRoy T. Carlson, Jr. is also TDS’ President and Chief Executive Officer (an executive officer of TDS).  He has been TDS’ President since 1981 and its Chief Executive Officer since 1986.

Mr. Carlson has also served on the board of directors of TDS since the time that TDS was founded in 1968.

He has been a director of TDS Telecom since 1988 and the Chairman (an executive officer) of TDS Telecom since 1990.

Mr. Carlson was previously a director of former TDS subsidiaries Aerial Communications, Inc. (formerly NASDAQ: AERL), which developed and operated wireless personal communications services, and American Paging, Inc. (formerly AMEX: APP), which operated wireless paging services.

Mr. Carlson has an MBA from Harvard University.

Mr. Carlson brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his many years as a director and President and Chief Executive Officer of TDS, as a director and Chairman of U.S. Cellular and as a director and Chairman of TDS Telecom.  As the senior executive officer of U.S. Cellular and of its parent, TDS, the board of directors considers it essential that Mr. Carlson serve on the U.S. Cellular board.   Also, because he is a director and officer of TDS, the largest shareholder of U.S. Cellular, his participation on the U.S. Cellular board of directors permits him to represent the long-term interests of U.S. Cellular shareholders.

LeRoy T. Carlson, Jr. is the son of LeRoy T. Carlson and the brother of Walter C. D. Carlson.

Walter C.D. Carlson.  Walter C. D. Carlson was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Carlson, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Walter C. D. Carlson has extensive experience with U.S. Cellular and the wireless industry as a director of U.S. Cellular since 1989.

Walter C. D. Carlson has been a partner of the law firm of Sidley Austin LLP since 1986 and is a member of its executive committee.  Mr. Carlson is an experienced litigator, and has represented clients in a variety of types of specialized and general commercial litigation. The law firm of Sidley Austin LLP provides legal services to U.S. Cellular, TDS and their subsidiaries on a regular basis.  See “Certain Relationships and Related Transactions” below.  Mr. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries.

Mr. Carlson has served on the board of directors of TDS since 1981 and has been TDS’ non-executive Chairman of the Board since 2002.

Mr. Carlson was a director of former TDS subsidiary Aerial Communications, Inc. (formerly NASDAQ: AERL), which developed and operated wireless personal communications services.

Mr. Carlson has a J.D. from Harvard University.

Mr. Carlson brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his many years as a director of U.S. Cellular and TDS, and as Chairman of the Board of TDS. He also has substantial experience, expertise and qualifications as a result of having represented many corporate clients as a lawyer.  Also, because he is a director of TDS, the largest shareholder of U.S. Cellular, his participation on the U.S. Cellular board of directors permits him to represent the long-term interests of U.S. Cellular shareholders.

Walter C. D. Carlson is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

Ronald E. Daly.   Ronald E. Daly was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Daly, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Ronald E. Daly has significant experience with U.S. Cellular and the wireless industry, having served as a director of U.S. Cellular since 2004.  He is also a member of the U.S. Cellular Long-Term Incentive Compensation Committee.

Mr. Daly is currently a private investor.

Mr. Daly was the president and chief executive officer of Océ-USA Holding, Inc. between 2002 and 2004. Océ-USA Holding is the North American operations of Netherlands based Océ-N.V., a publicly-held global supplier of high-technology, digital document management and delivery solutions.

Prior to that, Mr. Daly worked for R.R. Donnelley, Inc. (NASDAQ: RRD), a global provider of printing and communications services, for 38 years, most recently as president of R.R. Donnelley Printing Solutions.  His career at R.R. Donnelley included seven years as president of its telecom group, the customers of which included major telecommunications companies.

Between 2003 and 2013, Mr. Daly served as a director of SuperValu, Inc. (NYSE: SVU), a major distributor, wholesaler and retailer in the food service industry.  He also served as a member of the compensation committee, governance committee and finance committee of SuperValu.

Mr. Daly was a Trustee of Loyola University Chicago until 2014 and served as an Adjunct Professor of Strategy and Leadership thereof between 2004 and 2010.  During this period, he taught strategy for MBA students and also taught a course on the subject of guiding transformational change.

Mr. Daly is also a member of the board of directors and vice chair of the AARP, Inc. and had previously served as a member of the board of directors of the AARP Foundation.

In addition, Mr. Daly has served as vice chairman of the Environmental Law and Policy Center board, president of the Leadership Greater Chicago Board, member of the Board of Trustees for the Chicago Symphony Orchestra, member of the Conference Board Council of Operating Executives and member of the National Black MBA Association.

Mr. Daly has an MBA from the Loyola University School of Business.

Mr. Daly brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications in management as a result of having been the president and chief executive officer of Océ-USA Holding and president of R.R. Donnelley Printing Solutions.  In addition, Mr. Daly has experience and knowledge with respect to the telecommunications industry as a result of his service as a director of U.S. Cellular since 2004 and his service as the president of the R.R. Donnelley telecom group for seven years.   Further, his background and attributes bring diversity to the board.

Kenneth R. Meyers.  Kenneth R. Meyers was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Mr. Meyers, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Kenneth R. Meyers has extensive experience with U.S. Cellular and the wireless industry, including as a director of U.S. Cellular since 1999.  He has also been a member of the U.S. Cellular Pricing Committee for many years.

In 2013, Kenneth R. Meyers was appointed President and Chief Executive Officer (an executive officer) of U.S. Cellular.

Mr. Meyers has been a director of TDS since 2007. Mr. Meyers was Executive Vice President and Chief Financial Officer (an executive officer) of TDS between 2007 and 2013, and also had been Vice President and Assistant Treasurer (an executive officer) of U.S. Cellular between 2011 and  2013.  He was Chief Accounting Officer (an executive officer) of U.S. Cellular and Chief Accounting Officer (an executive officer) of TDS Telecom between 2007 and 2011.

Prior to that, he was Executive Vice President—Finance, Chief Financial Officer and Treasurer (an executive officer) of U.S. Cellular since 1999 and Senior Vice President-Finance (Chief Financial Officer) and Treasurer of U.S. Cellular from 1997 to 1999.  Prior to that, he was the Vice President-Finance (Chief Financial Officer) and Treasurer of U.S. Cellular for more than five years.  Mr. Meyers had been employed by U.S. Cellular in accounting and financial capacities since 1987.

Mr. Meyers is a Certified Public Accountant (inactive) and has an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management.

Mr. Meyers was a director of TDS Telecom between 2007 and 2014.

Mr. Meyers brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his many years as a director of U.S. Cellular, TDS and TDS Telecom, as a result of his many years as Executive Vice President – Finance, Chief Financial Officer and Treasurer of U.S. Cellular and his other prior positions at U.S. Cellular and as a result of having served as Executive Vice President and Chief Financial Officer of TDS.  He also brings substantial experience, expertise and qualifications in management, finance and accounting as a result of such background.  As the current President and Chief Executive Officer of U.S. Cellular, the board of directors considers it necessary that Mr. Meyers serve on the U.S. Cellular board to provide the board with his views on strategy and operations of U.S. Cellular.

Peter L. Sereda.  Peter L. Sereda was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting. The following provides information on the background of Mr. Sereda, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Peter L. Sereda has extensive experience with U.S. Cellular and the wireless industry, having served as an executive officer of TDS since 1998 and as a director of U.S. Cellular since 2014.

Peter L. Sereda was appointed Senior Vice President—Finance and Treasurer of TDS in 2011.  Mr. Sereda is responsible for long- and short-term financing, cash and investment management, commercial and investment bank relationships, risk and pension asset management, and stock repurchases and other equity capital markets transactions for TDS and its subsidiaries, including U.S. Cellular.

Mr. Sereda joined TDS in 1998 as Vice President and Treasurer. Prior to joining TDS, Mr. Sereda held senior finance positions with Specialty Foods Corporation, a private producer of meat products, and Duchossois Industries, a private manufacturer of security, lighting and other products.

Mr. Sereda has an MBA in finance and statistics from the University of Chicago Graduate School of Business and a BS in civil engineering and economics from the Massachusetts Institute of Technology.

Mr. Sereda brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his employment with TDS since 1998.  He also brings substantial experience, expertise and qualifications with respect to finance and capital markets as a result of his extensive experience at TDS and U.S. Cellular, Specialty Foods Corporation and Duchossois Industries.

Douglas D. Shuma.  Douglas D. Shuma was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting. The following provides information on the background of Mr. Shuma, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Douglas D. Shuma has significant experience with U.S. Cellular and the wireless industry, having served as an executive officer of TDS since 2007 and as a director of U.S. Cellular since 2014.

Douglas D. Shuma was appointed Chief Accounting Officer of U.S. Cellular, and also of TDS Telecom, in 2011.  Mr. Shuma was appointed Senior Vice President – Finance and Chief Accounting Officer of TDS in 2015.  Prior to that, he was the Senior Vice President and Controller of TDS since 2007.  Pursuant to the TDS Bylaws, Mr. Shuma has been chief accounting officer of TDS since 2007 and has been the chief financial officer of TDS since 2013.   Pursuant to the TDS Bylaws, Mr. Shuma is responsible for financial reporting; accounting policy and internal controls; tax functions; and budgeting, planning and analysis for TDS and its subsidiaries.

Prior to joining TDS, Mr. Shuma owned an accounting consulting company.  Prior to that, he held senior accounting and finance positions with Baxter International and Caremark International. He began his career with PricewaterhouseCoopers LLP.

Mr. Shuma is a Certified Public Accountant (inactive), has an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management and a BS in accounting science from the University of Illinois at Urbana-Champaign.

Mr. Shuma brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular and the telecommunications industry as a result of his employment with TDS since 2007.  He also brings substantial experience, expertise and qualifications with respect to accounting and finance as a result of his extensive experience at TDS, Baxter International, Caremark International and PricewaterhouseCoopers LLP and as Chief Accounting Officer of U.S. Cellular and of TDS Telecom.

Cecelia D. Stewart. Cecelia D. Stewart was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting.  The following provides information on the background of Ms. Stewart, including the specific factors that led to the conclusion that she should serve as a director of U.S. Cellular.

Cecelia D. Stewart has experience with U.S. Cellular and the wireless industry by having served as a director of U.S. Cellular since 2013.

Before her retirement in 2014, Ms. Stewart had been the president of U.S. Consumer and Commercial Banking of Citigroup Inc. (NYSE: C), a global bank which provides a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management, since 2011.

Prior to that, Ms. Stewart was the president of the retail banking group and chief executive officer of the private bank division of Morgan Stanley (NYSE: MS), a global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services,  between 2009 and 2011.

Prior to that, Ms. Stewart served as executive vice president and head of retail and small business banking at Wachovia Corporation, which at the time was a publicly-held diversified financial services company (formerly NYSE: WB), from 2003 to 2008. Prior to that, she had been employed by Wachovia Corporation since 1978 in a variety of regional banking positions.

Ms. Stewart has been a director of First Horizon National Corporation (NYSE: FHN), a bank holding company providing regional banking and other financial services primarily in Tennessee and surrounding markets, since 2014.  She also serves as a member of this company’s audit committee and trust committee and is chairperson of its information technology committee.

Ms. Stewart attended the University of South Carolina and graduated from Winthrop University's Executive Master of Business Administration program with honors in 1993.

Ms. Stewart is on the Foundation Board for Winthrop University and was also previously on the board of directors and the prior Chair of the Consumer Bankers Association.

Ms. Stewart brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications as a member of senior management of large, public companies and in financial services as a result of having been the president of U.S. Consumer and Commercial Banking of Citigroup, the president of the retail banking group and chief executive officer of the private bank division of Morgan Stanley and an executive vice president and head of retail and small business banking at Wachovia Corporation.  Further, Ms. Stewart’s background and attributes bring diversity to the board.

Kurt B. Thaus.  Kurt B. Thaus was last elected as a director by the holder of Series A Common Shares at the 2015 annual meeting. The following provides information on the background of Mr. Thaus, including the specific factors that led to the conclusion that he should serve as a director of U.S. Cellular.

Kurt B. Thaus has significant experience with U.S. Cellular and the wireless industry, having served as an executive officer of TDS since 2004 and as a director of U.S. Cellular since 2014.

Kurt B. Thaus has been the Senior Vice President and Chief Information Officer of TDS since 2004.  He is responsible for all elements of TDS’ information technology function, including cybersecurity, data management, and financial and operational applications.

Prior to joining TDS, Mr. Thaus held senior leadership positions with T-Systems North America, Inc., a subsidiary of T-Systems International, a private information and communication technology company that is wholly-owned by Deutsche Telekom, AG, and Waste Management, Inc. (NYSE: WM), a provider of waste management and environmental services.

Earlier in his career, Mr. Thaus assessed mechanical systems for  nuclear power plants as an Engineering Analyst for Commonwealth Edison, an electric utility in Illinois that is wholly-owned by Exelon Corp. (NYSE:  EXC) and then was a Senior Systems Engineer for Sargent & Lundy Engineers, a private company that provides consulting to power plants.

Mr. Thaus holds an MS in engineering management from Northwestern University and a BS in mechanical engineering from the University of Illinois at Urbana-Champaign.

Mr. Thaus brings to the U.S. Cellular board of directors substantial experience, expertise and qualifications with respect to U.S. Cellular, the telecommunications industry, technology and IT security as a result of his many years as TDS’s Senior Vice President and Chief Information Officer.  He also brings substantial experience, expertise and qualifications with respect to technology, IT security and related matters as a result of his more than 30 years of successive experience in information technology, mechanical, environmental, and systems engineering, and operations leadership.

Director Emeritus

LeRoy T. Carlson.  LeRoy T. Carlson was a director of U.S. Cellular between 1987 and 2012.  Mr. Carlson did not stand for re-election at the 2012 annual meeting and was appointed director emeritus of U.S. Cellular at that time.  LeRoy T. Carlson founded TDS in 1968, and TDS founded U.S. Cellular in 1984.  Mr. Carlson was a director of TDS from its founding in 1968 until 2008, at which time he became a director emeritus of TDS.  He has been the Chairman Emeritus (an executive officer) of TDS for more than five years.  Mr. Carlson is the father of LeRoy T. Carlson, Jr. and Walter C. D. Carlson.

CORPORATE GOVERNANCE

Board of Directors

The business and affairs of U.S. Cellular are managed by or under the direction of the board of directors.  The board of directors consists of fourteen members.  Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or four directors based on a board size of fourteen directors.  TDS, as the sole holder of Series A Common Shares, elects the remaining ten directors.  As of February 29, 2016, TDS had 100% of the voting power in the election of such ten directors, approximately 73.6% of the voting power in the election of the remaining four directors and approximately 96.5% of the voting power in all other matters.

Board Leadership Structure

Under the leadership structure selected for U.S. Cellular, the same person does not serve as both the chairman and chief executive officer.  LeRoy T. Carlson, Jr. serves as Chairman and, in that capacity, sets the agenda and presides over board of directors meetings, and assesses the performance of U.S. Cellular.  Kenneth R. Meyers serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance of U.S. Cellular and, in that capacity, regularly confers and consults with the Chairman with respect to important strategic, operating and financial activities and decisions.  This leadership structure is set forth in U.S. Cellular’s Bylaws.  U.S. Cellular has determined that this leadership structure is appropriate given the specific characteristics and circumstances of U.S. Cellular.  In particular, U.S. Cellular is a subsidiary of, and controlled by, TDS.  As a result, it is considered appropriate that LeRoy T. Carlson, Jr. (who is the President and Chief Executive Officer of TDS), should serve as the Chairman of U.S. Cellular, and that the President and Chief Executive Officer of U.S. Cellular should report to the Chairman.  This permits the President and Chief Executive Officer of U.S. Cellular’s largest shareholder to provide oversight with respect to the President and Chief Executive Officer who has operating authority over U.S. Cellular.  In addition, this leadership structure separates the executive who is primarily responsible for the performance of the company from the person who sets the agenda for and presides over board of directors meetings at which performance of U.S. Cellular is evaluated.

Board Role in Risk Oversight

The following discloses the extent of the board of directors’ role in the risk oversight of U.S. Cellular, including how the board administers its oversight function, and the effect of the board’s leadership structure discussed above on risk oversight.

The U.S. Cellular board of directors is primarily responsible for oversight of the risk assessment and risk management process of U.S. Cellular.  Although the U.S. Cellular board of directors can delegate this responsibility to board committees, including the Audit Committee, the U.S. Cellular board of directors has not done so, and continues to have full responsibility relating to risk oversight.  Although the U.S. Cellular board of directors has oversight responsibilities, the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers of U.S. Cellular and reported to the board of directors.

As part of its oversight responsibilities, the U.S. Cellular board of directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including U.S. Cellular.  This program was designed with the assistance of an outside consultant and was integrated into TDS’ existing management and strategic planning processes, including such processes of U.S. Cellular.  The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.

Although the U.S. Cellular board of directors has ultimate oversight authority over risk and has not delegated such responsibility to any committees, certain U.S. Cellular committees also have certain responsibilities relating to risk.

Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to “discuss policies with respect to risk assessment and risk management.”  NYSE listing standards further provide that, “while it is the job of the CEO and senior management to assess and manage the listed company’s exposure to risk, the audit committee must discuss guidelines and policies to govern the process by which this is handled.  The audit committee should discuss the listed company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.  The audit committee is not required to be the sole body responsible for risk assessment and management, but, as stated above, the committee must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.”

Accordingly, pursuant to the foregoing requirements, the Audit Committee discusses U.S. Cellular’s major financial risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.

In addition, as part of the ERM program, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management are handled.  The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis.  The Audit Committee is not solely responsible for ERM, but the committee discusses guidelines and policies to govern the process by which ERM is undertaken.

In addition, the Long-Term Incentive Compensation Committee, which has responsibilities relating to the equity compensation of the executive officers of U.S. Cellular, and the Chairman of U.S. Cellular, who in effect functions as the compensation committee for non-equity compensation for the executive officers of U.S. Cellular other than himself, consider risks relating to compensation of executive officers, as discussed below in the Compensation Discussion and Analysis, and risks relating to compensation policies and procedures for all employees, as discussed below under “Risks from Compensation Policies and Practices”.

Furthermore, TDS has established a Technology Advisory Group for TDS and its business units, including U.S. Cellular.  The functions of the Technology Advisory Group include, inter alia, to review, monitor and inform the board of directors on technology matters, including spectrum, radio transmission, end user equipment, network technology, information technology, security, data storage, retrieval, and handling, and other matters relating to technology used or proposed to be used by TDS’ business units and by their customers and by competitors of TDS’ business units and by their customers, as well as developments and trends in the communication industry related to technology.  This includes reviewing matters relating to technology security, threats, risks and internal controls, including safeguards, vulnerabilities, preparedness, disaster recovery plans, cybersecurity-insurance and similar matters.  Related to this, the U.S. Cellular board of directors established a Technology Advisory Group Committee of the board of directors that will consist of directors who will participate in the Technology Advisory Group.  See below for further information on the U.S. Cellular Technology Advisory Group Committee and the Technology Advisory Group.

U.S. Cellular believes that the leadership structure described above facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary responsibility to assess and manage U.S. Cellular’s exposure to risk, is separated from the role of the Chairman, who sets the agenda for and presides over board of directors meetings at which the U.S. Cellular board exercises its oversight function with respect to risk.

Board Oversight of Cybersecurity

U.S. Cellular believes oversight of cybersecurity risks is the responsibility of the full board of directors and receives annual updates regarding U.S. Cellular’s assessment of threats and mitigation plans.  The Audit Committee also exercises oversight for the control-related cybersecurity risks and mitigation plans and receives updates bi-annually.  The Technology Advisory Group, as described above, also reviews cybersecurity topics bi-annually.

Director Independence and New York Stock Exchange Listing Standards

U.S. Cellular Common Shares are listed on the NYSE.  Accordingly, U.S. Cellular is subject to the listing standards applicable to companies that have equity securities listed on the NYSE.

Under the listing standards of the NYSE, U.S. Cellular is a "controlled company" as such term is defined by the NYSE. U.S. Cellular is a controlled company because over 50% of the voting power for the election of directors of U.S. Cellular is held by TDS (i.e., because TDS holds 100% of the Series A Common Shares and a majority of the Common Shares, it has the voting power to elect all of the directors of U.S. Cellular).  Accordingly, U.S. Cellular is exempt from certain listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent under the rules of the NYSE, (ii) have a compensation committee composed entirely of directors who qualify as independent under the rules of the NYSE, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent under the rules of the NYSE.

Meetings of Board of Directors

Our board of directors held four meetings during 2015. Each incumbent director attended at least 75% of the total number of meetings of the board of directors held during 2015 (during the period that such person was a director) and at least 75% of the total number of meetings held by each committee of the board on which such person served (during the period that such person served).

Corporate Governance

U.S. Cellular endeavors to follow good corporate governance practices and other best practices.  For instance, U.S. Cellular has established a Long-Term Incentive Compensation Committee with authority over long-term incentive compensation, even though it is not required to do so under law, SEC regulations or NYSE listing requirements because it is controlled by TDS.  Other executive compensation is approved by U.S. Cellular’s Chairman, LeRoy T. Carlson, Jr., who is also a director and President and Chief Executive Officer of TDS, the largest shareholder of U.S. Cellular.  Mr. Carlson’s position with TDS permits him to represent the interests of all shareholders of U.S. Cellular in his compensation decisions.  U.S. Cellular, and TDS in its capacity as U.S. Cellular’s parent and controlling shareholder, are committed to good corporate governance.

Corporate Governance Guidelines

Under NYSE listing standards, U.S. Cellular is required to adopt and disclose corporate governance guidelines that address certain specified matters.  U.S. Cellular has adopted Corporate Governance Guidelines that address (i) board of directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.  A copy of such guidelines is available on U.S. Cellular’s website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Governance Guidelines.

These Guidelines provide that, once each year, the board of directors will meet to discuss corporate governance generally, including the allocation of seats between independent and non-independent directors.

Board Self-Assessment.  Pursuant to these Guidelines, under the leadership of the Chairman, the board of directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2015.  This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.  Similarly, each committee of the board of directors evaluated its performance and effectiveness in 2015.

Audit Committee

The purpose and primary functions of the Audit Committee are to (a) assist the board of directors of U.S. Cellular in its oversight of (1) the integrity of U.S. Cellular’s financial statements, (2) U.S. Cellular’s compliance with legal and regulatory requirements, (3) the qualifications and independence of U.S. Cellular’s registered public accounting firm, and (4) the performance of U.S. Cellular’s internal audit function and registered public accounting firm; (b) prepare an audit committee report as required by the rules of the SEC to be included in U.S. Cellular’s annual proxy statement; and (c) perform such other functions as set forth in the U.S. Cellular Audit Committee charter, which shall be deemed to include the duties and responsibilities set forth in Section 10A-3.  A copy of U.S. Cellular’s Audit Committee charter is available on U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Audit Committee Charter.

In addition, the Audit Committee has certain responsibilities relating to risk management as discussed above under “Board Role in Risk Oversight.”

As a controlled company, U.S. Cellular is required to have at least three directors who qualify as independent to serve on the Audit Committee. The U.S. Cellular Audit Committee has four members: James Barr III, J. Samuel Crowley, Paul-Henri Denuit and Harry J. Harczak, Jr.  Such directors must qualify as independent under the NYSE Listed Company Manual, including Section 303A.02(a) and Section 303A.02(b). Such directors must also qualify as independent under Section 303A.06, which incorporates the independence requirements of Rule 10A-3 under Section 10A-3 of the Securities Exchange Act of 1934, as amended (collectively, “Section 10A-3”).  Except as required by listing standards or SEC rule, U.S. Cellular does not have any categorical standards of independence that must be satisfied.

The board of directors has determined that each of the members of the Audit Committee is financially literate and has “accounting or related financial management expertise” pursuant to listing standards of the NYSE.

Pursuant to the requirements of the NYSE Listed Company Manual, the U.S. Cellular board of directors affirmatively determined that each member of the Audit Committee has no material relationship with U.S. Cellular, either directly or as a partner, shareholder or officer of an organization that has a relationship with U.S. Cellular, and that each of such persons is independent (pursuant to Section 303A.02(a), Section 303A.02(b) and Section 10A-3) considering all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, if any.

Such relevant facts and circumstances included the following:  None of such persons is, or has been within the last three years, an employee or officer of U.S. Cellular, TDS or any other member of the TDS consolidated group (“TDS Consolidated Group”).  None of such persons has any direct or indirect business relationships and/or fee arrangements with the TDS Consolidated Group.  None of such persons receives, or has received within the last three years, any compensation from the TDS Consolidated Group, except compensation for his services as a director and member of board committees of U.S. Cellular and except for post-retirement benefits and payments as permitted under Section 303A.02(b) of the NYSE Listed Company Manual and Section 10A-3.  None of such persons has any other relationship or arrangement with the TDS Consolidated Group except in his or her capacity as a director and member of board committees of U.S. Cellular.  Each of such persons qualifies as independent under each of the categorical standards in Section 303A.02(b) of the NYSE Listed Company Manual.  Each of such persons qualifies as independent under Section 10A-3 because (i) none of such persons receives any compensatory fee from any member of the TDS Consolidated Group (not including permitted compensation for his services as a director and member of board committees of U.S. Cellular or permitted post-retirement benefits and payments); and (ii) none of such persons is an “affiliated person” (as defined by the SEC) with respect to any member of the TDS Consolidated Group (because none of such persons is an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group).  None of such persons is an “immediate family member” (as defined by Section 303A.02(b)) of any person who is not independent under Section 303A.02 of the NYSE Listed Company Manual.  None of the relationships and/or fee arrangements which such persons have with the TDS Consolidated Group impair the independence of such persons for service on the Audit Committee under Section 303A.02(b) of the NYSE Listed Company Manual or Section 10A-3.

In addition, Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart would qualify as independent directors under the listing standards of the NYSE.  As a result, seven of the fourteen incumbent directors, or 50% of the directors, have been determined to qualify or would qualify as independent under the listing standards of the NYSE.

  The board determined that Harry J. Harczak, Jr. is an "audit committee financial expert" as such term is defined by the SEC.

In accordance with the SEC's safe harbor rule for "audit committee financial experts," no member designated as an audit committee financial expert shall (i) be deemed an "expert" for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an "audit committee financial expert" shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

The Audit Committee held eight meetings during 2015.  Certain of these meetings were joint meetings with the TDS audit committee, which regularly meets with the U.S. Cellular Audit Committee.

Pre-Approval Procedures

The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by U.S. Cellular’s principal independent registered public accounting firm must be pre-approved by the Audit Committee. Under no circumstances may U.S. Cellular's principal independent registered public accounting firm provide services that are prohibited by the Sarbanes Oxley Act of 2002 or rules issued thereunder.  Non-prohibited audit related services and certain tax and other services may be provided to U.S. Cellular, subject to such pre-approval process and prohibitions.  The Audit Committee has delegated to the chairperson of the Audit Committee the authority to pre-approve specific services by the independent registered public accounting firm.  In addition, specified services have been pre-approved in detail up to specified dollar limits pursuant to the policy.  All services are required to be reported to the full Audit Committee at each of its regularly scheduled meetings.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee charter provides that the Audit Committee has responsibilities with respect to related‑party transactions, as such term is defined by the rules of the NYSE.   Related party transactions are addressed in Section 314.00 of the NYSE Listed Company Manual.

Section 314.00 of the NYSE Listed Company Manual states that “Related party transactions normally include transactions between officers, directors, and principal shareholders and the company.” In general, “related party transactions'' would include transactions required to be disclosed in U.S. Cellular’s 2016 Proxy Statement pursuant to Item 404 of Regulation S-K of the SEC.  Pursuant to Item 404, U.S. Cellular is required to disclose any transaction, which includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or a series of transactions, that has taken place since the beginning of U.S. Cellular’s last fiscal year or any currently proposed transaction in which: (1) U.S. Cellular was or is to be a participant, (2) the amount involved exceeds $120,000 and (3) any “related person” had or will have a direct or indirect material interest in the transaction during any part of the fiscal year.  For this purpose, in general, the term “related person” includes any director or executive officer of U.S. Cellular, any nominee for director, any beneficial owner of more than five percent of any class of U.S. Cellular’s voting securities and any “immediate family member” of such persons, within the meaning of Item 404.

Section 314.00 of the NYSE Listed Company Manual provides that “Each related party transaction is to be reviewed and evaluated by an appropriate group within the listed company involved. While the NYSE does not specify who should review related party transactions, the NYSE believes that the Audit Committee or another comparable body might be considered as an appropriate forum for this task. Following the review, the company should determine whether or not a particular relationship serves the best interest of the company and its shareholders and whether the relationship should be continued or eliminated.”

Accordingly, pursuant to such provisions, the U.S. Cellular Audit Committee has responsibilities over transactions that are deemed to be related-party transactions under Section 314.00 of the NYSE Listed Company Manual.  Other than the foregoing, U.S. Cellular has no related party policies and procedures relating to (i) the types of transactions that are covered by such policies and procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures.

See Executive and Director Compensation – Compensation Committee Interlocks and Insider Participation – Certain Relationships and Related Transactions for a discussion of any related party transactions since the beginning of the last fiscal year.

Compensation Committee

U.S. Cellular does not have a formal standing compensation committee for executive compensation, except that long-term equity compensation of executive officers is approved by the Long-Term Incentive Compensation Committee, as discussed below.   LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, functions as the compensation committee for all matters not within the authority of the Long-Term Incentive Compensation Committee, but does not do so pursuant to a charter.  LeRoy T. Carlson, Jr. does not approve any compensation to himself as Chairman.  Mr. Carlson receives no compensation directly from U.S. Cellular.  Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular.  A portion of Mr. Carlson's compensation paid by TDS is allocated to U.S. Cellular by TDS, along with other expenses of TDS.  This allocation by TDS to U.S. Cellular is done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement."  Kenneth R. Meyers, President and Chief Executive Officer of U.S. Cellular, makes recommendations with respect to compensation for the named executive officers other than himself.  For further information, see “Compensation Discussion and Analysis” below.

The basis for the view of the board of directors that a formal independent compensation committee for all executive compensation is unnecessary is that U.S. Cellular is controlled by TDS.  As a controlled company, U.S. Cellular is not required to have an independent compensation committee under listing standards of the NYSE.  As a controlled company, except with respect to matters within the authority of the Long-Term Incentive Compensation Committee, U.S. Cellular considers it sufficient and appropriate that its Chairman, LeRoy T. Carlson, Jr., who is a director and president and chief executive officer of TDS, approves compensation decisions for U.S. Cellular.  As a result of Mr. Carlson’s position with TDS, which is the majority shareholder of U.S. Cellular, Mr. Carlson represents the interests of all shareholders of U.S. Cellular in his compensation decisions.  In addition, Mr. Carlson is compensated by TDS and does not receive any compensation directly from U.S. Cellular.

Long-Term Incentive Compensation Committee

Although it is not required to do so under NYSE listing standards, U.S. Cellular has a Long-Term Incentive Compensation Committee comprised solely of directors who qualify as independent under the rules of the NYSE.  In addition, the Long-Term Incentive Compensation Committee comprises at least two non-employee members of the U.S. Cellular board of directors, each of whom is an "outside director" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, and a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Under the Dodd-Frank Act, the SEC directed the NYSE to adopt listing standards prohibiting the listing of any equity security of an issuer that does not comply with specified listing requirements, including with respect to the independence of members of the compensation committee of the board of directors of such issuer, except that the Dodd-Frank Act expressly provides that this requirement does not apply to an issuer that is a controlled company.  In 2013, the NYSE adopted listing standards as required pursuant to such SEC direction.  Although such listing standards are not applicable to U.S. Cellular because it is a controlled company, the members of the Long-Term Incentive Compensation Committee would qualify as independent under these listing standards of the NYSE.  In particular, each member of the Long-Term Incentive Compensation Committee is independent under the general NYSE listing standards as noted under “Director Independence and New York Stock Exchange Listing Standards” above, none of such members receives any compensation from the TDS Consolidated Group except permitted compensation for services as a U.S. Cellular director and committee member, and none of such members is affiliated with the TDS Consolidated Group by reason of being an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group.

A copy of the Long-Term Incentive Compensation Committee charter is available on U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Long-Term Incentive Compensation Committee Charter.

The members of the Long-Term Incentive Compensation Committee currently are Paul-Henri Denuit (chairperson), J. Samuel Crowley, Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart.

The Long-Term Incentive Compensation Committee held three meetings during 2015.

The primary functions of the Long-Term Incentive Compensation Committee are: to discharge the board of directors’ responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of U.S. Cellular; to perform all functions designated to be performed by a committee of the board of directors under U.S. Cellular’s long-term equity-based  plans and programs; to review and recommend to the board of directors the long-term equity-based  plans and programs for employees of U.S. Cellular (including changes thereto); and to report on long-term equity-based compensation in U.S. Cellular’s annual proxy statement or otherwise to the extent required under any applicable rules and regulations.

The charter of the Long-Term Incentive Compensation Committee provides that the committee will interpret and administer U.S. Cellular’s long-term incentive plans and programs, including designating which affiliates of U.S. Cellular may have employees eligible to receive grants thereunder, establishing rules and regulations relating thereto, determining if someone is disabled for purposes thereof, approving persons to whom an award may be transferred, selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award, including, without limitation, the form and terms of the agreement evidencing an award.

The Long-Term Incentive Compensation Committee may delegate some or all of its responsibilities and duties with respect to U.S. Cellular’s long-term incentive plans and programs under the foregoing paragraph to the Chairman of U.S. Cellular or any executive officer of U.S. Cellular as the committee deems appropriate, to the extent permitted by law and applicable listing standards and the applicable long-term incentive plan or program, but not regarding any award to officers of U.S. Cellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

The officers who are subject to the Section 16 requirements are set forth under the caption “Executive Officers” below in this 2016 Proxy Statement.  Except with respect to such persons, U.S. Cellular’s long-term incentive plan does not currently restrict the ability of the Long-Term Incentive Compensation Committee to delegate its power and authority.  As a result, currently the Long-Term Incentive Compensation Committee may delegate its power and authority to the Chairman or any executive officer of U.S. Cellular except with respect to the long-term equity compensation of the persons identified below under the caption “Executive Officers”.

The Long-Term Incentive Compensation Committee has not delegated any authority with respect to the executive officers identified in this 2016 Proxy Statement.

U.S. Cellular’s Human Resources Department supports the Chairman and the Long-Term Incentive Compensation Committee in their functions.  In connection therewith, U.S. Cellular utilizes the services of a compensation consultant.  See Compensation Discussion and Analysis below for information about U.S. Cellular’s compensation consultant, which information is incorporated by reference herein.

Director Compensation

It is the view of the U.S. Cellular board of directors that director compensation should be the responsibility of the full board of directors.  Therefore, this is approved by the full board of directors rather than by a committee of the board of directors.  U.S. Cellular does not have any stock ownership guidelines for directors.

Pricing Committee

U.S. Cellular has a Pricing Committee, consisting of LeRoy T. Carlson, Jr. as Chairman, and Kenneth R. Meyers as the other regular member.  In addition, each of Steven T. Campbell, Walter C. D. Carlson and Peter L. Sereda are alternate members.  The Pricing Committee does not have a charter.  Pursuant to resolutions of the U.S. Cellular board of directors, the Pricing Committee is authorized to take certain action with respect to financing and capital transactions of U.S. Cellular, such as the issuance, redemption or repurchase of debt or the repurchase of shares of capital stock of U.S. Cellular.

Technology Advisory Group Committee

In March 2015, the board of directors established the Technology Advisory Group Committee of the board of directors, to consist of directors who will participate in the Technology Advisory Group.

The members of the U.S. Cellular Technology Advisory Group Committee are LeRoy T. Carlson, Jr. (chairman), Ronald E. Daly and Cecelia D. Stewart.  The members of the Technology Advisory Group Committee are also members of the Technology Advisory Group, the purpose of which is to review, monitor and inform the board of directors on technology matters, including spectrum, radio transmission, end user equipment, network technology, information technology, security, data storage, retrieval, and handling, and other matters relating to technology used or proposed to be used by TDS’ business units (including U.S. Cellular) and by their customers and by competitors of TDS’ business units and by their customers, as well as developments and trends in the communications industry relating to technology.  The Technology Advisory Group does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role.  The U.S. Cellular Technology Advisory Group Committee and the Technology Advisory Group will report to the board of directors with respect to U.S. Cellular technology matters.

The Technology Advisory Group Committee held two meetings during 2015.

Director Nomination Process

U.S. Cellular does not have a corporate governance/nominating committee and does not have a corporate governance/nominating committee charter.  Under listing standards of the NYSE, U.S. Cellular is exempt from the requirement to have a corporate governance/nominating committee comprised solely of independent directors because it is a controlled company as such term is defined by the NYSE.  Instead, the entire board of directors participates in the consideration of director nominees.

As noted above, pursuant to the Corporate Governance Guidelines, once each year, the board of directors meets to discuss corporate governance generally, including the allocation of seats between independent and non-independent directors.  In addition, each year, the board of directors identifies and reviews the desired skills, backgrounds, and characteristics for potential new board members.  In its annual board assessments, the full board of directors also considers its composition and discusses expertise that may be needed in the future.  In connection with the nominations of directors for election, the board of directors considers the tenure, qualifications and expertise of all of the incumbent directors. The board of directors also considers the appropriate composition of each of the committees of the board of directors on an annual basis.

U.S. Cellular may use various sources to identify potential candidates for the board of directors, including an executive search firm.  The U.S. Cellular board of directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders.  Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS.  With respect to candidates for director to be elected by the holders of Common Shares, the U.S. Cellular board may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS.  Although the U.S. Cellular board has no formal procedures to be followed by shareholders to recommend candidates to be nominated as directors, shareholders who desire to nominate directors must follow the procedures set forth in U.S. Cellular’s Bylaws.

Except to the extent provided in the next two paragraphs, the U.S. Cellular board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the U.S. Cellular board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the U.S. Cellular directors to possess.  The U.S. Cellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.  The U.S. Cellular board of directors has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to U.S. Cellular.

Considering the importance of Federal Communications Commission (“FCC”) licenses to U.S. Cellular, the U.S. Cellular Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the board of directors with the advice of counsel.  Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the U.S. Cellular Bylaws), as determined by the board of directors.  Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the board of directors with the advice of counsel, (i) such candidate’s election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.

Section 1.15 of the U.S. Cellular Bylaws provides that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of U.S. Cellular, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director of U.S. Cellular under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.

The U.S. Cellular board of directors does not have a policy with regard to the consideration of diversity in identifying director nominees.  However, as reflected in its Code of Business Conduct, U.S. Cellular values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status.  In addition, in considering whether to nominate individuals as director candidates, the U.S. Cellular board of directors takes into account all facts and circumstances, including diversity.  For this purpose, diversity broadly means a variety of backgrounds, experience, skills, education, attributes, perspectives and other differentiating characteristics.  U.S. Cellular believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights.  Accordingly, the U.S. Cellular board of directors considers how director candidates can contribute to board diversity as one of the many factors it considers in identifying nominees for director.

In general, in determining whether to nominate incumbent directors for re-election, the U.S. Cellular board of directors considers all facts and circumstances, including the board of directors’ view of how each director has performed his or her duties. In the event of a vacancy on the board of a director elected by TDS as the sole holder of Series A Common Shares, nominations are based on the recommendation of TDS.  In the event of a vacancy on the board of a director elected by holders of Common Shares, U.S. Cellular may use various sources to identify potential candidates, including an executive search firm.  In addition, the U.S. Cellular board of directors may consider recommendations by TDS and other shareholders who hold a significant number of Common Shares.   Potential candidates are initially screened by the Chairman and by other persons as the Chairman designates.  Following this process, when appropriate, information about the candidate is presented to and discussed by the full board of directors.

There are currently fourteen directors.  Each of the nominees approved by the U.S. Cellular board for election at the 2016 Annual Meeting is an incumbent director who is standing for re-election and is being recommended for election by the full board of directors.

From time to time, U.S. Cellular may pay a fee to an executive search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.  U.S. Cellular did not pay a fee in 2015 to a search firm relating to potential candidates for election as directors.

Shareholder Communication with Directors

Shareholders or other interested parties may send communications to the U.S. Cellular board of directors, to the non-management directors, to the independent directors or to specified individual directors of U.S. Cellular at any time.  Shareholders or other interested parties should direct their communication to such persons or group in care of the Secretary of U.S. Cellular, c/o Telephone and Data Systems, Inc., 30 N. LaSalle St., Chicago IL 60602.  Any shareholder or other communications that are addressed to the board of directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.

Information on communicating with directors is available on U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Contact the Board.

Non-Management Directors

As required by NYSE listing standards, the non-management directors of U.S. Cellular meet at regularly scheduled executive sessions without management.  Walter C. D. Carlson, who is a non-management director, presides at all meetings of the non-management directors of U.S. Cellular.  In addition, as required by NYSE listing standards, the independent directors of U.S. Cellular meet at least once per year in an executive session without management or directors who are not independent.

U.S. Cellular Policy on Attendance of Directors at Annual Meeting of Shareholders

All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by the annual meeting of the board of directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events.  All of the persons serving as directors at the time attended the 2015 annual meeting.

Code of Ethics for Directors

As required by Section 303A.10 of the NYSE Listed Company Manual, U.S. Cellular has adopted a Code of Business Conduct and Ethics for Officers and Directors.  This code has been posted to U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Officer & Director Code of Conduct.

EXECUTIVE OFFICERS

The following executive officers of U.S. Cellular were identified in the above tables under “Election of Directors” :  LeRoy T. Carlson, Jr., Chairman; Kenneth R. Meyers, President and Chief Executive Officer; Steven T. Campbell, Executive Vice President – Finance, Chief Financial Officer and Treasurer; and Douglas D. Shuma, Chief Accounting Officer.  The following table identifies the other executive officers who are currently serving but are not identified in the above tables regarding the election of directors.  The age of the following persons is as of the date of this 2016 Proxy Statement.

Name	Age	Position with U.S. Cellular
Jay M. Ellison	63	Executive Vice President – Operations
Michael S. Irizarry	54	Executive Vice President and Chief Technology Officer – Engineering and Information Services
Deirdre C. Drake	50	Senior Vice President – Chief Human Resources Officer
Edward C. Perez	49	Senior Vice President – Sales

Jay M. Ellison. Jay M. Ellison was appointed Executive Vice President – Operations in 2014. Prior to that, he was Executive Vice President – Sales and Customer Service since 2013.  Prior to that, he had been retired since 2010.  Prior to his retirement, he had been Executive Vice President and Chief Operating Officer of U.S. Cellular from 2005 through 2009. He first joined U.S. Cellular in 2000 as Executive Vice President—Operations.

Michael S. Irizarry.  Michael S. Irizarry was appointed Executive Vice President and Chief Technology Officer - Engineering and Information Services in 2011.  Prior to that, he was Executive Vice President - Engineering and Chief Technology Officer since 2003.  He joined U.S. Cellular as Executive Vice President and Chief Technology Officer in 2002.

Deirdre C. Drake.  Deirdre C. Drake was appointed Senior Vice President – Chief Human Resources Officer in 2014.  Prior to that, she was managing director and chief human resources officer for Bank of Montreal Capital Markets between 2012 and 2014.  Prior to that, she was senior vice president, human resources, of BMO Harris Bank, N.A., for more than five years.

Edward C. Perez.  Edward C. Perez was appointed Senior Vice President – Sales in 2014.  Prior to that, he was Vice President – Business Strategy since 2013.  Prior to that, he served in several leadership roles since joining U.S. Cellular in 1997, most recently as Vice President of Marketing and Sales Operations.

All of our executive officers devote all of their employment time to the affairs of U.S. Cellular, except as follows: LeRoy T. Carlson, Jr., Chairman and Douglas D. Shuma, Chief Accounting Officer.  LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer and Douglas D. Shuma, who is employed by TDS as its Senior Vice President-Finance and Chief Accounting Officer, devote a portion of their employment time to the affairs of U.S. Cellular.

Codes of Business Conduct and Ethics Applicable to Officers

As required by Section 303A.10 of the NYSE Listed Company Manual, U.S. Cellular has adopted a Code of Business Conduct and Ethics for Officers and Directors that also complies with the definition of a “code of ethics” as set forth in Item 406 of Regulation S-K of the SEC.  The foregoing code has been posted to U.S. Cellular’s website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Officer & Director Code of Conduct.

In addition, U.S. Cellular has adopted a broad Code of Business Conduct that is applicable to all officers and employees of U.S. Cellular and its subsidiaries.  The foregoing code has been posted to U.S. Cellular's website, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Code of Conduct.

U.S. Cellular intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to any of the foregoing codes by posting such information to U.S. Cellular’s website.  Any waivers of any of the foregoing codes for directors or executive officers will be approved by U.S. Cellular’s board of directors or an authorized committee thereof, as applicable, and disclosed in a Form 8-K that is filed with the SEC within four business days of such waiver.  There were no such waivers in 2015.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following sets forth the aggregate fees (including expenses) billed by U.S. Cellular's principal accountants, PricewaterhouseCoopers LLP, for 2015 and 2014:

	2015	2014
Audit Fees (1)	$2,258,758	$2,252,649
Audit Related Fees (2)	352,004	378,705
Tax Fees (3)	–	–
All Other Fees (4)	–	69,737
Total Fees (5)	$2,610,762	$2,701,091

(1)

Represents the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements included in U.S. Cellular's Annual Report on Form 10-K (“Form 10-K”) for each of these years and the reviews of the financial statements included in U.S. Cellular's Forms 10 Q for those years, including the attestation and report relating to internal control over financial reporting.   Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.

(2)

Represents the aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of U.S. Cellular’s financial statements that are not reported under Audit Fees, if any.  In 2015 and 2014, this amount represents fees billed for audits of subsidiaries.

(3)	Represents the aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning, if any.

(4)

Represents the aggregate fees billed by PricewaterhouseCoopers LLP for services other than services described in Note (1), (2) or (3), if any.  In 2014, this represents Systems Implementation Assessment advisory work relating to U.S. Cellular’s new billing and operational support system (B/OSS) project.

(5)

Amounts do not include fees billed by PricewaterhouseCoopers LLP directly to TDS.  Although TDS bills U.S. Cellular an overall allocation of cost pursuant to the Intercompany Agreement discussed under “Other Relationships and Related Transactions—Intercompany Agreement” below, TDS does not specifically identify and allocate fees of PricewaterhouseCoopers LLP to U.S. Cellular.

See “Corporate Governance – Audit Committee – Pre-Approval Procedures” above for a description of the Audit Committee’s pre-approval policies and procedures with respect to U.S. Cellular’s independent registered public accounting firm.

EXECUTIVE AND DIRECTOR COMPENSATION

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2015.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the executive officers identified in the below Summary Compensation Table.

At December 31, 2015, U.S. Cellular’s consolidated operating markets covered approximately 4.9 million customers in 23 states. U.S. Cellular operates in the highly competitive wireless telecommunications industry.

Executive Compensation Highlights

What we do

  We have a Long-Term Incentive Compensation Committee, comprised solely of independent directors, that reviews and approves the long-term equity-based compensation of executive officers.
  Other executive compensation is approved by U.S. Cellular’s Chairman, LeRoy T. Carlson, Jr., who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of U.S. Cellular.  Mr. Carlson’s position with TDS permits him to represent the interests of all shareholders of U.S. Cellular in his compensation decisions.  Mr. Carlson does not receive any compensation directly from U.S. Cellular and is compensated by TDS.
  We designed our compensation programs to motivate executive officers to act in the long-term interest of U.S. Cellular.
  Our executive officer compensation levels are based in part on competitive market compensation data supplied by Willis Towers Watson.
  A major compensation goal is to provide compensation and benefit programs that we believe are both competitive and fiscally responsible.
  We provide few perquisites (“perks”) to our officers.
  We believe our executive bonus program is appropriately balanced between company and individual performance.
  The maximum amount of bonus paid to officers is 200% of the total target opportunity.
  U.S. Cellular may seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted as described under “Clawback” below.

What we don’t do

  Hedging by officers is prohibited.
  Except in limited circumstances, our plans, awards and agreements do not include tax gross-ups.
  A change in control does not automatically trigger adjustments to awards under the 2013 Incentive Plan.
  U.S. Cellular does not backdate stock options.

Executive Compensation Program Supports U.S. Cellular Goals and Objectives

U.S. Cellular is committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible.  As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the company’s values and long-term perspective.

The objectives of U.S. Cellular’s compensation programs for its executive officers generally are to:

  support U.S. Cellular's overall business strategy and objectives;
  attract and retain high quality management;
  link individual compensation with attainment of U.S. Cellular objectives and with attainment of individual performance goals; and
  provide competitive compensation opportunities consistent with the financial performance of U.S. Cellular.

The primary financial focus of U.S. Cellular is the increase of long-term shareholder value through growth, measured in such terms as revenues, adjusted earnings before interest, taxes, depreciation and amortization, and capital expenditures.  Compensation decisions are made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.

U.S. Cellular’s compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of U.S. Cellular, utilizing good governance practices and other best practices.  U.S. Cellular’s compensation programs are designed to reward for the performance of U.S. Cellular on both a short-term and long-term basis.

U.S. Cellular’s policies establish incentive compensation performance goals for executive officers based on factors over which such officers have substantial control and which are important to U.S. Cellular’s long-term success.  U.S. Cellular believes compensation should be related to the performance of U.S. Cellular and should be sufficient to enable U.S. Cellular to attract and retain individuals possessing the talents required for long-term successful performance.  Nevertheless, although performance driven metrics are key inputs to compensation and awards, technically all elements of compensation are discretionary, allowing the Chairman and Long-Term Incentive Compensation Committee to consider other facts to ensure alignment with U.S. Cellular’s goals.  Officers do not become entitled to any compensation or awards solely as a result of the achievement of performance levels.

The non-equity compensation of the President and CEO of U.S. Cellular is approved by the Chairman, LeRoy T. Carlson, Jr., functioning as the compensation committee.  The Chairman evaluates the performance of the President and CEO of U.S. Cellular in light of the annual and ongoing objectives for U.S. Cellular and the attainment of those objectives, and sets the annual base salary and bonus compensation levels for the President and CEO, and recommends long-term equity compensation to the Long-Term Incentive Compensation Committee for the President and CEO, based on such performance evaluation and compensation principles, as discussed below.

With respect to the executive officers identified in the Summary Compensation Table other than the President and CEO, the Chairman reviews the President and CEO's evaluation of the performance of such executive officers and sets the annual base salary and bonus compensation levels for such executive officers, and recommends long-term equity compensation to the Long-Term Incentive Compensation Committee, based on such performance evaluations and compensation principles, as discussed below.

As a controlled corporation, U.S. Cellular is not required to have an independent compensation committee under listing standards of the NYSE or otherwise.  Although U.S. Cellular does not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers is approved by the fully independent Long-Term Incentive Compensation Committee, as discussed below.

LeRoy T. Carlson, Jr., Chairman and a director of U.S. Cellular, functions as the compensation committee for all matters not within the authority of the Long-Term Incentive Compensation Committee, but does not do so pursuant to a charter.    As a controlled company, except with respect to matters within the authority of the Long-Term Incentive Compensation Committee, U.S. Cellular considers it sufficient and appropriate that LeRoy T. Carlson, Jr., as Chairman of U.S. Cellular, who receives no compensation directly from U.S. Cellular and who is a director and president and chief executive officer of TDS, approves compensation decisions for U.S. Cellular.  As a result of Mr. Carlson’s position with TDS, the majority shareholder of U.S. Cellular, he represents the interests of all shareholders of U.S. Cellular in his compensation decisions with respect to U.S. Cellular.

Elements of Compensation

Annual Cash Compensation Salary Bonus	Equity Compensation Stock Awards Stock Options	Other Benefits Available to Named Executives Deferred compensation Supplemental Executive Retirement Plan (“SERP”) Perquisites	Other Generally Applicable Benefits and Plans Tax-Deferred Savings Plan Welfare Benefits Pension Plan

U.S. Cellular chooses to pay or provide these elements of compensation, considering common compensation practices of peers and other companies with similar characteristics, in order to support U.S. Cellular's overall business strategy and objectives.  U.S. Cellular recognizes that it must compensate its executive officers in a competitive manner comparable to other similar companies in order to attract and retain high quality management, attain business objectives and financial performance and increase shareholder value.  Our executive compensation strategy is intended to provide an appropriate linkage between the long-term and short-term performance of U.S. Cellular, as measured by U.S. Cellular’s financial performance and shareholder returns, and executive compensation.

As noted above, the elements of executive compensation consist of both annual cash and long-term equity compensation.  Annual cash compensation consists of base salary and an annual bonus. Annual cash compensation decisions are based partly on individual and corporate short-term performance and partly on individual and corporate cumulative long-term performance during the executive’s tenure in his or her position, particularly with regard to the President and CEO.  Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value and is primarily provided through the grant of stock options and restricted stock units.

Executive Compensation Process

The process of approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each officer, based on the particular duties and responsibilities of the officer, as well as compensation elements for comparable positions at other companies in the telecommunications industry and other industries.

The Chairman and Long-Term Incentive Compensation Committee also have access to numerous performance measures and financial statistics prepared by U.S. Cellular. The financial information includes the audited financial statements of U.S. Cellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses.  The Chairman and Long-Term Incentive Compensation Committee also may consider such other factors that they deem appropriate in making their compensation recommendations or decisions.  Ultimately, it is the informed judgment of the Chairman and/or the Long-Term Incentive Compensation Committee, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chairman, that determines the elements of compensation for executive officers.

Annually, the President and CEO recommends the base salaries for the named executive officers other than the President and CEO, and the Chairman approves such base salaries and determines the base salary of the President and CEO.  The 2015 rows under column (c), “Salary,” in the below Summary Compensation Table include the dollar value of base salary (cash and non-cash) earned by the named executive officers during 2015, whether or not paid in such year.

In addition, the President and CEO recommends the annual bonuses for the named executive officers other than the President and CEO, and the Chairman approves such bonuses and determines the bonus of the President and CEO.  The 2015 rows under column (d), “Bonus” or column (g), “Non-Equity Incentive Plan Compensation,” in the below Summary Compensation Table include the dollar value of bonus (cash and non-cash) earned by the named executive officers during 2015, whether or not paid in such year.

The Long-Term Incentive Compensation Committee annually determines long-term equity compensation awards to the named executive officers under the U.S. Cellular long-term incentive plan, which awards generally have included stock options and restricted stock units.  In addition, named executive officers may receive bonus match units as discussed below.

The named executive officers received an award of restricted stock units in 2015 based in part on the achievement of certain levels of corporate and individual performance in 2014, as discussed below.  The named executive officers may also receive bonus match units, as discussed below.  Column (e), “Stock Awards,” of the Summary Compensation Table includes the aggregate grant date fair value of the restricted stock unit awards and bonus match unit awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (“FASB ASC 718”).  The grant date fair value of restricted stock units or bonus match units is calculated as the product of the number of shares underlying the award and the closing price of the underlying shares on the date of grant.

The named executive officers also received an award of stock options in 2015 based in part on the achievement of certain levels of individual performance in 2014, as discussed below.  Column (f), “Option Awards,” of the Summary Compensation Table includes the aggregate grant date fair value of the stock option awards computed in accordance with FASB ASC 718.  The grant date fair value of stock options is calculated using the Black-Scholes valuation model.

Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year.  U.S. Cellular generally grants equity awards other than bonus match units on the first business day in April each year.  U.S. Cellular grants bonus match units on the date that annual bonus amounts are paid each year.  U.S. Cellular may also grant equity awards during other times of the year as it deems appropriate, such as in connection with new hires or promotions.  U.S. Cellular does not backdate stock options and does not have any program, plan or practice to time the grant of awards in coordination with the release of material non-public information.  The exercise price of stock options is based on the closing price of a U.S. Cellular Common Share on the date of grant.

The Chairman and the Long-Term Incentive Compensation Committee do not consider an officer’s outstanding equity awards or stock ownership levels when determining such officer’s compensation.    The Chairman and Long-Term Incentive Compensation Committee evaluate compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant in connection therewith.

Long Term Incentive Compensation Committee

U.S. Cellular has a Long-Term Incentive Compensation Committee comprised solely of directors who qualify as independent under the rules of the NYSE.  The members of the Long-Term Incentive Compensation Committee currently are J. Samuel Crowley, Ronald E. Daly, Paul-Henri Denuit, Gregory P. Josefowicz and Cecelia D. Stewart.  The principal functions of the Long-Term Incentive Compensation Committee are to discharge the board of directors’ responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of U.S. Cellular; to perform all functions designated to be performed by a committee of the board of directors under U.S. Cellular’s long-term incentive plans and programs; to review and recommend to the board of directors the long-term incentive plans and programs for employees of U.S. Cellular (including changes thereto); and to report on long-term equity-based compensation in U.S. Cellular’s annual proxy statement or otherwise to the extent required under any applicable rules and regulations.

The charter for the Long-Term Incentive Compensation Committee provides that the committee will interpret and administer U.S. Cellular’s long-term incentive plans and programs, including selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.

Under its charter, the Long-Term Incentive Compensation Committee may delegate some or all of its responsibilities and duties with respect to U.S. Cellular’s long-term incentive plans and programs to the Chairman of U.S. Cellular or any executive officer of U.S. Cellular as the committee deems appropriate, to the extent permitted by law and applicable listing standards and the applicable long-term incentive plan or program, but not regarding any award to officers of U.S. Cellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.  The Long-Term Incentive Compensation Committee has not delegated any authority with respect to the officers identified in the below Summary Compensation Table or any other executive officers identified in this 2016 Proxy Statement.  The Long-Term Incentive Compensation Committee has delegated authority to the Chairman or an executive officer of U.S. Cellular only with respect to persons who are not officers.

As discussed below, the Chairman and Long-Term Incentive Compensation Committee may rely on the services of U.S. Cellular’s compensation and employee benefits consultant, Willis Towers Watson.

Unrealized Components of Compensation

The compensation reported under "Stock Awards" and “Option Awards” in the Summary Compensation Table represents grant date accounting values as required by SEC rules, and does not represent currently realized or realizable compensation. The named executive officers will not realize cash from such awards unless and until any stock awards are vested and the shares received upon vesting are sold for cash, or unless and until any stock options become exercisable, are exercised and the shares received upon exercise are sold for cash.   There is no assurance that this will occur.  In general, awards are subject to a risk of forfeiture and the options will expire if not exercised during their term, which may occur if the stock price does not appreciate and/or remain above the exercise price during the option’s term.  The compensation actually realized by a named executive officer may be more or less than the amount reported in the Summary Compensation Table below depending on the performance of the U.S. Cellular stock price and other factors.  With respect to 2015, the amount of compensation realized by each named executive officer can be approximated by (i) deducting from the “Total” column in the 2015 Summary Compensation Table the amounts reported in the "Stock Awards" and “Option Awards” columns for such officer, and (ii) adding the values realized in 2015 by such officer from the 2015 Option Exercises and Stock Vested table below. However, other unrealized components of compensation may be included in the Summary Compensation Table, such as retirement plan contributions that are subject to a vesting schedule.

Say-on-Pay Vote

SEC rules require U.S. Cellular to disclose whether and, if so, how it considered the results of the most recent Say-on-Pay vote in determining compensation policies and decisions and how that consideration has affected its executive compensation decisions and policies.

Responsive to the foregoing requirement, the Chairman and the Long-Term Incentive Compensation Committee considered the fact that over 99% of the votes represented at the 2015 annual meeting that could be cast were cast FOR the Say-on-Pay proposal at the 2015 annual meeting with respect to 2014 named executive officer compensation, as disclosed in the 2015 proxy statement.  Because of the substantial support from shareholders, the Chairman and the Long-Term Incentive Compensation Committee did not make any changes to U.S. Cellular’s executive compensation decisions and policies as a result of the Say-on-Pay vote in 2015.  (However, as described in “Changes to Compensation Policies” hereafter, certain changes were made to the 2015 executive compensation programs unrelated to the Say-on-Pay vote.)  The Chairman and the Long-Term Incentive Compensation Committee will continue to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.

Changes to Compensation Policies

Certain changes were made to executive compensation policies in 2015 compared to prior years.

The performance measures considered in evaluating U.S. Cellular quantitative performance under the 2015 Executive Bonus Plan included Adjusted EBITDA, which is adjusted earnings before interest, taxes, depreciation and amortization.  The similar bonus plan for 2014 included Adjusted income before income taxes (AIBIT).  AIBIT is similar to Adjusted EBITDA with the exception that AIBIT does not exclude the impact of (Gain)/loss on (normal) asset disposals.  This was done because U.S. Cellular changed its primary measure of operating profitability from AIBIT to Adjusted EBITDA beginning in 2015.

Corporate Governance and Best Practices

The following identifies a number of the good corporate governance and other best practices adopted and followed by U.S. Cellular, even though it may not be required to do so under law, SEC rules or NYSE listing requirements as a controlled company:

  In 2014, U.S. Cellular declassified its board of directors so that, effective with the 2015 Annual Meeting, all directors are now elected annually and serve one year terms.
  Seven of the fourteen directors, or 50%, are independent.
  U.S. Cellular has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
  The positions of (i) Chairman of the Board and (ii) President and Chief Executive Officer are separated.
  The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
  Although the U.S. Cellular Chairman approves executive compensation other than long-term equity-based compensation, his position as the President and Chief Executive Officer of TDS, the majority shareholder of U.S. Cellular, permits him to represent the interests of shareholders of U.S. Cellular in compensation matters other than long-term equity-based compensation.  The Chairman does not receive any compensation directly from U.S. Cellular.
  Although not required to do so, U.S. Cellular has established a Long-Term Incentive Compensation Committee, comprised solely of independent directors, with responsibility for long-term equity-based compensation.
  The Long-Term Incentive Compensation Committee operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
  The Long-Term Incentive Compensation Committee uses market compensation information supplied by Willis Towers Watson as one factor in making executive officer long-term equity-based compensation decisions.
  Once each year, the board of directors meets to discuss corporate governance generally, including the allocation of seats between independent and non-independent directors.
  U.S. Cellular holds an annual “Say-on-Pay” vote.
  Executive sessions are held with only independent directors present.
  U.S. Cellular has a policy prohibiting pledging and hedging of company shares.
  The U.S. Cellular Charter and Bylaws can be amended by a simple majority vote.

Risks Relating to Compensation to Executive Officers

U.S. Cellular does not believe that incentives in the compensation arrangements maintained by U.S. Cellular encourage executive officers to take unnecessary, excessive or inappropriate risks that could threaten the value of U.S. Cellular, or that risks arising from U.S. Cellular’s compensation policies and practices for executive officers are reasonably likely to have a material adverse effect on U.S. Cellular.

Also, U.S. Cellular does not believe that risks arising from U.S. Cellular’s compensation policies and practices for its employees, including non-executive officers, are reasonably likely to have a material adverse effect on U.S. Cellular.  See discussion under “Risks from Compensation Policies and Practices” below.

Compensation Consultant

Willis Towers Watson is U.S. Cellular’s compensation consultant and is engaged by U.S. Cellular management.  Although Willis Towers Watson is engaged by U.S. Cellular management, it also assists the Long-Term Incentive Compensation Committee with respect to long-term equity-based compensation, and the Chairman, who in effect functions as the compensation committee for executive compensation other than long-term incentive compensation.

As required by SEC rules, the following discloses the role of Willis Towers Watson in determining or recommending the amount or form of executive officer compensation, the nature and scope of the assignment, and the material elements of the instructions or directions given to Willis Towers Watson with respect to the performance of its duties under its engagement. Willis Towers Watson provides external market compensation data to U.S. Cellular from its executive compensation survey database and, as requested, provides recommendations on the type and amount of compensation to be granted to officers.  Willis Towers Watson generally does not provide other services to U.S. Cellular, except as may be requested from time to time with respect to specific matters.  Willis Towers Watson did not provide any meaningful amount of other services to U.S. Cellular in 2015.  The amount paid by U.S. Cellular to Willis Towers Watson for all services in 2015 was less than $120,000.

Willis Towers Watson also provides compensation consulting and other services to U.S. Cellular’s parent company, TDS, which are described in the TDS proxy statement.  The Long-Term Incentive Compensation Committee has no involvement in these services.

Compensation Consultant Conflicts of Interest

As required by SEC and NYSE rules, the Chairman and Long-Term Incentive Compensation Committee of U.S. Cellular considered if the work of Willis Towers Watson raised any conflict of interest.

As indicated above under “Compensation Consultant,” U.S. Cellular management retained Willis Towers Watson for compensation matters.  Neither the U.S. Cellular Long-Term Incentive Compensation Committee nor the Chairman retained any compensation consultant, but did receive advice from Willis Towers Watson.

With regard to Willis Towers Watson, each of the Long-Term Incentive Compensation Committee and Chairman considered if its work raised any conflict of interest.  Based on their review, the Long-Term Incentive Compensation Committee and Chairman determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.

Willis Towers Watson does not provide any advice as to director compensation.

Benchmarking/Market Compensation Data

U.S. Cellular does not engage in “benchmarking” as defined by the SEC, which would entail using compensation data about other companies as a reference point — either wholly or in part — to base, justify or provide a framework for a compensation decision.   Although U.S. Cellular does obtain, review and consider a broad-based third-party survey of market compensation data from Willis Towers Watson, this is used more generally as described below.

For the named executive officers other than the President and CEO, in 2015, Willis Towers Watson completed a job specific market analysis with respect to base pay.  Executive officer positions were compared and matched to survey positions based on current role responsibilities.  The source of market data was a Willis Towers Watson database of 900 companies.  Competitive cash compensation data were from general industry (not industry specific) data, and represented data for stand-alone companies of U.S. Cellular’s revenue size.  Although no similar analysis was prepared for the President and CEO, the information from this database was also considered in determining the annual cash compensation of the President and CEO.

U.S. Cellular, the Chairman and the Long-Term Incentive Compensation Committee use market compensation data provided by Willis Towers Watson for long-term incentive awards as follows.  The multiples used to calculate the long-term incentive awards in 2015 for 2014 performance were determined using a weighting of 50% of the total based on data from a peer group of telecom and customer focused companies (as identified below) and 50% of the total based on data from general industry companies (with revenue of $3 billion to $6 billion) from a Willis Towers Watson database.  The multiples were generally intended to provide awards at the 60th percentile, considering a historical three-year average multiple.  However, an officer’s multiple could be increased by 0 – 15% upon recommendation by the President and CEO and approvals by the Chairman and Long-Term Incentive Compensation Committee, after their consideration of individual performance and other relevant factors.  The multiples that were approved for the named executive officers based on the foregoing procedures are set forth below under “Long-Term Equity Compensation.”

U.S. Cellular, the Chairman and the Long-Term Incentive Compensation Committee review or consider the Willis Towers Watson broad-based third-party survey data with respect to the general industry companies only for general purposes, and to obtain a general understanding of current compensation practices.  U.S. Cellular, the Chairman and the Long-Term Incentive Compensation Committee rely upon and consider to be material only the aggregated survey data prepared by Willis Towers Watson, such as median levels of compensation and market compensation data used for long-term incentive awards. The identities of the individual companies included in the survey are not considered in connection with any individual compensation decisions because this information is not considered to be material.

In addition, in 2015, the following custom peer group of telecom and customer focused companies was used to help determine and set our long-term incentive awards.  This peer group was selected by the LTICC with the assistance of Willis Towers Watson based on the following criteria: each company (i) has revenues in a range that is reasonably comparable to U.S. Cellular, (ii) has customer satisfaction/service as part of its core business strategy and (iii) has a high level score in terms of customer satisfaction as measured by the American Customer Satisfaction Index.

Custom Peer Group:  Avis Budget Group, Inc., Columbia Sportswear Co., Crown Castle International Corp., Darden Restaurants, Inc., Dr. Pepper Snapple Group, Inc., Frontier Communications Corp., Hanes Brands, Inc., Harley Davidson, Inc., Hershey Co., Hertz Global Holdings, Inc., Hillshire Brands Co., Hyatt Hotels Corp., J.C. Penny Co., Level 3 Communications, Inc., Levi Strauss & Co., Marriott International, Inc., NII Holdings, Inc., Nordstrom, Inc., Starwood Hotels & Resorts Worldwide, Inc., TW Telecom, Inc., Whole Foods Market, Inc., Williams-Sonoma Inc. and Wyndham Worldwide Corp.   Compared to the peer group used in 2014, J.C. Penny Co., Level 3 Communications, Inc. and Williams-Sonoma Inc. were added.

U.S. Cellular also considered compensation arrangements at the companies in the peer group index included in the “Stock Performance Graph” that is included in the accompanying 2015 Annual Report, as discussed below, as well as other companies in the telecommunications industry and other industries, to the extent considered appropriate, based on similar size, function, geography or otherwise.  This information was used to understand the market for general compensation arrangements for executives, but was not used for benchmarking purposes.

U.S. Cellular selected the Dow Jones U.S. Telecommunications Index, a published industry index, for purposes of the Stock Performance Graph in the 2015 Annual Report.  As of December 31, 2015, the Dow Jones U.S. Telecommunications Index had been composed of the following companies:  8X8 Inc., AT&T Inc., CenturyLink Inc., Frontier Communications Corp.,  Level 3 Communications Inc.,  SBA Communications Corp., Sprint Corp., T-Mobile US Inc., Telephone and Data Systems, Inc. (TDS) and  Verizon Communications Inc.

Company Performance

The degrees to which company performance measures and objectives were achieved in 2015 are discussed below separately for those that are stated in quantitative terms and for those that are stated in non-quantitative terms.

For purposes of evaluating and determining compensation levels each year, U.S. Cellular calculates an overall percentage of U.S. Cellular performance based on performance measures set forth in its Executive Bonus Plan.  The following shows the level of achievement with respect to 2015.

The following performance measures were considered in evaluating U.S. Cellular quantitative performance for purposes of the 2015 Executive Bonus Plan: Consolidated Total Revenues (40%); Consolidated Adjusted EBITDA (35%); and Consolidated Capital Expenditures (25%).  On a weighted basis, U.S. Cellular achieved 100.3% of its targets which produced a payout of 129% of target for that portion of the bonus plan.

Such quantitative company performance measures comprised 60% of the bonus opportunity under the 2015 Executive Bonus Plan.

The below table shows the calculation of the overall quantitative company performance percentage for 2015 based on the 2015 Executive Bonus Plan.  The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with U.S. Cellular’s financial statements, which are based on accounting principles generally accepted in the United States of America (“GAAP”), or with other publicly disclosed measures.  As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items (the “Bonus Metric Amounts”).  The below bonus results and targets are intended to reflect the core operating results over which U.S. Cellular officers have significant influence.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Performance Measures	Final Bonus Results for 2015	Final Target for 2015	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Performance %	Weighted Avg % of Target Bonus
Formula			(b) / (c)					(d) x (h)	(g) x (h)
Consolidated Total Revenues (1)	$3,997 million	$4,539 million	88.1%	90%	110%	0.0%	40%	35.2%	0.0%
Consolidated Adjusted EBITDA (2)	$890 million	$741 million	120.1%	80%	120%	225.0%	35%	42.0%	78.8%
Consolidated Capital Expenditures (3)	$533 million	$580 million	91.9%	105%	90%	200.9%	25%	23.0%	50.2%
Overall Company Performance							100%	100.3%	129.0%

(1)

This represents total revenues determined on a consolidate company-wide basis and in a manner consistent to U.S. Cellular’s presentation of total revenue for external reporting purposes, as this may be adjusted for the Bonus Metric Amounts.

(2)	This represents consolidated “Adjusted EBITDA” as set forth in Exhibit 99.1 to U.S. Cellular’s Current Report on Form 8-K dated February 19, 2016, as this may be adjusted for the Bonus Metric Amounts.

(3)

This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular’s presentation of capital expenditures for external reporting purposes, as this may be adjusted for the Bonus Metric Amounts.   A lower number is better.

If a metric does not meet the minimum threshold performance level, no bonus will be paid with respect to such metric.  If maximum performance or greater is achieved, 225% of the bonus opportunity for that metric will be funded.  As shown above, the minimum threshold was achieved for two of the three targets for 2015, but performance was less than maximum performance in the case of Consolidated Capital Expenditures.  As a result, the payout level was interpolated for such target as indicated above based on the formula included in the bonus plan.

As shown above, the quantitative company performance percentage for U.S. Cellular for 2015 was determined to be 129%.

The assessment of strategic initiatives as determined in the subjective judgment of the Chairman was 137%.  In arriving at this percentage, the Chairman considered the following accomplishments of U.S. Cellular during 2015:

  launch of 4G roaming with one national carrier as well as significant progress made in negotiations with other national carriers;
  successful launch of the VoLTE user trial;
  completed rollout of LTE;
  successful cooperation with regulators toward continued ETC support and the 2016 spectrum auction design;
  reduction in the upgrade rate in 2015, down from 2014;
  reduction of the Loss on Equipment rate per unit in 2015 from 2014; and
  favorable system operations, selling and marketing, and general and administrative expense management.

Performance Objectives and Accomplishments

In addition to U.S. Cellular performance, the Chairman, President and CEO and members of the Long-Term Incentive Compensation Committee consider individual objectives and performance in determining executive compensation.  The individual objectives considered by such persons in their evaluation of each of the named executive officers other than the President and CEO are almost entirely team objectives of the management group.  There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided.  The assessment of the achievement of such objectives is not formulaic, objective or quantifiable.  Instead, individual performance considerations are factors, among others, that are generally taken into account in the course of making subjective judgments in connection with compensation decisions.

U.S. Cellular Corporate Objectives and Accomplishments

The following summarizes the U.S. Cellular team objectives and accomplishments in 2015.  In addition to achieving 100.3% of its weighted company performance targets which produced a payout of 129% of target for that portion of the bonus plan, as discussed above, U.S. Cellular took actions in furtherance of the following objectives:

  growing U.S. Cellular’s net postpaid customer base;
  increasing revenues and adjusted income before income taxes;
  managing capital investment levels;
  reigniting associate engagement;
  completing 4G LTE roll out;
  launching 4G roaming agreement;
  launching VoLTE user trial;
  rolling out equipment installment plans to the agent channel;
  working with trade groups and regulators to obtain fair rules for future FCC auctions; and
  working to maximize the value of non-strategic assets.

Mr. Meyers was the principal executive officer of U.S. Cellular and supervised and guided all of the business and affairs of U.S. Cellular in 2015.  As a result, Mr. Meyers is primarily responsible for the performance of U.S. Cellular.  Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements.  The portion of the bonus for individual performance is based on an individual performance assessment approved by the Chairman in his subjective judgment which, in the case of officers other than the President and CEO, considers the recommendation of the President and CEO, in his subjective judgment.  This individual performance assessment for 2015 is used as a factor in determining the amount of the cash bonus for 2015 performance paid in 2016 and the stock option awards and restricted stock unit awards granted in 2016 with respect to 2015 performance.

The following shows certain considerations relating to compensation paid in 2015 to the named executive officers:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake

Position at U.S. Cellular	Director and President and Chief Executive Officer	Director and Executive Vice President-Finance, Chief Financial Officer and Treasurer	Executive Vice President-Operations	Executive Vice President and Chief Technology Officer – Engineering and Information Services	Senior Vice President – Chief Human Resources Officer

Responsibilities at U.S. Cellular for above position	Primary responsibility for operations and performance as CEO	Accounting and financial reporting, credit and collections, financial planning and analysis, strategic planning, real estate and site services, supply chain, treasury and regulatory matters	All matters related to sales, marketing and customer service	All technological operations including wireless towers, network build-outs, network operations and technological advancements	All matters related to human resources

Date or Year Appointed to Current Title	2013	2007	May 2014	2011	April 2014

Years Included as Named Executive Officer in Summary Compensation Table (since this table was implemented in 2007)	2007 and 2013-2014	2007-2014	2007- 2009 and 2013-2014	2007-2014	2014

Period(s) Employed at U.S. Cellular	1987 to 2006 and 2013 to Present	2005 to Present	2000 to 2009 and November 2013 to Present	2002 to Present	April 2014 to Present

Agreements with Executive Officers

U.S. Cellular and Kenneth R. Meyers are parties to a letter agreement dated July 25, 2013 relating to his appointment as President and CEO effective June 22, 2013 (the “Meyers Letter Agreement”). In general, this addressed compensation to Mr. Meyers for 2013, and includes provisions relating to annual equity awards in subsequent years, retiree medical/life insurance benefits and a related tax gross-up, and severance (pursuant to which Mr. Meyers would be entitled to his then current annual base salary in the event that U.S. Cellular terminates Mr. Meyers’ employment involuntarily without cause prior to June 22, 2019). See Footnote (1) to the Summary Compensation Table below for further details.

U.S. Cellular and Jay M. Ellison are parties to a letter agreement dated October 30, 2013 relating to his employment with U.S. Cellular beginning November 1, 2013 (the “Ellison Letter Agreement”).  In general, this addressed compensation to Mr. Ellison for 2013, and includes provisions relating to future equity awards.  See Footnote (3) to the Summary Compensation Table below for further details.

U.S. Cellular and Deirdre C. Drake entered into a letter agreement dated March 14, 2014 relating to her employment with U.S. Cellular beginning April 15, 2014 (the “Drake Letter Agreement”).  In general, this provides for an annualized starting salary in 2014 of $375,000, a target bonus opportunity for 2014 equal to 45% of her 2014 annual salary, and includes provisions relating to future equity awards.  See Footnote (5) to the Summary Compensation Table below for further details.

Annual Cash Compensation

The following discusses annual cash compensation, which consists of base salary and bonus.

Base Salary

Annually, the Chairman determines the President and CEO's base salary.  With respect to the other executive officers, the President and CEO recommends and the Chairman approves annually each such executive officer's base salary.  Base salary is determined based on an evaluation of the performance of U.S. Cellular and each executive officer and such other facts and circumstances as the Chairman and/or President and CEO may deem relevant, as discussed below.

Significant facts and circumstances that the Chairman considered in approving the base salaries of the named executive officers, and that the President and CEO considered in recommending the base salaries of the named executive officers other than the President and CEO, are as follows:  U.S. Cellular’s status as a public company and controlled company; the fact that U.S. Cellular is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than U.S. Cellular, possess greater resources, possess more extensive coverage areas and more spectrum within some coverage areas, and market other services with their communications services that U.S. Cellular does not offer; U.S. Cellular’s performance, as discussed above; and market compensation information, as discussed above.  In addition, the Chairman and President and CEO considered additional facts and circumstances specific to each of the named executive officers, as discussed below.

The Chairman considers the above facts and circumstances and makes a determination of ranges of base salary for each named executive officer, based on the recommendations of the President and CEO with respect to all named executive officers other than the President and CEO. The base salary of each executive officer is set at a level considered to be appropriate in the subjective judgment of the Chairman based on an assessment of the responsibilities and performance of such executive officer, taking into account the facts and circumstances discussed above.  No specific performance measures are determinative in the base salary compensation decisions for executive officers. Ultimately, it is the informed judgment of the Chairman based on the recommendation of the President and CEO that determines an executive officer's base salary based on the total mix of information rather than on any specific measures of performance.

The following shows certain information relating to base salary in 2015 for Kenneth R. Meyers.

Kenneth R. Meyers
2014 Annual Base Salary per Summary Compensation Table for 1/1/14 -12/31/14	$865,300
2015 Annual Base Salary per Summary Compensation Table for 1/1/15 -12/31/15	$905,300
$ Increase in Annual Base Salary on 1/1/15	$40,000
% Increase in Annual Base Salary on 1/1/15	4.6%
Range per 2014 Willis Towers Watson survey	$ 690,000 to
$ 980,000
Median of range	$820,000

Effective January 1, 2014, Mr. Meyers’ base salary was set at $865,300 for 2014.  Effective January 1, 2015, Mr. Meyers’ base salary was increased to $905,300, which is above the median, representing the 50th percentile of the range  but less than the 75th percentile of $980,000.  This was the level considered to be appropriate in the subjective judgment of the Chairman. The population of comparable base salaries was comprised one-half of the base salaries of the chief executive officers of companies and one-half of the base salaries of sector heads of a major segment of a company's operations, similar in size to U.S. Cellular, recognizing the fact that U.S. Cellular is both a public company as well as a subsidiary of a public company. See "Benchmarking/Market Compensation Data" above.

The following shows certain information relating to base salary in 2015 compared to 2014 for the other named executive officers:

	Steven T.	Jay M.	Michael S.	Deirdre C.
	Campbell	Ellison	Irizarry	Drake
Base Salary level 3/1/14 - 2/28/15 (based on annualized compensation for Ms. Drake)	$564,000	$490,000	$592,000	$375,000
Base Salary level 3/1/15 - 2/29/16	$590,000	$534,000	$608,500	$390,000
2015 Base Salary per Summary Compensation Table for 1/1/15 -12/31/15	$585,667	$526,667	$605,750	$387,500
$ Increase in Base Salary on 3/1/15	$26,000	$44,000	$16,500	$15,000
% Increase in Base Salary on 3/1/15	4.6%	9.0%	2.8%	4.0%

The Chairman and President and CEO review the base salary and bonus of the executive officers on an aggregate basis as described below under “Total Cash Compensation.”

Bonus

Executive Bonus Plan.  The 2015 Executive Bonus Plan was approved by the Chairman and by the President and CEO in 2015.  This 2015 Executive Bonus Plan measured performance with respect to 2015, relating to bonuses paid in 2016.  A copy of this plan was filed with the SEC on a Form 8-K dated April 17, 2015.  The Chairman does not participate in any U.S. Cellular bonus plan and the President and CEO did not participate in the Executive Bonus Plan.  U.S. Cellular has separate guidelines for awarding bonuses to the President and CEO, as described below.

The purposes of the 2015 Executive Bonus Plan were: to provide incentive for the officers of U.S. Cellular to extend their best efforts toward achieving superior results in relation to key business targets; to reward U.S. Cellular’s officers in relation to their success in meeting and exceeding the performance targets; and to help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of U.S. Cellular.  Eligible participants in the 2015 Executive Bonus Plan were all Executive Vice Presidents and the Senior Vice President - Chief Human Resources Officer of U.S. Cellular.  As discussed above, the President and CEO did not participate in this plan.  In determining the bonus of the President and CEO, in addition to considering performance under the 2015 Executive Bonus Plan, the Chairman also considered other U.S. Cellular metrics and various other performance measures as he determined in his discretion.

The following performance measures were considered for the purposes of the 2015 Executive Bonus Plan:

Company Performance	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Revenues	40%	24%
Consolidated Adjusted EBITDA	35%	21%
Consolidated Capital Expenditures	25%	15%
Company Performance	100%	60%	225%

Chairman Assessment of Strategic Initiatives		10%	200%

Individual Performance		30%	150%

Total overall plan weighting and maximum target opportunity		100%	200%

U.S. Cellular sets target levels for the company performance measures at levels that it believes are achievable with above average performance.  U.S. Cellular believes it would require outstanding performance to achieve 200% of the overall maximum target opportunity.

The amount of the bonus is not determined and cannot be calculated in advance of, and does not vest until, approval and payment to the officer.

The Chairman determined the actual payout that each officer received under the 2015 Executive Bonus Plan.

The Chairman determined the bonus to the President and CEO for 2015 that was paid in 2016 as follows.

U.S. Cellular established guidelines and procedures for awarding bonuses to the President and CEO. These guidelines and procedures were filed by U.S. Cellular as Exhibit 10.2 to U.S. Cellular's Form 8-K dated August 19, 2014.  These guidelines and procedures provide that the Chairman in his sole discretion determines whether an annual bonus will be payable to the President and CEO for a performance year and, if so, the amount of such bonus, and describe factors that may be considered by the Chairman in making such determination, including any factors that the Chairman in the exercise of his judgment and discretion determines relevant. The guidelines and procedures provide that no single factor will be determinative and no factor will be applied mechanically to calculate any portion of the bonus of the President and CEO. The entire amount of the bonus is discretionary.

Mr. Meyers’ informal target bonus was 80% of his base salary of $905,300. The Chairman approved a bonus to Mr. Meyers of $964,000 with respect to 2015 performance that was paid in March 2016. This was approximately 133% of the informal target bonus amount reflecting U.S. Cellular's overall company performance of 129% and the Chairman's subjective views regarding Mr. Meyers’ contributions to such performance and achievements in 2015.

Unlike the bonus plan for the executive officers other than Mr. Meyers, which provide that a specified percentage of an officer's bonus will be determined based on quantitative financial performance (as described above) and that the remaining percentage will be discretionary based on overall company performance and individual performance, the bonus guidelines for the President and CEO do not provide such specificity and provide that the entire amount of the bonus is discretionary.   The determination of the bonus payable to the President and CEO was not formulaic.  In addition to considering the performance under the 2015 Executive Bonus Plan, in determining the bonus of the President and the CEO, the Chairman also considered other U.S. Cellular metrics and various other performance measures as he determined in his discretion.  Accordingly, the entire amount of the bonus for Mr. Meyers is reported under the "Bonus" column of the Summary Compensation Table.

Summary of Bonus Payments

The following shows the calculation of bonuses with respect to 2015 performance.

As noted above under “Company Performance,” the overall percentage achieved with respect to quantitative company performance under the 2015 Executive Bonus Plan was determined to be 129.0% of target.  The assessment of strategic initiatives as determined in the subjective judgment of the Chairman was 137% of target.

The following shows information with respect to each named executive officer that received a bonus for 2015 performance (paid in 2016) showing the amount of bonus awarded as a result of the achievement of the above quantitative company performance measures and the amount awarded based on the assessment of strategic initiatives and on individual performance (the below amounts may be rounded):

		Formula	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake

a	2015 base salary		$905,300	$590,000	$534,000	$608,500	$390,000
b	Target bonus percentage		80%	55%	75%	55%	45%
c	Target bonus	a x b	$724,240	$324,500	$400,500	$334,675	$175,500
d	Percentage of 2015 target bonus based on company performance		N/A	60%	60%	60%	60%
e	Target bonus for company performance	c x d	N/A	$194,700	$240,300	$200,805	$105,300
f	Calculation of amount reported under “Non-Equity Incentive Plan Compensation” column based on company performance in 2015	e x 129%	N/A	$251,163	$309,987	$259,038	$135,837
	Calculation of amount reported under “Bonus” column:
g	Portion of bonus based on assessment of strategic initiatives in 2015 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chairman (137%)	c x 10% x 137%	N/A	$44,457	$54,869	$45,851	$24,044
h	Amount of discretionary bonus based on individual performance and rounding		N/A	$131,380	$162,144	$135,511	$71,119
i	Amount of bonus award to President and CEO		$964,000	N/A	N/A	N/A	N/A
j	Subtotal of amount reported under “Bonus” column	g + h + i	$964,000	$175,837	$217,013	$181,362	$95,163
k	Total bonus for 2015 paid in 2016 (sum of amount reported under “Non-Equity Incentive Plan Compensation” column and amount reported under “Bonus” column)	f + j	$964,000	$427,000	$527,000	$440,400	$231,000

The entire amount of the bonus paid to Mr. Meyers is included under the “Bonus” column in the Summary Compensation Table because the determination of the amount of the bonus to the President and CEO was not formulaic.  In addition to considering the performance under the 2015 Executive Bonus Plan, the Chairman also considered other U.S. Cellular metrics and various other performance measures as he determined in his discretion.

Total Cash Compensation

The following shows information relating to total cash compensation in 2015 for the named executive officers that received a bonus with respect to 2015 from U.S. Cellular.

	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake

Base Salary in 2015 3/1/15-2/29/16	$590,000	$534,000	$608,500	$390,000
2015 Bonus Paid in 2016	$427,000	$527,000	$440,400	$231,000
Total Cash Compensation in 2015	$1,017,000	$1,061,000	$1,048,900	$621,000

Total Cash Compensation per Willis Towers Watson Survey:
25th percentile	$780,000	$890,000	$535,000	$485,000
50th percentile	$950,000	$1,190,000	$660,000	$595,000
75th percentile	$1,155,000	$1,590,000	$775,000	$730,000

The Chairman and President and CEO review the base salary and bonus of the executive officers on an aggregate basis.  The amount reported above as Base Salary represents the named executive officer’s base salary for the period March 1, 2015 through February 29, 2016, rather than the amount reported in the Summary Compensation Table.

The total compensation of the above officers are believed to be within the range identified for this element based on assessment of responsibilities and performance of such officers in the judgment of the Chairman and the President and CEO.  In addition to the considerations discussed above, significant facts and circumstances that the Chairman and the President and CEO considered in determining the base salaries include the position and responsibilities of the officer; the length of service in such capacity and with U.S. Cellular; the team performance objectives and achievements and the extent to which the officer was considered to have contributed to such achievements; the ranges and metrics for the individual officers based on market compensation information, as indicated above; the overall views and feedback of U.S. Cellular personnel with respect to the officer; and the Chairman’s and the President and CEO’s subjective views regarding such officer’s contributions to U.S. Cellular during his or her tenure with the company and in particular, during 2015.

Long-Term Equity Compensation

The Chairman recommends and the Long-Term Incentive Compensation Committee approves long-term equity compensation awards to the named executive officers under the U.S. Cellular long-term incentive plan, which awards generally have included stock options, restricted stock units and bonus match units.

Long-term compensation awards for executive officers are based, in part, on company and individual performance, with the intended goal of increasing long-term company performance and shareholder value.   Stock options, restricted stock units and bonus match units generally vest over several years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.

Although the Long-Term Incentive Compensation Committee has the discretion to grant various types of awards, it generally grants only restricted stock units and stock options.  In addition, officers may receive employer stock match awards in connection with deferred bonus as described below under “Information Regarding Nonqualified Deferred Compensation.”  The restricted stock units generally vest in full (cliff vesting) on the third anniversary of the date of grant, subject to continued employment.  Stock options generally become exercisable with respect to 33 1/3% of the shares underlying the stock option each year over a three year period and are exercisable until the tenth anniversary of the date of grant, in each case, subject to continued employment.  The awards to Kenneth R. Meyers in 2013 included different terms that were negotiated as part of the Meyers Letter Agreement.  See Footnote (1) to the Summary Compensation Table below for further details.

Officers receive an award of restricted stock units in the current year in part based on the achievement of certain levels of corporate and individual performance in the immediately preceding year and an award of stock options in the current year in part based on individual performance in the immediately preceding year.  However, all stock option and restricted stock unit awards are expensed over the applicable vesting periods.

The Long-Term Incentive Compensation Committee determined the number of restricted stock units and stock options to award to the named executive officers in 2015 as follows.   The following first discusses the general approach used for the named executive officers other than the President and CEO.

The target allocation of long-term compensation awards in 2015 was 50% in stock options and 50% in restricted stock units.  This allocation was based, in part, on trends shown by information from U.S. Cellular’s compensation consultant, Willis Towers Watson.  See “Benchmarking/Market Compensation Data” above.

Although the target allocation was based on trends shown by market compensation data, the stock option grant was adjusted by an officer performance multiple and the restricted stock unit award was adjusted by an officer performance multiple as well as a U.S. Cellular performance factor, as discussed below.

Based on information from Willis Towers Watson, the formula for determining the number of stock options to award to the executive officers other than the President and Chief Executive Officer was (a) the officer’s March 1, 2015 base salary x the officer performance multiple for 2014 x 50% (i.e., the percentage of long-term incentive opportunity to be granted in the form of a stock option award), divided by (b) the Black-Scholes value of an option on U.S. Cellular’s stock based on the closing stock price on the grant date.  This result was rounded as indicated below.

Based on information from Willis Towers Watson, the formula for determining the number of restricted stock units to award to the executive officers, other than the President and Chief Executive Officer was (a) the officer’s March 1, 2015 base salary x the officer performance multiple for 2014 x 50% (i.e., the percentage of long-term incentive opportunity to be granted in the form of a restricted stock unit award) x the U.S. Cellular adjusted company performance percentage for 2014, divided by (b) the value of a U.S. Cellular Common Share based on the closing stock price on the grant date.  The adjusted company performance percentage for 2014 was 95.5%.  This was comprised of quantitative company financial performance of 89.4% in 2014 plus the Chairman’s qualitative assessment of strategic initiatives of 132% in 2014, on a weighted basis.

The officer performance multiple for 2014 (utilized for 2015 awards) represents a number based, in part, on information from Willis Towers Watson derived from market compensation data as discussed under “Benchmarking/Market Compensation Data” above.  The amount of this multiple relates to the officer’s relative position at U.S. Cellular and reflects the Chairman’s and President and CEO’s assessment of the officer’s individual performance.  Based on the foregoing, the named executive officers who received an award in part based on 2014 performance, other than the President and CEO, were assigned the multiples disclosed below.

The target values in the below tables are calculated by U.S. Cellular using the formulas described above considering information provided by Willis Towers Watson.  These are not the same as the accounting values that are recorded pursuant to the requirements of FASB ASC 718, as reported elsewhere in this 2016 Proxy Statement.

As with the annual salary and bonus, executive officers do not become entitled to any stock options or restricted stock units as a result of the achievement of any corporate or individual performance levels.  An award of stock options and restricted stock units is entirely discretionary and executive officers have no right to any stock option or restricted stock unit awards unless and until they are awarded.  Pursuant to SEC rules, awards granted in 2015 are included in the Summary Compensation Table below with respect to 2015 compensation.

As a result of the foregoing formulas and individual performance factors, the following stock options and restricted stock units were granted on April 1, 2015 to the persons who were named executive officers at that time, other than the President and Chief Executive Officer (the amounts below may be rounded):

		Formula	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
a	March 1, 2015 Base Salary		$590,000	$534,000	$608,500	$390,000
b	Performance Multiple		2.25	2.60	2.25	1.60
c	Long Term Incentive Target Value	a x b	$1,327,500	$1,388,400	$1,369,125	$624,000
d	Option Target Value	c x 50%	$663,750	$694,200	$684,563	$312,000
e	Closing Stock Price on April 1, 2015		$36.42	$36.42	$36.42	$36.42
f	Closing Price x Black-Scholes Ratio	e x 26.7%	$9.72	$9.72	$9.72	$9.72
g	Options Granted (rounded)	d / f	68,250	71,400	70,400	32,075
h	RSU Target Value	c x 50%	$663,750	$694,200	$684,563	$312,000
i	2014 Company Performance % (1)		95.5%	95.5%	95.5%	95.5%
j	Adjusted RSU Value	h x i	$633,881	$662,961	$653,757	$297,960
k	RSUs Granted (rounded)	j / e	17,405	18,203	17,950	8,181

(1)	Represents the weighted average of the quantitative company performance percentage of 89.4% and the Chairman’s assessment of strategic initiatives of 132%.

The approach for granting stock option and restricted stock unit awards to Kenneth R. Meyers differed from the above approach for the other named executive officers.  The following stock option and restricted stock unit awards were granted to Mr. Meyers on April 1, 2015 using the formula outlined below (the amounts below may be rounded):

		Formula	Kenneth R. Meyers
a	Long Term Incentive Target Value based on information from Willis Towers Watson		$3,871,707
b	Option Target Value	a x 50%	$1,935,854
c	Closing Stock Price on April 1, 2015		$36.42
d	Closing Price x Black-Scholes Ratio	c x 26.7%	$9.72
e	Options Granted (rounded)	b / d	199,075

f	RSU Target Value	a x 50%	$1,935,854
g	2014 Company Performance % - N/A per compensation policy for President and CEO		–
h	RSU Value		$1,935,854
i	RSUs Granted (rounded)	h / c	53,154

Analysis of Compensation

The following table identifies the percentage of each element of total compensation of each of the named executive officers, based on the Summary Compensation Table for 2015:

	Kenneth R. Meyers	Steven T. Campbell	Jay M.	Michael S. Irizarry	Deirdre C. Drake
			Ellison
Salary	15.3%	24.3%	21.0%	24.3%	30.8%
Bonus	16.3%	7.3%	8.7%	7.3%	7.6%
Stock Awards	33.4%	26.3%	26.4%	26.3%	23.7%
Stock Options	33.4%	28.2%	28.3%	28.1%	25.4%
Non-Equity Incentive Plan Compensation	0.0%	10.4%	12.4%	10.4%	11.0%
Other	1.6%	3.5%	3.2%	3.6%	1.5%
	100.0%	100.0%	100.0%	100.0%	100.0%

As indicated below in the Summary Compensation Table, Mr. Meyers’ total compensation for 2015 was $5,929,327 and the total compensation for 2015 of the other named executive officers ranged from a high of $2,507,242 to a low of $1,257,341. Accordingly, Mr. Meyers’ total compensation for 2015 is approximately 2.4 times the total compensation of the next highest compensated named executive officer with respect to 2015.

As noted herein, U.S. Cellular’s overall compensation objectives are to (i) support U.S. Cellular's overall business strategy and objectives; (ii) attract and retain high quality management; (iii) link individual compensation with attainment of individual performance goals and with attainment of U.S. Cellular objectives; and (iv) provide competitive compensation opportunities consistent with the financial performance of U.S. Cellular.  Also, as noted herein, U.S. Cellular determines the amount of compensation to pay or provide to each named executive officer considering compensation practices of peers and other companies with similar characteristics, in order to support U.S. Cellular's overall business strategy and objectives.  U.S. Cellular recognizes that it must compensate its executive officers in a competitive manner.  Considering the foregoing, U.S. Cellular recognizes that it needs to and believes that it should compensate the President and CEO at a level that considers the compensation of presidents and chief executive officers of similar companies, which compensation is higher than the compensation of other named executive officers of such companies.  U.S. Cellular believes that this is necessary to attract and retain a highly qualified person to serve as President and CEO and to compete successfully against other companies.  U.S. Cellular also recognizes that it needs to and believes that it should compensate the other named executive officers at levels that reflect the compensation of similarly situated positions at similar companies in order to attract and retain high quality persons for such positions at U.S. Cellular.

The Chairman and the Long-Term Incentive Compensation Committee believe that the elements of compensation and total compensation of the named executive officers have been set at appropriate levels considering the foregoing principles.

Other Benefits and Plans Available to Named Executive Officers

The named executive officers participate in certain benefits and plans, as described below.

As noted above, U.S. Cellular’s overall compensation objectives for executive officers are to (i) support U.S. Cellular's overall business strategy and objectives; (ii) attract and retain high quality management; (iii) link individual compensation with attainment of individual performance goals and with attainment of U.S. Cellular objectives; and (iv) provide competitive compensation opportunities consistent with the financial performance of U.S. Cellular.

To achieve these objectives, the Chairman and the Long-Term Incentive Compensation Committee believe that the named executive officers must be offered a competitive compensation package, including benefits and plans. U.S. Cellular’s compensation packages are designed to compete with other companies for talented employees. U.S. Cellular’s benefits and plans are part of this package and enable U.S. Cellular to attract and retain talented employees, including the named executive officers.  Thus, the benefits and plans fit into U.S. Cellular’s overall compensation objectives primarily by helping U.S. Cellular achieve the second objective of U.S. Cellular’s overall compensation objectives, which is to attract and retain high quality management.  Benefits and plans are an important part of the mix of compensation used to attract and retain management, but do not significantly affect decisions relating to other elements of annual or long-term compensation, which are provided consistent with the above compensation objectives.

Deferred Salary and Bonus

Deferred Salary and/or Bonus.  The named executive officers are permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan.  The entire amount of the salary earned is reported in the Summary Compensation Table in column (c) under "Salary," whether or not deferred.  The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus” or in column (g) under “Non-Equity Incentive Plan Compensation,” whether or not deferred.  Pursuant to the plan, the officer’s deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person.  As required by SEC rules, column (h) in the Summary Compensation Table includes the portion of any interest that exceeded the rate specified by the Internal Revenue Service that is 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code) (such specified rate, the “AFR”), at the time each monthly interest rate was set.  The deferred compensation account of an officer is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.

As indicated in the below tables, certain of the named executive officers have deferred a specified portion of their salaries and/or bonuses pursuant to the above-described arrangements.  The executive is always 100% vested in all salary and bonus amounts that have been deferred and any interest credited with respect thereto. Accordingly, the executive is entitled to 100% of the amount deferred and all earnings thereon upon any termination.  Any such amounts are reported in the Nonqualified Deferred Compensation table below and, because there would not be any increased benefit or accelerated vesting in the event of any termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.

Deferred Bonus under the Long-Term Incentive Plan.  In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the named executive officers are also permitted to defer some or all of their bonuses pursuant to deferred bonus compensation agreements under the 2005 Long-Term Incentive Plan or 2013 Long-Term Incentive Plan, as discussed below.  The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus” or in column (g) under “Non-Equity Incentive Plan Compensation,” whether or not deferred. Deferred bonus under the long-term incentive plan will be deemed invested in phantom U.S. Cellular Common Shares.  The named executive officers receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the officer.

The executive is always 100% vested in all bonus amounts that have been deferred under a deferred bonus compensation arrangement under the 2005 Long-Term Incentive Plan and 2013 Long-Term Incentive Plan.  Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of any termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.

U.S. Cellular 2013 Long-Term Incentive Plan

The annual long-term compensation awards in 2015 were made under U.S. Cellular’s 2013 Long-Term Incentive Plan. The awards to the named executive officers were granted on April 1, 2015.

The following briefly describes the current terms of the 2013 Long-Term Incentive Plan in relation to executive compensation.

Under the 2013 Long-Term Incentive Plan, U.S. Cellular is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus.  The following provides certain additional information relating to deferred bonus stock unit match awards, restricted stock units and stock options.

Pursuant to the 2013 Long-Term Incentive Plan, each officer may elect to defer all or a portion of his or her annual bonus. U.S. Cellular will allocate a stock unit match award to the employee's deferred compensation account in an amount equal to the sum of (i) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (ii) 33 13% of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The stock unit match awards will be deemed invested in phantom Common Shares and will vest ratably at a rate of one-third per year over three years.

All restricted stock units, options and phantom stock units are subject to vesting periods specified at the time of grant.

If a recipient of an award under the 2013 Long-Term Incentive Plan enters into competition with, or misappropriates confidential information of, U.S. Cellular or any affiliate thereof, including TDS and its affiliates, or the recipient’s employment with U.S. Cellular or any affiliate thereof is terminated on account of the officer’s negligence or willful misconduct, then all such awards shall terminate and be forfeited.  In addition, the 2013 Long-Term Incentive Plan provides that the Long-Term Incentive Compensation Committee may impose other conditions on an award, and pursuant thereto, certain awards under the plan have been granted subject to forfeiture in the event of the officer’s violation of non-solicitation and non-disparagement agreements.  Also see “Clawback” below.

The 2013 Long-Term Incentive Plan and related award agreements provide various rights upon resignation (with prior consent of the U.S. Cellular board of directors), retirement, special retirement, disability, death, or other termination or separation from service, and upon a change in control thereunder, as summarized below.  See the below Table of Potential Payments upon Termination or Change in Control for additional information.

The 2013 Long-Term Incentive Plan provides that if an outstanding award expires or terminates unexercised or is canceled or forfeited, or if shares are delivered to U.S. Cellular or withheld by U.S. Cellular to pay the exercise price or to satisfy tax withholding with respect to an award, then the shares subject to such award would again be available under the plan.

The 2013 Long-Term Incentive Plan does not have a provision automatically replenishing the shares available under the plan without shareholder approval, known as an “evergreen” provision.

The restricted stock units granted in 2015 vest in full (cliff vesting) on the third anniversary of the date of grant, subject to continued employment.  Stock options granted in 2015 become exercisable with respect to 33 1/3% of the shares underlying the stock option each year over a three year period and are exercisable until the tenth anniversary of the date of grant, in each case, subject to continued employment.

The 2013 Long-Term Incentive Plan broadly prohibits, without shareholder approval and other than in connection with a change in control, “repricings,” including the reduction of the exercise price of an outstanding stock option or the base price of an outstanding SAR or the cash buyout of underwater stock options.

Change in Control

The following summarizes the change in control provisions of the 2013 Long-Term Incentive Plan:

Notwithstanding any other provision in the 2013 Long-Term Incentive Plan or any agreement, in the event of a 2013 LTIP Change in Control (as described below), the board of directors (as constituted prior to the 2013 LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 Long-Term Incentive Plan as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the board of directors (as constituted prior to the 2013 LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the 2013 LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the Long-Term Incentive Compensation Committee; and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to U.S. Cellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of U.S. Cellular in connection with the 2013 LTIP Change in Control, or the parent thereof, or a combination of cash and shares.

Generally, a “Change in Control” is defined in the 2013 Long-Term Incentive Plan as:  (i) an acquisition by a person or entity of the then outstanding securities of U.S. Cellular (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of U.S. Cellular to elect at least 50% or more of the members of the board of directors or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of U.S. Cellular; or (iv) approval by the shareholders of U.S. Cellular of a plan of complete liquidation or dissolution of U.S. Cellular.

The foregoing outlines the potential effect of a 2013 LTIP Change in Control relating to all awards available under the 2013 Long-Term Incentive Plan.  However, U.S. Cellular currently only has outstanding restricted stock units, options and phantom stock units related to deferred compensation accounts.

Because a 2013 LTIP Change in Control may result in the acceleration of vesting of stock options, restricted stock units and bonus match units, the effects of such accelerated vesting in such event are included in the below Table of Potential Payments upon Termination or Change in Control.

U.S. Cellular 2005 Long-Term Incentive Plan

Under the 2005 Long-Term Incentive Plan, U.S. Cellular was previously authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus.  At the 2013 annual meeting, U.S. Cellular shareholders approved the 2013 Long-Term Incentive Plan that replaced the 2005 Long-Term Incentive Plan for awards granted after the date of such approval on May 14, 2013.

No additional awards will be granted under the 2005 Long-Term Incentive Plan.  Only restricted stock units, options and phantom stock units related to deferred compensation accounts are outstanding under the 2005 Long-Term Incentive Plan.  These awards are subject to vesting periods specified at the time of grant.

The 2005 Long-Term Incentive Plan and related award agreements provide various rights upon resignation (with prior consent of the U.S. Cellular board of directors), retirement, special retirement, disability, death, or other termination or separation from service, and upon a change in control thereunder, as summarized below.  See the below Table of Potential Payments upon Termination or Change in Control for additional information.

The 2005 Long-Term Incentive Plan prohibits, without shareholder approval, a “repricing” involving the reduction of the exercise price of an outstanding stock option.

Change in Control

The following summarizes the change in control provisions of the U.S. Cellular 2005 Long-Term Incentive Plan.

Notwithstanding any other provision in the 2005 Long-Term Incentive Plan or any agreement, in the event of a 2005 LTIP Change in Control (as described below), the board of directors may, but will not be required to, make such adjustments to outstanding awards under the 2005 Long-Term Incentive Plan as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of outstanding awards, and/or to the extent legally permissible, causing any applicable restriction period to lapse; (ii) electing that outstanding awards be surrendered to U.S. Cellular in exchange for a payment of cash; and (iii) in the event of a transaction specified in clauses (iii) and (iv) of the next paragraph, in connection with which the holders of Common Shares receive shares of common stock that are registered under Section 12 of the Exchange Act, substituting for each Common Share available under the 2005 Long-Term Incentive Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Common Share is converted pursuant to such 2005 LTIP Change in Control.

Generally, a “2005 LTIP Change in Control” is defined in the 2005 Long-Term Incentive Plan as:  (i) an acquisition by a person or entity of 25% or more of the combined voting power of the then outstanding securities of U.S. Cellular entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of U.S. Cellular; or (iv) approval by the shareholders of U.S. Cellular of a plan of complete liquidation or dissolution of U.S. Cellular.

Because a 2005 LTIP Change in Control may result in the acceleration of vesting of stock options, restricted stock units and bonus match units, the effects of such accelerated vesting in such event are included in the below Table of Potential Payments upon Termination or Change in Control.

For a copy of the 2005 Long-Term Incentive Plan, see Exhibit C to U.S. Cellular’s 2009 proxy statement.

SERP

Each of the named executive officers participates in a supplemental executive retirement plan or SERP, which is a non-qualified defined contribution plan.  The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan.  The SERP is unfunded.  The amount of the SERP contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), “All Other Compensation,” of the Summary Compensation Table.  Participants are credited with interest on balances of the SERP.  Pursuant to SEC rules, column (h) of the Summary Compensation Table includes any portion of interest earned under the SERP that exceeded that calculated using the AFR at the time the rate was set.

A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service.  If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years.  Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20 or 25 years.  The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the below Table of Potential Payments upon Termination or Change in Control.  The balance of the SERP as of December 31, 2015 for each named executive officer is set forth in the “Nonqualified Deferred Compensation” table below.

Perquisites

U.S. Cellular does not provide significant perquisites to its executive officers.  See note (i) under “Explanation of Columns” under the Summary Compensation Table below for information about perquisites provided to the named executive officers.  In addition, U.S. Cellular has no formal plan, policy or procedure pursuant to which executive officers are entitled to any perquisites following termination or change in control.  However, from time to time, U.S. Cellular may enter into employment, retirement, severance or similar agreements that may provide for perquisites.

Perquisites and personal benefits represent a relatively insignificant portion of the named executive officers’ total compensation.  Accordingly, they do not materially influence the Chairman’s or Long-Term Incentive Compensation Committee’s consideration in setting compensation.

Other Generally Applicable Benefits and Plans

Tax-Deferred Savings Plan

TDS sponsors the Tax-Deferred Savings Plan, a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code.  This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including U.S. Cellular.  Employees contribute amounts from their compensation and U.S. Cellular makes matching contributions in part.  U.S. Cellular makes matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 3% of such employee’s compensation, and 40% of an employee’s contributions up to the next 2% of such employee’s compensation.  Employees have the option of investing their contributions and U.S. Cellular's contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund and certain unaffiliated funds.  The amount of the matching contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), “All Other Compensation,” of the Summary Compensation Table.  SEC rules do not require the Summary Compensation Table to include earnings or other amounts with respect to tax-qualified defined contribution plans.

Under the TDS Tax-Deferred Savings Plan, employees are always fully vested in their employee contributions, but are subject to a two year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service) for employer matching contributions.  Vesting in employer matching contributions is not accelerated upon a change in control or termination event, except a termination by reason of death, total and permanent disability, or after an employee attains age 65.  The vested portion of an employee’s account becomes payable following the employee’s termination of employment (a) as a lump sum (full or partial) or (b) in a series of annual or more frequent installments.  This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control.  Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Pension Plan

TDS sponsors a tax-qualified noncontributory defined contribution Pension Plan for the eligible employees of TDS and its participating subsidiaries, including U.S. Cellular. Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula, and are funded annually by TDS and its participating subsidiaries.  The TDS Pension Plan is designed to provide retirement benefits for eligible employees of TDS and its participating subsidiaries.  The amount of the contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), “All Other Compensation,” of the Summary Compensation Table.  SEC rules do not require the Summary Compensation Table to include earnings or other amounts with respect to tax-qualified defined contribution plans.

Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).   Vesting is not accelerated upon a change in control or termination event, except a termination of employment due to death, a total and permanent disability or after the employee has attained his or her Early or Normal Retirement Date as defined in the plan.  The vested portion of an employee’s account becomes payable following the employee’s termination of employment as (a) an annuity or (b) a lump sum payment.  This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all eligible employees of participating employers (subject to certain restrictions for employees hired after December 31, 2014), and benefits are not enhanced upon any termination (except due to death, a total and permanent disability or after the employee has attained his or her Early or Normal Retirement Date) or change in control.  Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Health and Welfare Benefits

TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including U.S. Cellular. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control.  Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Impact of Accounting and Tax Treatments of Particular Forms of Compensation

The Chairman and the Long-Term Incentive Compensation Committee consider the accounting and tax treatments of particular forms of compensation.   Accounting treatments do not significantly impact the determinations of the appropriate compensation for U.S. Cellular executive officers.  The Chairman and the Long-Term Incentive Compensation Committee consider the accounting treatments primarily to be informed and to confirm that company personnel understand and recognize the appropriate accounting that will be required with respect to compensation.

U.S. Cellular places more significance on the tax treatments of particular forms of compensation, because these may involve actual cash expense to the company or the executive.

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code provides a one million dollar annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation’s principal executive officer and the corporation’s other three most highly compensated officers, exclusive of the principal executive officer and principal financial officer.  In evaluating whether to structure executive compensation components as performance-based under Section 162(m) and thus, exempt from the one million dollar deduction limit, U.S. Cellular considers the net cost, and its ability to effectively administer executive compensation to promote corporate goals and in the long-term interest of shareholders. U.S. Cellular believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals.  Accordingly, although U.S. Cellular considers the deductibility of particular forms of compensation, U.S. Cellular may approve elements of compensation that are consistent with the objectives of our executive compensation program, but that may not be fully deductible.  Furthermore, Section 162(m) and the regulations thereunder have uncertainties and any attempted compliance or deduction may be challenged by the Internal Revenue Service.  There can be no assurance that any amount of compensation will be deductible under Section 162(m).

U.S. Cellular generally does not have any arrangements with its executive officers pursuant to which it has agreed to “gross-up” payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain reimbursements related to Mr. Meyers’ retiree medical benefits as discussed below and certain perquisites.

Clawback

Depending on the facts and circumstances, U.S. Cellular may seek to adjust or recover awards or payments if the relevant U.S. Cellular performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.  Under the Dodd-Frank Act, U.S. Cellular will be required to adopt a formal clawback policy that satisfies SEC and NYSE requirements after these are adopted.

Policy on Stock Ownership by Executive Officers

U.S. Cellular does not have a formal policy relating to stock ownership by executive officers.  TDS' Policy Regarding Insider Trading and Confidentiality, which is applicable to U.S. Cellular’s executive officers, provides that persons subject to such policy may not, under any circumstances, trade options for, pledge, or sell “short,” any securities of TDS or U.S. Cellular, and may not enter into any hedging, monetization or margin transactions with respect to any such securities.  The Dodd-Frank Act instructs the SEC to adopt rules requiring public companies to include a proxy statement disclosure of their policies regarding hedging of company equity securities by directors or employees.  U.S. Cellular will review such rules after they are finalized to determine if it will make any changes to its policies.

Compensation Committee Report

The Chairman and the members of the Long-Term Incentive Compensation Committee oversee U.S. Cellular’s compensation programs on behalf of the board of directors. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the Compensation Discussion and Analysis set forth above in this 2016 Proxy Statement.

In reliance on the review and discussions referred to above, the persons whose names are listed below recommended to the full board of directors that the above Compensation Discussion and Analysis be included in U.S. Cellular’s Form 10-K for the year ended December 31, 2015 and U.S. Cellular’s Proxy Statement related to the 2016 Annual Meeting.

The above Compensation Committee Report is submitted by LeRoy T. Carlson, Jr., who functions as the compensation committee, except with respect to long-term equity-based compensation, and by Paul-Henri Denuit (Chairperson), J. Samuel Crowley, Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart, the members of the Long-Term Incentive Compensation Committee, which has responsibility with respect to long-term equity-based compensation.

Because U.S. Cellular does not have a formal independent compensation committee except with respect to long-term equity-based compensation, the above Compensation Committee Report is also submitted by each of the members of the board of directors:  LeRoy T. Carlson, Jr. (Chairman), James Barr III, Steven T. Campbell, Walter C. D. Carlson, J. Samuel Crowley, Ronald E. Daly, Paul-Henri Denuit, Harry J. Harczak, Jr., Gregory P. Josefowicz, Kenneth R. Meyers, Peter L. Sereda, Douglas D. Shuma, Cecelia D. Stewart and Kurt B. Thaus.

Risks from Compensation Policies and Practices

U.S. Cellular does not believe that risks arising from U.S. Cellular’s compensation policies and practices for its employees, including non-executive officers, are reasonably likely to have a material adverse effect on U.S. Cellular.   The following describes the process undertaken to reach the conclusion, and the basis for the conclusion, that U.S. Cellular’s compensation policies and practices are not reasonably likely to have a material adverse effect on U.S. Cellular.

With respect to compensation in 2015, representatives of U.S. Cellular took the steps set forth below to assess the risks associated with U.S. Cellular’s compensation policies and practices.  Various elements of compensation (including plans and arrangements) provided to executive officers, non-executive officers and all other employees were identified and cataloged.  The potential risks associated with each element of compensation were identified and evaluated for materiality and likelihood.  Controls and potential mitigating factors were then identified and evaluated.  Based on this process, documentation was prepared which maps and identifies U.S. Cellular’s various compensation elements, describes their characteristics and purposes, identifies potential risks associated with each compensation element, and then describes controls and mitigating factors.  This documentation was used to evaluate the potential risks of the various elements of compensation, which are briefly summarized below.

  In addition, U.S. Cellular considered the following processes and matters in evaluating risk.  U.S. Cellular has internal controls in place and has processes to identify deficiencies, including significant deficiencies and material weaknesses.  These processes have not identified any compensation policies or practices that are reasonably likely to have a material adverse effect on U.S. Cellular.  U.S. Cellular also has an Enterprise Risk Management process (as described above under Corporate Governance—Board Role in Risk Oversight) that has not identified any compensation policies or practices that are reasonably likely to have a material adverse effect on U.S. Cellular.  In addition, in connection with its process to review and identify risks for its Form 10-K, U.S. Cellular did not identify any compensation policies or practices that are reasonably likely to have a material adverse effect on U.S. Cellular.  Furthermore, U.S. Cellular has not had any incident in which its compensation policies and practices have had a material adverse effect on U.S. Cellular and, although U.S. Cellular’s compensation policies and practices have evolved over time, their risk characteristics have not changed in any material respect for several years.  U.S. Cellular does not believe that its compensation policies and practices are unusual in any significant respect and believes that they are comparable in many respects with those of many other commercial public companies.  U.S. Cellular’s compensation policies and practices have been developed over time with the assistance of its nationally-recognized compensation consultant, Willis Towers Watson.

U.S. Cellular believes that its policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, involve less risk than its compensation policies and practices relating to executive officers, as discussed in the above Compensation Discussion and Analysis.  For the reasons discussed therein, U.S. Cellular does not believe that its compensation policies and practices relating to executive officers are reasonably likely to have a material adverse effect on U.S. Cellular. To an even greater extent, U.S. Cellular does not believe that its compensation policies and practices relating to its employees, including non-executive officers, are reasonably likely to have a material adverse effect on U.S. Cellular, for the reasons discussed below.

As a telecommunications company, U.S. Cellular faces general business risks similar to many other businesses and certain other risks specific to a telecommunications business (as disclosed in U.S. Cellular’s most recent Form 10-K).  However, U.S. Cellular does not have any business units unrelated to its wireless business (such as business units involved in finance, securities, investing, speculation or similar activities, that might have different risk profiles, or where compensation expense is a significant percentage of the business unit's revenues or with a risk and reward structure that varies significantly from the overall risk and reward structure of U.S. Cellular).  As a result, U.S. Cellular’s risks relate only to its wireless business.

The general design philosophy of the compensation policies and practices for employees, including non-executive officers, of U.S. Cellular is similar to the design philosophy discussed with respect to executive officers in the Compensation Discussion and Analysis above.  In addition to such executive officers, the employees whose behavior would be most affected by incentives established by such policies and practices are the non-executive officers and director-level employees of U.S. Cellular.

Similar to compensation of executive officers, non-executive officers and director-level employees are compensated using a mix of short and long-term compensation.   Each such employee receives a substantial portion of compensation in the form of a fixed salary, which does not encourage any risk taking, and may receive a portion of compensation as long-term incentive compensation, which discourages short-term risk taking.

A portion of the long-term incentive compensation of such employees may include restricted stock units, which retain value even if the stock price declines to some degree.  As a result, as long as the stock continues to have some value, such awards will not expire without value and, as a result, do not encourage risk taking to attempt to avoid having awards expire without value, as could occur with stock options.   Although such employees may also receive stock options, multi-year vesting and an exercise period that is generally ten years reduce the potential for excessive risk taking and, in any event, options are only one of several elements of compensation.

Although employees, including non-executive officers, may be entitled to an annual bonus that relates, in part, to annual company performance, such bonuses are limited and represent only a portion of compensation.  Also, such compensation is not designed to compensate non-executive employees for results that might be achieved by taking significant risks because non-executive employees do not have the authority to take significant risks.  U.S. Cellular is subject to an authorization policy that requires various levels of approvals for employees to take action depending on the dollar amount involved, and has internal controls, procedures and processes to monitor and review such actions.  Under such policy, actions that could have a material effect on U.S. Cellular would need to be approved by the board of directors and/or one or more executive officers of U.S. Cellular.  U.S. Cellular’s compensation policies and practices relating to non-executive employees are not designed to provide incentives to such employees to take action which they have no authority to take.  In addition, there is a significant amount of discretion in awarding bonuses as well as other compensation and, as a result, such compensation could be reduced, not awarded or not increased, if an employee undertook unauthorized risk.  Also, depending on the facts and circumstances, U.S. Cellular may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

As a result, considering the foregoing, U.S. Cellular does not believe that its compensation policies and practices for employees, including non-executive officers, provide incentives to such employees to undertake risks that are reasonably likely to have a material adverse effect on U.S. Cellular.

Compensation Tables

Summary of Compensation

The following table summarizes the compensation paid by U.S. Cellular to the named executive officers for 2015, 2014 and 2013.  Compensation reported under "Stock Awards" and “Option Awards” in the below table represents grant date accounting values as required by SEC rules, and does not represent currently realized or realizable compensation. The named executive officers will not realize cash from such awards unless and until any stock awards are vested and the shares received upon vesting are sold for cash, or unless and until any stock options become exercisable, are exercised and the shares received upon exercise are sold for cash.   There is no assurance that this will occur.  In general, awards are subject to a risk of forfeiture and the options will expire if not exercised during their term, which may occur if the stock price does not appreciate and/or remain above the exercise price during the option’s term.  The compensation actually realized by a named executive officer may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the U.S. Cellular stock price.  With respect to 2015, the amount of compensation realized by each named executive officer can be approximated by (i) deducting from the “Total” columns in the 2015 Summary Compensation Table the amounts reported in the "Stock Awards" and “Option Awards” columns for such officer, and (ii) adding the values realized in 2015 by such officer from the 2015 Option Exercises and Stock Vested table below. However, other unrealized components of compensation also may be included in the Summary Compensation Table, such as retirement plan contributions which are subject to a vesting schedule.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kenneth R. Meyers	2015	$905,300	$964,000	$1,982,307	$1,978,484	$–	$16,911	$82,325	$5,929,327
(1)(6)	2014	$865,300	$743,000	$1,763,012	$1,754,325	$–	$10,684	$84,886	$5,221,207
President and Chief Executive Officer	2013	$438,877	$664,000	$1,786,950	$2,335,511	$–	$3,056	$40,187	$5,268,581

Steven T. Campbell	2015	$585,667	$175,837	$633,890	$678,295	$251,163	$1,518	$82,916	$2,409,286
(2)(6)	2014	$561,000	$416,609	$475,885	$646,555	$166,391	$1,441	$61,880	$2,329,761
Executive Vice President-Finance, Chief Financial Officer and Treasurer	2013	$541,667	$135,135	$485,784	$612,783	$123,123	$1,254	$52,021	$1,951,767

Jay M. Ellison	2015	$526,667	$217,013	$662,953	$709,601	$309,987	$103	$80,918	$2,507,242
(3)(6)	2014	$485,000	$213,873	$505,316	$686,614	$197,127	$–	$49,511	$2,137,441
Executive Vice President – Operations	2013	$76,820	$37,088	$–	$49,297	$23,575	$–	$1,345	$188,125

Michael S. Irizarry	2015	$605,750	$181,362	$653,739	$699,662	$259,038	$2,433	$86,411	$2,488,395
(4)(6)	2014	$589,543	$407,348	$466,198	$633,469	$174,652	$2,473	$75,535	$2,349,218
Executive Vice President and Chief Technology Officer – Engineering and Information Services	2013	$573,556	$152,396	$563,273	$710,415	$130,171	$2,325	$54,537	$2,186,673

Deirdre C. Drake	2015	$387,500	$95,163	$297,952	$318,774	$135,837	$–	$19,115	$1,257,341
(5)(6)	2014	$265,500	$60,914	$400,003	$189,693	$64,086	$–	$75,845	$1,056,041
Senior Vice President – Chief Human Resources Officer

Explanation of Columns:

(a)

Pursuant to SEC rules, includes the following “named executive officers”:  all individuals serving as U.S. Cellular’s principal executive officer or acting in a similar capacity at any time during the last completed fiscal year; all individuals serving as the principal financial officer or acting in a similar capacity at any time during the last completed fiscal year and the three most highly compensated executive officers other than the foregoing who were serving as executive officers at the end of the last completed fiscal year, including executive officers of subsidiaries.  The determination as to which executive officers are most highly compensated is made by reference to total compensation for the last completed fiscal year as set forth in column (j), reduced by any amount in column (h).

LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, and Douglas D. Shuma, Chief Accounting Officer of U.S. Cellular, receive no compensation directly from U.S. Cellular.  LeRoy T. Carlson, Jr. and Douglas D. Shuma are compensated by TDS in connection with their services for TDS and TDS subsidiaries, including U.S. Cellular.  In addition, Kenneth R. Meyers received no compensation directly from U.S. Cellular during his employment by TDS.  A portion of the compensation expense incurred by TDS for such persons was allocated to U.S. Cellular by TDS, along with the allocation of other compensation expense and other expenses of TDS.  This allocation by TDS to U.S. Cellular is done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement."   There is no identification or quantification of the compensation of such persons to U.S. Cellular, or of any other allocated expense in this allocation of cost.  The allocation of cost is recorded as a single expense by U.S. Cellular.  U.S. Cellular does not obtain details of the components that make up this allocation of cost and does not separate any part of the allocation of cost to other accounts such as compensation expense.  Accordingly, the compensation expenses incurred by TDS with respect to such persons are not reported in the above table.  However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS in 2015 with respect to LeRoy T. Carlson, Jr. and Douglas D. Shuma, was included by TDS in the total allocation of cost to U.S. Cellular.  Information with respect to 2015 compensation from TDS to LeRoy T. Carlson, Jr. and Douglas D. Shuma is included in TDS’ proxy statement related to its 2016 annual meeting.

(b)

For additional details relating to 2014, see the U.S. Cellular Proxy Statement filed with the SEC on Schedule 14A dated April 7, 2015.  For additional details relating to 2013, see the U.S. Cellular Proxy Statement filed with the SEC on Schedule 14A dated April 7, 2014.

(c)

Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year.  Only Kenneth R. Meyers deferred a portion of his salary in 2015, all of which salary is included in column (c) whether or not deferred.   Mr. Meyers deferred $102,505 of his 2015 salary to an interest-bearing account.  See “Information Regarding Nonqualified Deferred Compensation” below for further information.

(d)

Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year.  See Note (6) below.   The entire amount of bonus, including any amount deferred, is included in the Summary Compensation Table above.  See “Information Regarding Nonqualified Deferred Compensation” below for further information.

Only Kenneth R. Meyers deferred a portion of his bonus for 2014 performance paid in 2015 into phantom stock.  The following is a summary of the amount of bonus for 2014 performance paid in 2015 and the amount deferred for the purpose of showing the calculation of the number of U.S. Cellular Common Shares underlying deferred bonus and the number of U.S. Cellular Common Shares underlying the company match in 2015.  These numbers are reflected in subsequent tables below:

Kenneth R. Meyers
Total 2014 Bonus Paid in 2015	$743,000
Percentage Deferred	35%
Amount Deferred	$260,050
Less Amount Deferred to Interest Account (10% of bonus)	$74,300
Deferred to USM Phantom Stock (25% of bonus)	$185,750
Number of Underlying USM Common Shares for Deferred Bonus	5,165
Company Match - see Note (e)	$46,438
Number of Underlying USM Common Shares for Company Match	1,291

Kenneth R. Meyers elected to defer 25% of his 2015 bonus paid in 2016 into phantom stock and 25% of such bonus into an interest-bearing arrangement.  This will be reflected in next year’s proxy statement.

Includes retention bonuses paid to Mr. Campbell and Mr. Irizarry under Retention Bonus Letters entered into in 2011.  In 2011, U.S. Cellular entered into a letter (“Retention Bonus Letter”) approving a retention bonus (“Retention Bonus”) with each of Mr. Campbell and Mr. Irizarry.  The purpose of the Retention Bonus was to ensure that the industry expertise of such executives was preserved for the benefit of U.S. Cellular through at least April 1, 2014.  Since each such executive remained continuously employed by U.S. Cellular through April 1, 2014 and on such date was actively engaged in carrying out his employment responsibilities with U.S. Cellular, U.S. Cellular paid each of the foregoing executives a Retention Bonus in the amount of $250,000 on April 2, 2014.

(e)

Represents the aggregate grant date fair value computed in accordance with FASB ASC 718, as reflected in the below table of “Grants of Plan-Based Awards.”    Assumptions made in the valuation of stock awards in this column are described in Note 16 – Stock-Based Compensation in U.S. Cellular’s financial statements for the year ended December 31, 2015 included in the accompanying Annual Report to Shareholders for the year ended December 31, 2015, which is also included as Exhibit 13 to the U.S. Cellular Annual Report on Form 10-K for the year ended December 31, 2015.

Includes the aggregate grant date fair value computed in accordance with FASB ASC 718 related to restricted stock units granted under the U.S. Cellular long-term incentive plan.

Includes the aggregate grant date fair value computed in accordance with FASB ASC 718 related to phantom stock match units awarded to such officer with respect to deferred bonus, if any bonus is elected to be deferred as phantom stock.  In such case, the deferred bonus and the related match are deemed invested in phantom U.S. Cellular Common Shares.

The dates on which the stock awards granted in 2015 become vested are set forth below under “Grants of Plan-Based Awards.”

Pursuant to SEC rules and interpretations, column (e) includes the grant date fair value of stock awards even if the awards are subsequently forfeited.

(f)

Represents the aggregate grant date fair value computed in accordance with FASB ASC 718, as reflected in the below table of “Grants of Plan-Based Awards.”  Assumptions made in the valuation of the stock option awards in this column are described in Note 16 – Stock-Based Compensation, in U.S. Cellular’s financial statements for the year ended December 31, 2015 included in the accompanying Annual Report to Shareholders for the year ended December 31, 2015, which is also included as Exhibit 13 to the U.S. Cellular Annual Report on Form 10-K for the year ended December 31, 2015.

Pursuant to SEC rules and interpretations, column (f) includes the grant date fair value of stock option awards even if the awards are subsequently forfeited.

(g)

Represents the portion of the bonus for 2015 performance paid in 2016 that represents non-equity incentive plan compensation pursuant to SEC rules.  See Note (6) below.  Also, see the discussion under “Bonus” in the above Compensation Discussion and Analysis.

(h)

As required by SEC rules, column (h) includes the portion of interest that exceeded that calculated utilizing the AFR at the time the interest rate was set.   Each of the named executive officers currently participates  in a supplemental executive retirement plan or SERP.  Ms. Drake participated in the SERP during 2015 but did not accrue a benefit under the SERP during 2015. The interest rate under the SERP for 2015 was set as of the last trading date of 2014 at 3.8392% per annum, based on the yield on ten year BBB rated industrial bonds at such time.  Such rate exceeded the AFR of 3.29% at such time.  Accordingly, pursuant to SEC rules, column (h) of the Summary Compensation Table for 2015 includes the portion of such interest that exceeded that calculated utilizing the AFR at the time the interest rate was set.  In addition, column (h) includes interest that exceeded that calculated utilizing the AFR that Mr. Meyers received on deferred salary or bonus under interest-bearing deferral arrangements.  Interest on deferred salary or bonus is compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points.  The below information is from the table of 2015 Nonqualified Deferred Compensation below

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Excess Earnings
SERP	$4,504	$1,518	$103	$2,433	$–
Deferred Salary or Bonus	1,940	–	–	–	–
Total Excess Earnings from U.S. Cellular	$6,444	$1,518	$103	$2,433	$–
Excess Earnings from Salary and Bonus previously deferred as officer of TDS	10,467	–	–	–	–
Total Excess Earnings	$16,911	$1,518	$103	$2,433	$–

Column (h) does not include any changes in pension values because U.S. Cellular does not have any defined benefit pension plans or pension plans (including supplemental defined benefit pension plans) where the retirement benefit is actuarially determined that cover executive officers.  The named executive officers only participate in tax-qualified defined contribution plans and a non-qualified defined contribution plan which, under SEC rules, are not required to be reflected in column (h).  Both the TDS Tax-Deferred Savings Plan (“TDSP”) and the TDS Pension Plan are qualified defined contribution plans and the Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined contribution plan.

(i)	Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

Column (i) includes the following in 2015:  (1)  if applicable, the total of perquisites and personal benefits if they equal or exceed $10,000, summarized by type, or specified for any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each officer, in each case, valued on the basis of the aggregate incremental cost of such perquisite or personal benefit to U.S. Cellular, including any related tax gross up (if the total amount is less than $10,000, the following indicates “N/A”), and (2) contributions by U.S. Cellular for the benefit of the named executive officer under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Perquisites:
Corporate automobile allowance and other personal travel and related expenses	$14,844	$12,050	$12,297	$12,674	$–
Other (Club Dues and Health and Fitness Reimbursements)	–	2,500	–	–	–
Tax gross up	4,411	5,439	5,551	10,667	–
Total Perquisites if $10,000 or more	$19,255	$19,989	$17,848	$23,341	$–

Contributions to Benefit Plans
TDSP	$10,070	$10,070	$10,070	$10,070	$10,070
TDS Pension Plan	12,345	12,345	12,345	12,345	9,045
SERP	40,655	40,512	40,655	40,655	–
Total, including perquisites if $10,000 or more	$82,325	$82,916	$80,918	$86,411	$19,115

U.S. Cellular does not provide significant perquisites to its officers.  Perquisites are valued based on the incremental cost to U.S. Cellular. Perquisites are not reported if they are reimbursed by the executive officer.

U.S. Cellular and its parent, TDS, purchase tickets to various sporting, civic, cultural, charity and entertainment events.  They use these tickets for business development, partnership building, charitable donations and community involvement.  If not used for business purposes, they may make these tickets available to employees, including the named executive officers, as a form of recognition and reward for their efforts.  Because such tickets have already been purchased, we do not believe that there is any aggregate incremental cost to U.S. Cellular if a named executive officer uses a ticket for personal purposes.

The TDSP and Pension Plan are tax-qualified defined contribution retirement plans that do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all eligible employees of participating employers.   U.S. Cellular and its subsidiaries make contributions to the plans for each of their employees who participate.

The SERP is a non-qualified defined contribution retirement plan that is available only to board-approved officers.  This plan provides supplemental benefits to the TDS Pension Plan to offset the reduction of benefits under the TDS Pension Plan caused by limitations under the Internal Revenue Code for tax qualified pension plans, including the limitation on annual employee compensation which can be considered.  U.S. Cellular and its subsidiaries make annual employer contributions for each of their employees who participate.

(j)

Represents the dollar value of total compensation for the fiscal year based on the sum of all amounts reported in columns (c) through (i).  See the above Compensation Discussion and Analysis for a discussion of the proportions of each of the compensation elements to total compensation.

Footnotes:

(1)

Kenneth R. Meyers, as President and CEO, is included above as U.S. Cellular’s principal executive officer.  On July 25, 2013, U.S. Cellular  and Mr. Meyers entered into the Meyers Letter Agreement, related to Mr. Meyers’ employment as U.S. Cellular’s President and Chief Executive Officer effective June 22, 2013.  A copy of the Meyers Letter Agreement was attached as Exhibit 10.1 to U.S. Cellular’s Current Report on Form 8-K dated July 25, 2013.  The following is a brief description of the terms of the Meyers Letter Agreement that continue.

(i)

Annual Equity Awards:  The Meyers Letter Agreement provides that the Chairman will recommend that the U.S. Cellular Long-Term Incentive Compensation Committee approve (and pursuant to such recommendation, the U.S. Cellular Long-Term Incentive Compensation Committee approved) the following terms with respect to annual equity awards granted to Mr. Meyers on or before June 22, 2019 (the “Pre-June 22, 2019 Annual Awards”).  Provided that Mr. Meyers remains employed by U.S. Cellular through June 22, 2019 and satisfies the Equity Conditions, following his retirement any Pre-June 22, 2019 Annual Awards will continue to vest in accordance with their original vesting schedules through the third anniversary of his retirement (subject to accelerated vesting to the extent provided in the standard form of award agreement maintained by U.S. Cellular at the time of grant).  In addition, provided that he remains employed by the company through June 22, 2019 and satisfies the Equity Conditions, he will be eligible to exercise options granted to him on or before June 22, 2019, to the extent vested, through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the option was granted.  For purposes hereof, the “Equity Conditions” are that Mr. Meyers terminates without cause, performs reasonably requested consulting services and does not compete with the company or misappropriate the company’s confidential information through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the award was granted.

(ii)

Retiree Medical and Life Insurance Benefits:  Because the transfer of Mr. Meyers’ employment from TDS to U.S. Cellular caused him to be ineligible for certain retiree medical and life insurance benefits that may have been available to him had he retired from TDS, U.S. Cellular agreed to make certain cash reimbursements or payments to Mr. Meyers following his retirement from U.S. Cellular pursuant to the terms and conditions specified in the Meyers Letter Agreement.   The reimbursements related to retiree medical benefits will include a gross-up for additional taxes payable by Mr. Meyers as a result of such reimbursements.

(iii)

Severance:  The Meyers Letter Agreement provides that, in the event that U.S. Cellular terminates Mr. Meyers’ employment involuntarily without cause prior to June 22, 2019, U.S. Cellular shall pay him a severance amount equal to his then current annual base salary.

(2)

Steven T. Campbell, Executive Vice President – Finance, Chief Financial Officer and Treasurer, is included above as U.S. Cellular’s principal financial officer.  U.S. Cellular does not have any employment, severance or similar agreement with Mr. Campbell that is executory.

(3)

Jay M. Ellison, Executive Vice President – Operations, is included above as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year.

The Ellison Letter Agreement addressed Mr. Ellison’s compensation for 2013 and also provides the following for periods after 2013, subject to certain conditions:  Mr. Ellison will be eligible for a target Long-Term Incentive (LTI) value of at least 155% of base pay, of which 50% will be paid as stock options and 50% will be paid as RSUs.  A copy of the Ellison Letter Agreement was attached as Exhibit 10.16 to U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2013.  Mr. Ellison was a named executive officer in 2013 but his 2013 compensation in the above table reflects the fact that he was employed during only a portion of 2013.

(4)

Michael S. Irizarry, Executive Vice President and Chief Technology Officer – Engineering and Information Services, is included above as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year.  U.S. Cellular does not have any employment, severance or similar agreement with Mr. Irizarry that is executory.

(5)

Deirdre C. Drake, Senior Vice President – Chief Human Resources Officer, is included above as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year.  Only Ms. Drake’s 2015 and 2014 compensation from U.S. Cellular is reported because she was not a named executive officer or employee of U.S. Cellular in 2013.  U.S. Cellular and Ms. Drake entered into the Drake Letter Agreement, related to Ms. Drake’s employment as U.S. Cellular’s Senior Vice President – Chief Human Resources Officer effective April 15, 2014.  A copy of the Drake Letter Agreement was attached as Exhibit 10.27 to U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2014.  The following is a brief description of the terms of the Drake Letter Agreement:   (i) annualized starting salary of $375,000 for 2014; (ii) target bonus for 2014 equal to 45% of Ms. Drake’s 2014 annual salary; (iii) an initial award of non-qualified stock options having a value of $187,500 that will vest in three installments (33-1/3% each year) over three years; (iv) an initial restricted stock unit award having a value of $400,000 that will vest three years after the date of employment with U.S. Cellular and (v) a target Long-Term Incentive (LTI) value of 100% of base pay, of which 50% will be paid as stock options and 50% will be paid as restricted stock units.

(6)	The following summarizes the bonus amounts in the 2015 row in the Summary Compensation Table for the named executive officers who were paid a bonus in 2016 for 2015 performance:

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Bonus paid in 2016 for 2015 Performance	$964,000	$427,000	$527,000	$440,400	$231,000
Less amount reported as Non-Equity Incentive Plan Compensation for 2015
	–	$251,163	$309,987	$259,038	$135,837
Total Amount reported as Bonus for 2015	$964,000	$175,837	$217,013	$181,362	$95,163

Information Regarding Plan-Based Awards Table

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding plan-based awards in 2015.

2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(#)	(#)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Kenneth R. Meyers
Stock Awards
Award of U.S. Cellular Phantom Stock Match Units for 2014 Bonus paid in 2015	3/12/15				1,291			$46,438
Awards in Common Shares (2):
Restricted Stock Units	4/1/15				53,154			$1,935,869
Total Grant Date Value of Stock Awards								$1,982,307
Stock Options	4/1/15					199,075	$36.42	$1,978,484
Aggregate Grant Date Fair Value of All Awards								$3,960,791

Steven T. Campbell
Non-Equity Incentive Plan Awards (1)	N/A	$24,338	$194,700	$438,075
Awards in Common Shares (2):
Restricted Stock Units	4/1/15				17,405			$633,890
Stock Options	4/1/15					68,250	$36.42	$678,295
Aggregate Grant Date Fair Value of All Awards								$1,312,185

Jay M. Ellison
Non-Equity Incentive Plan Awards (1)	N/A	$30,038	$240,300	$540,675
Awards in Common Shares (2):
Restricted Stock Units	4/1/15				18,203			$662,953
Stock Options	4/1/15					71,400	$36.42	$709,601
Aggregate Grant Date Fair Value of All Awards								$1,372,554

Michael S. Irizarry
Non-Equity Incentive Plan Awards (1)	N/A	$25,101	$200,805	$451,811
Awards in Common Shares (2):
Restricted Stock Units	4/1/15				17,950			$653,739
Stock Options	4/1/15					70,400	$36.42	$699,662
Aggregate Grant Date Fair Value of All Awards								$1,353,401

Deirdre C. Drake
Non-Equity Incentive Plan Awards (1)	N/A	$13,163	$105,300	$236,925
Awards in Common Shares (2):
Restricted Stock Units	4/1/15				8,181			$297,952
Stock Options	4/1/15					32,075	$36.42	$318,774
Aggregate Grant Date Fair Value of All Awards								$616,726

Explanation of Columns:

(a)	Includes the persons identified in the Summary Compensation Table.

(b)

Represents (i) in the case of restricted stock units and options, the date on which the Long-Term Incentive Compensation Committee took or was deemed to take action to grant the awards, and (ii) in the case of the phantom stock bonus match units, the date that such units were awarded to the officer pursuant to the U.S. Cellular long-term incentive plan.

(c) - (e)	These columns relate to non-equity incentive plan awards, as defined by SEC rules. See Note (1) below.

(f) - (h)

Columns (f) – (h) set forth in 402(d) of Regulation S-K relating to equity incentive plan awards are not applicable because the named executive officers did not receive any equity incentive plan awards, as defined by SEC rules.  Accordingly, such columns are not included above.

(i)

Includes the number of U.S. Cellular Common Shares underlying restricted stock units awarded pursuant to the U.S. Cellular long-term incentive plan.  Such restricted stock units granted to named executive officers were granted on April 1, 2015 and will become vested on the third anniversary of the grant date, or on April 1, 2018.

Also includes the number of U.S. Cellular Common Shares underlying phantom stock match units awarded pursuant to the U.S. Cellular long-term incentive plan related to the 2014 bonus paid in 2015.  The match stock units vest ratably at a rate of one-third per year over three years.

(j)	Represents the number of U.S. Cellular Common Shares underlying stock options awarded during the fiscal year pursuant to the U.S. Cellular long-term incentive plans.

The stock options granted to named executive officers were granted on April 1, 2015 at an exercise price of $36.42 per share, which was the closing price of a U.S. Cellular Common Share on April 1, 2015.   Such stock options become exercisable with respect to one third of the shares underlying the stock option on April 1, 2016, 2017 and 2018 and are exercisable until April 1, 2025.

(k)	Represents the per-share exercise price of the stock options granted in column (j). Such exercise price is not less than the closing market price of the underlying security on the date of the grant.

(l)	Represents the grant date fair value of each equity award computed in accordance with FASB ASC 718.

Footnotes:

(1)

Represents certain amounts payable under the 2015 Executive Bonus Plan.  The above amounts relate to the quantitative company performance portion of the bonus with respect to 2015 performance that was paid in 2016.  The Threshold amount represents the minimum bonus for quantitative company performance that would have been paid in 2016 if only the adjusted consolidated capital expenditures measure (with a weight of 25%) equaled or exceeded the minimum threshold goal for such measure in 2015 (which was 50% of target).  Thus, the Threshold amount is 12.5% (calculated as 25% x 50%) of the Target amount.  The Target amount represents the bonus for quantitative company performance that would have been paid in 2016 if the target performance for the payment of a bonus was achieved for each financial performance measure in 2015.  The Maximum amount represents the maximum bonus for quantitative company performance that would have been paid in 2016 if each financial performance measure in 2015 equaled or exceeded 225% of its target in 2015.  The following shows the calculation of the actual amount of non-equity incentive plan compensation in 2015 for reference for comparison to the Threshold, Target and Maximum applicable to the portion of the bonus based on quantitative company performance.  See the above Compensation Discussion and Analysis for additional information under “Summary of Bonus Payments.”

		Formula	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake

a	2015 base salary as of 3/1/15		$590,000	$534,000	$608,500	$390,000
b	Target bonus percentage		55%	75%	55%	45%
c	Target bonus	a x b	$324,500	$400,500	$334,675	$175,500
d	Percentage of 2015 target bonus based on company performance		60%	60%	60%	60%
e	Target bonus for company performance	c x d	$194,700	$240,300	$200,805	$105,300
f	Amount of threshold bonus for company performance	e x 12.5%	$24,338	$30,038	$25,101	$13,163
g	Amount of maximum bonus for company performance	e x 225%	$438,075	$540,675	$451,811	$236,925
h	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2015 (rounded)	e x 129%	$251,163	$309,987	$259,038	$135,837

(2)

Pursuant to the U.S. Cellular 2013 Long-Term Incentive Plan, on April 1, 2015, such executive officer was granted restricted stock units and stock options to purchase U.S. Cellular Common Shares as indicated above.  The aggregate grant date fair value computed in accordance with FASB ASC 718 of the restricted stock unit awards is reported in the Summary Compensation Table in column (e) and the aggregate grant date fair value computed in accordance with FASB ASC 718 of the stock option awards is reported in the Summary Compensation Table in column (f).

Information Regarding Outstanding Equity Awards at Year End Table

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding outstanding equity awards at December 31, 2015.

2015 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Kenneth R. Meyers
Options:
2015 Options (1)		199,075	$36.42	4/1/25
2014 Options (2)	54,742	109,483	$41.22	4/1/24
2013 Meyers Options (3)		125,000	$39.71	7/31/23
2006 Options (9)	26,604		$50.97	4/3/16
Stock Awards:
2015 Restricted Stock Units (12)					53,154	$2,169,215
2014 Restricted Stock Units (13)					41,764	$1,704,389
2013 Meyers Restricted Stock Units (14)					45,000	$1,836,450
USM Bonus Match Units not vested (17)					860	$35,097
Total	81,346	433,558			140,778	$5,745,151
Steven T. Campbell
Options:
2015 Options (1)		68,250	$36.42	4/1/25
2014 Options (2)	20,175	40,350	$41.22	4/1/24
2013 Options (4)	38,416	19,208	$31.17	4/1/23
2012 Options (5)	24,677		$34.94	4/2/22
2011 Options (6)	30,196		$44.59	4/1/21
2008 Options (7)	31,683		$49.05	4/1/18
2007 Options (8)	20,053		$63.33	4/2/17
2006 Options (9)	6,624		$50.97	4/3/16
Stock Awards:
2015 Restricted Stock Units (12)					17,405	$710,298
2014 Restricted Stock Units (13)					11,545	$471,151
2013 Restricted Stock Units (15)					15,585	$636,024
Total	171,824	127,808			44,535	$1,817,473
Jay M. Ellison
Options:
2015 Options (1)		71,400	$36.42	4/1/25
2014 Options (2)	21,425	42,850	$41.22	4/1/24
2013 Ellison Options (10)	2,634	1,316	$45.64	11/12/23
Stock Awards:
2015 Restricted Stock Units (12)					18,203	$742,864
2014 Restricted Stock Units (13)					12,259	$500,290
Total	24,059	115,566			30,462	$1,243,154
Michael S. Irizarry
Options:
2015 Options (1)		70,400	$36.42	4/1/25
2014 Options (2)	19,767	39,533	$41.22	4/1/24
2013 Options (4)		22,268	$31.17	4/1/23
2011 Options (6)	43,079		$44.59	4/1/21
2008 Options (7)	51,474		$49.05	4/1/18
2007 Options (8)	33,606		$63.33	4/2/17
2006 Options (9)	20,680		$50.97	4/3/16
Stock Awards:					17,950	$732,540
2015 Restricted Stock Units (12)					11,310	$461,561
2014 Restricted Stock Units (13)					18,071	$737,478
2013 Restricted Stock Units (15)						$
Total	168,606	132,201			47,331	$1,931,579
Deirdre C. Drake
Options:
2015 Options (1)		32,075	$36.42	4/1/25
2014 Drake Options (11)	6,025	12,050	$40.80	4/15/24
Stock Awards:
2015 Restricted Stock Units (12)					8,181	$333,867
2014 Drake Restricted Stock Units (16)					9,804	$400,101
Total	6,025	44,125			17,985	$733,968

Explanation of Columns:

(a)	Includes the persons identified in the Summary Compensation Table.

(b)

Includes, on an award-by-award basis, the number of securities underlying unexercised stock options, including awards that have been transferred other than for value, that were exercisable as of December 31, 2015.  No awards have been transferred.

(c)

Includes, on an award-by-award basis, the number of securities underlying unexercised stock options, including awards that have been transferred other than for value, that were unexercisable as of December 31, 2015.  No awards have been transferred.

(d)

This column as set forth in Item 402(f) of Regulation S-K relating to equity incentive plan awards is not applicable because the named executive officers did not receive any equity incentive plan awards, as defined by SEC rules.   Accordingly, such column is not included above.

(e)	Represents the exercise prices of the awards identified in columns (b) and (c).

(f)	Represents the expiration dates of the awards identified in columns (b) and (c).

(g)	Represents the number, on an award-by-award basis, of shares underlying stock awards that had not vested as of December 31, 2015.

(h)

Represents the market value of shares underlying stock awards that had not vested as of December 31, 2015, calculated using the closing price of a U.S. Cellular Common Share of $40.81 on December 31, 2015.

(i)-(j)

These columns as set forth in Item 402(f) of Regulation S-K relating to equity incentive plan awards are not applicable because the named executive officers did not receive any equity incentive plan awards, as defined by SEC rules.   Accordingly, such columns are not included above.

Footnotes:

(1)

The 2015 Options for the named executive officers were granted on April 1, 2015 and are scheduled to become exercisable in annual increments of one third on April 1 of each year beginning in 2016 and ending in 2018, and are exercisable until April 1, 2025 at an exercise price of $36.42 per share.

(2)

The 2014 Options for the named executive officers other than Ms. Drake were granted on April 1, 2014 and are scheduled to become exercisable in annual increments of one third on April 1 of each year beginning in 2015 and ending in 2017, and are exercisable until April 1, 2024 at an exercise price of $41.22 per share.

(3)	The 2013 Meyers Options were granted on July 31, 2013 and are scheduled to become exercisable on June 22, 2019, and are exercisable until July 31, 2023 at an exercise price of $39.71 per share.

(4)

The 2013 Options for the named executive officers other than Mr. Meyers and Mr. Ellison were granted on April 1, 2013 and are scheduled to become exercisable in annual increments of one third on April 1 of each year beginning in 2014 and ending in 2016, and are exercisable until April 1, 2023 at an exercise price of $31.17 per share.

(5)

The 2012 Options were granted on April 2, 2012 and became exercisable in annual increments of one third on April 2 of each year beginning in 2013 and ending in 2015, and are exercisable until April 2, 2022 at an exercise price of $34.94 per share.

(6)

The 2011 Options were granted on April 1, 2011 and became exercisable in annual increments of one third on April 1 of each year beginning in 2012 and ending in 2014, and are exercisable until April 1, 2021 at an exercise price of $44.59 per share.

(7)

The 2008 Options were granted on April 1, 2008 and became exercisable in annual increments of one third on April 1 of each year beginning in 2009 and ending in 2011, and are exercisable until April 1, 2018 at an exercise price of $49.05 per share.

(8)

The 2007 Options were granted on April 2, 2007 and became exercisable in annual increments of 25% on April 2 of each year beginning in 2008 and ending in 2011, and are exercisable until April 2, 2017 at an exercise price of $63.33 per share.

(9)

The 2006 Options were granted on April 3, 2006 and became exercisable in annual increments of 25% on April 3 of each year beginning in 2007 and ending in 2010, and are exercisable until April 3, 2016 at an exercise price of $50.97 per share.

(10)

The 2013 Ellison Options were granted on November 12, 2013 and are scheduled to become exercisable in annual increments of one third on November 12 of each year beginning in 2014 and ending in 2016, and are exercisable until November 12, 2023 at an exercise price of $45.64 per share.

(11)

The 2014 Drake Options were granted on April 15, 2014 and are scheduled to become exercisable in annual increments of one third on April 15 of each year beginning in 2015 and ending in 2017, and are exercisable until April 15, 2024 at an exercise price of $40.80 per share.

(12)	Such restricted stock units were granted on April 1, 2015 and become vested on April 1, 2018.

(13)	Such restricted stock units were granted on April 1, 2014 and become vested on April 1, 2017.

(14)	The 2013 Meyers Restricted Stock Units were granted on July 31, 2013 and become vested on June 22, 2019.

(15)	Such restricted stock units were granted on April 1, 2013 and become vested on April 1, 2016.

(16)	The 2014 Drake Restricted Stock Units were granted on April 15, 2014 and become vested on April 15, 2017.

(17)

Represents phantom stock match units awarded to such officer with respect to deferred bonus compensation.  See “Information Regarding Nonqualified Deferred Compensation” below.  Represents the number of USM Common Shares underlying phantom stock match units that have not vested.  One-third of the phantom stock bonus match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of U.S. Cellular or an affiliate on such date.

Information Regarding Option Exercises and Stock Vested Table

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding option exercises and stock vested in 2015.

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Kenneth R. Meyers
Option Exercises (Date of Exercise):	–	$–

Stock Awards Vested (Date of Vesting) (4)(5):			–	$–
USM Bonus Match Units			426	$17,385
Total	–	$–	426	$17,385

Steven T. Campbell (1)
Option Exercises (Date of Exercise):	–	$–

Stock Awards Vested (Date of Vesting) (4)(5):
2012 Restricted Stock Units (4/2/15)			14,683	$548,997
Total	–	$–	14,683	$548,997

Jay M. Ellison
Option Exercises (Date of Exercise):	–	$–

Stock Awards Vested (Date of Vesting) (4)(5):			–	$–
Total	–	$–	–	$–

Michael S. Irizarry (1)
Option Exercises (Date of Exercise):
2013 Options (5/4/15)(2)	22,268	$159,439
2012 Options (5/4/15)(3)	15,233	$51,640

Stock Awards Vested (Date of Vesting) (4)(5):
2012 Restricted Stock Units (4/2/15)			18,122	$677,582
Total	37,501	$211,079	18,122	$677,582

Deirdre C. Drake
Option Exercises (Date of Exercise):	–	$–

Stock Awards Vested (Date of Vesting) (4)(5):			–	$–
Total	–	$–	–	$–

Explanation of Columns:

(a)	Includes the persons identified in the Summary Compensation Table.

(b)	Represents the gross number of securities for which stock options were exercised (before withholding any shares to pay the exercise price or taxes).

(c)

Represents the aggregate dollar value realized upon exercise of stock options, based on the difference between the market value (closing price) of the underlying securities at exercise and the exercise or base price of the stock options.

(d)	Represents the number of shares of stock that have vested. This includes shares underlying restricted stock units and bonus plan phantom stock match units.

(e)

Represents the aggregate dollar value realized upon vesting of stock, calculated by multiplying the number of units by the market value (closing price) of the underlying securities on the vesting date.

Footnotes:

(1)

Taxes were paid by allowing U.S. Cellular to withhold U.S. Cellular Common Shares having a value equal to the tax withholding amount and in the case of stock options, the exercise price of such options was paid by allowing U.S. Cellular to withhold U.S. Cellular Common Shares having a value equal to the aggregate exercise price.

(2)

Mr. Irizarry exercised stock options with respect to 22,268 Common Shares on May 4, 2015. The exercise price for such options was $31.17 per share and the closing price of Common Shares on such date was $38.33 per share, resulting in a value of $159,439 realized upon exercise.

(3)

Mr. Irizarry exercised stock options with respect to 15,233 Common Shares on May 4, 2015. The exercise price for such options was $34.94  per share and the closing price of Common Shares on such date was $38.33 per share, resulting in a value of $51,640 realized upon exercise.

(4)

Includes restricted stock units that became vested during 2015, if any. The 2012 restricted stock units for executive officers became vested on April 2, 2015 and the stock price used to calculate the value realized on vesting was the closing price of a U.S. Cellular Common Share of $37.39 on April 2, 2015.  Mr. Meyers, Mr. Ellison and Ms. Drake did not receive 2012 restricted stock units because they were not employed by U.S. Cellular at the time of grant.

(5)

Includes bonus plan phantom stock match units that became vested during 2015, if any. Pursuant to U.S. Cellular’s long-term incentive plans, the bonus plan phantom stock match units generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable.

From time to time, U.S. Cellular authorizes its executive officers to enter into plans under Section 10b5-1 of the Securities Exchange Act of 1934, as amended. These plans may include specific instructions for a broker to exercise stock options and/or sell stock on behalf of an executive based on a pre-determined schedule or formula. The purpose of such plans is to enable executive officers to recognize the value of their compensation and sell their holdings of U.S. Cellular Common Shares during periods in which the officer would otherwise be unable to buy or sell such stock because important information about U.S. Cellular had not been publicly released.

Information Regarding Pension Benefits

U.S. Cellular executive officers are covered by a defined contribution tax-deferred savings plan, a defined contribution pension plan and a related defined contribution supplemental plan, as discussed above.  The company contributions for each of the named executive officers under these plans are disclosed in column (i), “All Other Compensation,” of the Summary Compensation Table.  U.S. Cellular does not have any “defined benefit” pension plans (including defined benefit supplemental plans).  The named executive officers only participate in tax-qualified defined contribution plans (the TDS Tax-Deferred Savings Plan (TDSP) and the TDS Pension Plan) and a non-qualified defined contribution plan (the Supplemental Executive Retirement Plan (SERP)).  Accordingly, the Pension Benefits table required to be provided by SEC rules is not applicable.

Information Regarding Nonqualified Deferred Compensation

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding nonqualified deferred compensation for the year ended December 31, 2015.

2015 Nonqualified Deferred Compensation

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Kenneth R. Meyers
SERP (1)
Company contribution		$40,655
Interest up to AFR			$24,500
Interest above AFR			$4,504
Total Interest			$29,004
Balance at year end					$814,344

U.S. Cellular Salary and Bonus Deferral Interest Account (2)
Deferred Salary (3)	$102,505
Deferred Bonus (3)	$74,300
Interest up to AFR			$7,517
Interest above AFR			$1,940
Total Interest			$9,457
Balance at year end					$324,420

Bonus Deferral and Company Match into USM Phantom Shares (3)
Deferral of 2014 Bonus paid in 2015 - 5,165 USM Shares	$185,750
Company Match attributable to 2014 bonus paid in 2015 of 1,291 USM shares		$46,438
Changes in Value in 2015			$31,282
Accumulated Balance at Year End:
5,596 vested USM Shares					$228,373
860 unvested USM Shares					$35,097

Aggregate Total (4)	$362,555	$87,093	$69,743	–	$1,402,234

Steven T. Campbell
SERP (1)
Company contribution		$40,512
Interest up to AFR			$8,260
Interest above AFR			$1,518
Total Interest			$9,778
Balance at year end					$301,338
Aggregate Total (4)	–	$40,512	$9,778	–	$301,338

Jay M. Ellison
SERP (1)
Company contribution		$40,655
Interest up to AFR			$561
Interest above AFR			$103
Total Interest			$664
Balance at year end					$58,379
Aggregate Total (4)	–	$40,655	$664	–	$58,379

Michael S. Irizarry
SERP (1)
Company contribution		$40,655
Interest up to AFR			$13,237
Interest above AFR			$2,433
Total Interest			$15,670
Balance at year end					$458,663
Aggregate Total (4)	–	$40,655	$15,670	–	$458,663

Deirdre C. Drake
Aggregate Total (4)	–	$–	$–	–	$–

Explanation of Columns:

(a)	Includes the persons identified in the Summary Compensation Table.

(b)

Represents the dollar amount of aggregate executive contributions during the last fiscal year.  With respect to deferred salary, includes the actual dollar amount deferred.  The entire amount of the salary earned in 2015 is included in column (c) of the Summary Compensation Table, whether or not deferred.  With respect to deferred bonus, includes the actual dollar amount deferred.  The entire amount of the bonus is included in the Summary Compensation Table in column (d) or (g), whether or not deferred.   The named executive officers receive a distribution of the deferred compensation account at the time and in the form provided in the applicable plan or agreement, which permits certain distribution elections by the officer.

(c)

Represents the dollar amount of aggregate contributions by U.S. Cellular during the last fiscal year.   With respect to the SERP, represents the actual dollar amount credited with respect to 2015 for the officer.  This is the same as the amount included in column (i) of the Summary Compensation Table.

With respect to any company match, represents the value of the shares underlying the phantom stock units on the date the bonus match units were awarded with respect to the officer.  This is the same as the amount included in column (e) of the Summary Compensation Table.

(d)

Includes the dollar amount of aggregate interest or other earnings accrued during the last fiscal year.  With respect to the SERP, represents the dollar amount credited to the officer’s account in 2015, of which any amount that is deemed to be above-market or preferential earnings as defined by SEC rules is included in column (h) of the Summary Compensation Table.  With respect to any salary or bonus deferred into an interest account, represents the amount of interest credited to the deferred account for 2015, of which any amount that is deemed to be above-market or preferential earnings as defined by SEC rules is included in column (h) of the Summary Compensation Table.  The amount up to the AFR (as previously defined) is not deemed to be above-market or preferential, and is not included in the Summary Compensation Table.

Also includes the changes in value of the bonus deferral units and company match units in 2015. This amount is not included in the Summary Compensation Table.

(e)

Represents the aggregate dollar amount of any withdrawals by or distributions to the executive during the last fiscal year.  Any such amounts represent withdrawals or distributions of company and/or employee contributions and/or earnings.   Withdrawals or distributions do not represent a component of compensation in the Summary Compensation Table.

(f)

Represents the dollar amount of the total balance of the executive’s account as of the end of the last fiscal year.  With respect to the SERP and deferred salary, represents the actual dollar amount credited to the executive’s account as of December 31, 2015.  With respect to bonus deferral and company match, if any, represents the dollar value of the number of phantom stock units credited to the executive’s account as of December 31, 2015 based on the closing price of the underlying shares of $40.81 on December 31, 2015.

Footnotes:

(1)

The named executive officers employed by U.S. Cellular on December 31, 2015, with the exception of Ms. Drake, participated in the SERP with respect to 2015.  Ms. Drake became eligible to participate in the SERP during 2015 but did not accrue a benefit under the SERP during 2015. This plan provides supplemental benefits to the TDS Pension Plan to offset the reduction of benefits caused by the limitations under the Internal Revenue Code for tax-qualified pension plans, including the limit on annual employee compensation which can be considered. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. Such officers are credited with interest on their balances in the SERP.  The interest rate for 2015 was set as of the last trading date of 2014 at 3.8392% per annum, based on the yield on ten year BBB rated industrial bonds at such time.  Such rate exceeded the AFR of 3.29% at such time.  Accordingly, pursuant to SEC rules, column (h) of the Summary Compensation Table for 2015 includes the portion of such interest that exceeded that calculated using the AFR at the time the interest rate was set.

See “Compensation Discussion and Analysis” for information relating to vesting and distribution of amounts under the SERP.

(2)

Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements.  All of the annual salary and bonus is reported in the Summary Compensation Table, whether or not deferred.  Pursuant to the deferred compensation agreements, the deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person.  As required by SEC rules, column (h) of the Summary Compensation Table includes the portion of such interest that exceeded interest calculated using the AFR.

Only Kenneth R. Meyers deferred a portion of his salary and bonus in 2015.

(3)

The amounts in column (b) represent deferrals of salary and/or bonus, if any.  All of the annual salary and bonus is reported in the Summary Compensation Table, whether or not deferred.  Such amounts can be deferred into an interest account, or the bonus can also be deferred into phantom stock.

To the extent of any deferral of salary or bonus to an interest account, the deferred account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person.  As required by SEC rules, column (h) of the Summary Compensation Table includes the portion of such interest that exceeded interest calculated using the AFR.

To the extent of any deferral of bonus into a phantom stock account, the officer receives a company match award.  In such case, one-third of the phantom stock match units vest with respect to a particular year’s deferred bonus on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of U.S. Cellular or an affiliate on such date and the related deferred bonus has not been distributed.  If an executive officer continues as an employee during the entire vesting period, the executive will receive a total bonus match equal to the sum of (i) 25% of the amount deferred into phantom stock, up to 50% of such year’s bonus and (ii) 33 1/3% of the amount deferred that exceeded 50% of such year’s bonus. The vesting of unvested phantom stock match units may accelerate under certain circumstances and the effects of such acceleration are disclosed in the  “Potential Payments Upon Termination or Change in Control” table below.  The aggregate grant date fair value computed in accordance with FASB ASC 718 of the phantom stock match units is reported in the Summary Compensation Table in column (e) under "Stock Awards."

The executive officer will receive in shares an amount equal to his or her vested phantom stock account balance at the date elected by the executive, subject to plan terms.  See the Compensation Discussion and Analysis for additional information relating to vesting and distribution of deferred bonus and company match balances.

(4)

As required by SEC rules, the following is a summary of the total deferred compensation balances, which includes compensation reported in the Summary Compensation Table in 2015 and in years prior to 2015.  The below amounts do not include previously reported deferred compensation that has been distributed.

	Kenneth R. Meyers	Steven T. Campbell	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Aggregate Deferred Balances 12/31/14 (includes amounts reported as compensation in years prior to 2015)*	$882,843	$251,048	$17,059	$402,338	$–
Net amount reported in above table for 2015 (includes amounts reported as compensation in 2015)*	519,391	50,290	41,320	56,325	–
Aggregate Deferred Balances 12/31/15	$1,402,234	$301,338	$58,379	$458,663	$–

*  Amounts included as compensation in the Summary Compensation Table are reported under the following columns: (b) Executive Contributions in Last FY – deferred salary and deferred bonus; (c) Registrant Contributions in Last FY – SERP company contribution and bonus match, and (d) Aggregate Earnings in Last FY – excess interest above AFR.   Other amounts increase the Aggregate Balance at Last FYE in column (f), but are not included as compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change In Control

This section discusses, with respect to the executives identified in the Summary Compensation Table, each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to such executive at, following, or in connection with any termination, including resignation, severance, retirement, disability or constructive termination, or a change in control of U.S. Cellular or a change in the executive officer’s responsibilities.   However, this section does not discuss any such contract, agreement, plan or arrangement that does not discriminate in scope, terms or operation in favor of executive officers and that is available generally to all employees.

Except for the acceleration of vesting of equity awards upon certain events as discussed herein and except as set forth in the footnotes to the below Table of Potential Payments upon Termination or Change in Control, U.S. Cellular does not have any plans or policies that provide for severance or other compensation or benefits to the named executive officers upon termination or a change in control.  However, U.S. Cellular may enter into agreements or arrangements with officers that provide for severance or other compensation or benefits under circumstances that are negotiated with a specific officer in connection with the employment or termination of employment of such officer.  Any such agreement or arrangement is based on the facts and circumstances at the time relating to that particular employment relationship.  As of December 31, 2015, the only such agreements with a named executive officer are described in footnotes to the below Table of Potential Payments upon Termination or Change in Control.

The acceleration of vesting of awards may be considered to be appropriate under certain qualified termination events or a change in control, but U.S. Cellular does not consider it appropriate to generally provide for other significant severance or similar benefits in such events or to permit the acceleration of vesting of awards as a general rule for non-qualified termination events.  U.S. Cellular considers the fact that, unlike its peer companies, which are generally widely held, U.S. Cellular is controlled by TDS, which is controlled by the TDS Voting Trust.  As a result, U.S. Cellular does not follow the practices of certain other companies that may provide for substantial benefits upon a termination or a change in control as a standard practice.  Instead, potential payments upon termination or a change in control are designed primarily so that employees are neither harmed nor given a windfall in such circumstances.  The acceleration of vesting of awards under certain circumstances is intended to motivate executive officers to act in the long-term interests of U.S. Cellular.  The provisions relating to possible acceleration of awards are discussed above under “Compensation Discussion and Analysis – Other Benefits and Plans Available to Named Executive Officers – U.S. Cellular 2013 Long-Term Incentive Plan” and “ – U.S. Cellular 2005 Long-Term Incentive Plan.”

The foregoing approach to termination payments is consistent with U.S. Cellular’s overall compensation objectives, as discussed above.  These objectives assume that officers will be compensated primarily based on performance during their continued employment with U.S. Cellular and are designed to motivate executive officers to act in the long-term interest of U.S. Cellular, recognizing that U.S. Cellular is a controlled company.  As a result, these objectives do not contemplate providing significant benefits with respect to qualified termination events or a change in control or providing any benefits upon non-qualified termination events.  Accordingly, the limited amounts of termination and change in control payments as discussed herein are taken into account with all other facts and circumstances, but otherwise do not significantly affect decisions relating to other elements of compensation, which are provided consistent with the foregoing compensation objectives assuming continued employment until normal retirement.

Table of Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a named executive officer, or a change in control or a change in the named executive officer’s responsibilities.  However, in accordance with SEC regulations, the following does not report any amount to be provided to a named executive officer under any arrangement that does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all employees.  Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or the Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the named executive officer would be enhanced or accelerated by the termination event or change in control.

The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2015, the last business day of 2015 and, if applicable, that the price per share of the U.S. Cellular Common Shares was $40.81, the closing market price as of December 31, 2015.

Additional payments may become due under the 2013 Long-Term Incentive Plan and the 2005 Long-Term Incentive Plan as a result of the acceleration of the vesting of stock options, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability (for restricted stock units and bonus match units, but not options granted before March 14, 2016), (ii) death (for restricted stock units and bonus match units, but not options granted before March 14, 2016), (iii) a change in control (upon approval by the board of directors), and (iv) a qualified retirement (“Triggering Events”).

No such additional payments with respect to equity awards would be made in the event of any other termination of employment or service.  In addition, the below table identifies other payments that have been, will be or could be made pursuant to agreements, if any, to the extent described in the footnotes to the below table.

2015 Table of Potential Payments upon Termination or Change in Control

	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Kenneth R. Meyers
One Year of Current Salary as Severance (1)			$905,300	$905,300
Unexercisable Stock Options for 433,558 Common Shares (2)	$1,011,439			$1,011,439
Unvested Stock Awards for 140,778 Common Shares (3)		$5,745,151		$5,745,151
Aggregate Totals	$1,011,439	$5,745,151	$905,300	$7,661,890

Steven T. Campbell
Unexercisable Stock Options for 127,808 Common Shares (2)	$484,783			$484,783
Unvested Stock Awards for 44,535 Common Shares (3)		$1,817,473		$1,817,473
Aggregate Totals	$484,783	$1,817,473	$–	$2,302,256

Jay M. Ellison
Unexercisable Stock Options for 115,566 Common Shares (2)	$313,446			$313,446
Unvested Stock Awards for 30,462 Common Shares (3)		$1,243,154		$1,243,154
Aggregate Totals	$313,446	$1,243,154	$–	$1,556,600

Michael S. Irizarry
Unexercisable Stock Options for 132,201 Common Shares (2)	$523,719			$523,719
Unvested Stock Awards for 47,331 Common Shares (3)		$1,931,579		$1,931,579
Aggregate Totals	$523,719	$1,931,579	$–	$2,455,298

Deirdre C. Drake
Unexercisable Stock Options for 44,125 Common Shares (2)	$140,930			$140,930
Unvested Stock Awards for 17,985 Common Shares (3)		$733,968		$733,968
Aggregate Totals	$140,930	$733,968	$–	$874,898

Explanation of Columns:

(a)	Includes the persons identified in the Summary Compensation Table.

(b)

Represents the maximum potential value of accelerated stock options assuming that a Triggering Event took place on December 31, 2015 and that the price per share of the registrant’s securities was $40.81, the closing market price of U.S. Cellular Common Shares as of December 31, 2015.   Includes only the aggregate difference between the exercise price of such stock options and such year-end stock price.  No dollar amount is indicated if the exercise price of such stock options exceeded such year-end stock price.  See footnote (2) below for calculation.

(c)

Represents the maximum potential value of accelerated restricted stock units and any bonus match units assuming that a Triggering Event took place on December 31, 2015 and that the price per share of the registrant’s securities was $40.81, the closing market price of U.S. Cellular Common Shares as of December 31, 2015.

(d)	Represents other potential payments as of December 31, 2015, if any.

(e)	Represents the total of columns (b) through (d).

Although U.S. Cellular has attempted to make a reasonable estimate (or a reasonable estimated range of amounts) applicable to the payment or benefit based on the disclosed material assumptions, the calculation of the foregoing represents forward-looking statements that involve risks, uncertainties and other factors that may cause actual results to be significantly different from the amounts expressed or implied by such forward looking statements.  Such risks, uncertainties and other factors include those set forth under “Risk Factors” in U.S. Cellular’s Form 10-K for the year ended December 31, 2015.

U.S. Cellular has no current obligations to pay any perquisites or other personal benefits to any of the named executive officers upon termination or change in control subject to the discussion in footnote (1) below with respect to Mr. Meyers.

No information is provided with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers of U.S. Cellular and that are available generally to all employees.

Footnotes:

(1)

The Meyers Letter Agreement described in Footnote (1) to the 2015 Summary Compensation Table provides that, in the event that U.S. Cellular terminates Mr. Meyers’ employment involuntarily without cause prior to June 22, 2019, U.S. Cellular shall pay him a severance amount equal to his then current annual base salary.  In addition, the Meyers Letter Agreement provides that, because the transfer of Mr. Meyers’ employment from TDS to U.S. Cellular caused him to be ineligible for certain retiree medical and life insurance benefits that may have been available to him had he retired from TDS, U.S. Cellular agreed to make certain cash reimbursements or payments to Mr. Meyers following his retirement from U.S. Cellular pursuant to the terms and conditions specified in the Meyers Letter Agreement.  The cash reimbursements related to retiree medical benefits will also include a gross-up for additional taxes payable by Mr. Meyers as a result of such reimbursements.

(2)

The following table shows the intrinsic value of unexercised options, if any, calculated as the difference between the exercise price of such stock options and the closing price of a U.S. Cellular Common Share on December 31, 2015 of $40.81 per share.  No dollar amount due upon acceleration is reflected in the table if the options had an exercise price that exceeded $40.81 per share.

Option (Per Share Exercise Price of Options)	Number of Shares Underlying Specified Awards that are Unexercisable at 12/31/15 (and not forfeited)	Value at 12/31/15 based on $40.81 per share	Less Aggregate Exercise Price	Difference (if Positive)

Kenneth R. Meyers
2015 Options ($36.42)	199,075	$8,124,251	$7,250,312	$873,939
2014 Options ($41.22)	109,483	$4,468,001	$4,512,889	$–
Initial CEO Options ($39.71)	125,000	$5,101,250	$4,963,750	$137,500
Total	433,558			$1,011,439

Steven T. Campbell
2015 Options ($36.42)	68,250	$2,785,283	$2,485,665	$299,618
2014 Options ($41.22)	40,350	$1,646,684	$1,663,227	$–
2013 Options ($31.17)	19,208	$783,878	$598,713	$185,165
Total	127,808			$484,783

Jay M. Ellison
2015 Options ($36.42)	71,400	$2,913,834	$2,600,388	$313,446
2014 Options ($41.22)	42,850	$1,748,709	$1,766,277	$–
2013 Ellison Options ($45.64)	1,316	$53,706	$60,062	$–
Total	115,566			$313,446

Michael S. Irizarry
2015 Option ($36.42)	70,400	$2,873,024	$2,563,968	$309,056
2014 Options ($41.22)	39,533	$1,613,342	$1,629,550	$–
2013 Options ($31.17)	22,268	$908,757	$694,094	$214,663
Total	132,201			$523,719

Deirdre C. Drake
2015 Options ($36.42)	32,075	$1,308,981	$1,168,172	$140,809
2014 Drake Options ($40.80)	12,050	$491,761	$491,640	$121
Total	44,125			140,930

(3)	Represents unvested restricted stock units and any unvested bonus match units. See the “Outstanding Equity Awards at Fiscal Year-End” table for details.

Compensation of Directors

The following table shows, as to directors who are not executive officers of U.S. Cellular or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2015.

2015 Director Compensation

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James Barr III	$113,750	$80,000	–	–	–	–	$193,750
Walter C. D. Carlson	$90,500	$80,000	–	–	–	–	$170,500
J. Samuel Crowley	$138,750	$80,000	–	–	–	–	$218,750
Ronald E. Daly	$104,500	$80,000	–	–	–	–	$184,500
Paul-Henri Denuit	$214,750	$–	–	–	–	–	$214,750
Harry J. Harczak, Jr.	$113,750	$80,000	–	–	–	–	$193,750
Gregory P. Josefowicz	$112,750	$80,000	–	–	–	–	$192,750
Cecelia D. Stewart	$106,250	$80,000	–	–	–	–	$186,250

Explanation of Columns:

(a)

Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from U.S. Cellular as discussed in the next paragraph.  Accordingly, the above includes only non-employee directors.  Directors who are employees of TDS or its subsidiaries do not receive directors fees or any compensation directly from U.S. Cellular.

In 2015, LeRoy T. Carlson, Jr., Peter L. Sereda, Douglas D. Shuma and Kurt B. Thaus received no compensation directly from U.S. Cellular and were compensated by TDS in connection with their services as an officer of TDS and TDS subsidiaries, including U.S. Cellular if applicable.  A portion of their compensation expense incurred by TDS for 2015 was allocated to U.S. Cellular by TDS, along with other expenses of TDS.  The allocation by TDS to U.S. Cellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement."   There was no identification or quantification of the compensation of such four persons to U.S. Cellular, or of any other allocated expense in this allocation of cost.  The allocation of cost was recorded as a single expense by U.S. Cellular.  U.S. Cellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense.  Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table.  However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS in 2015 with respect to such four persons was included by TDS in the total allocation of cost to U.S. Cellular for 2015.  Information with respect to compensation from TDS to LeRoy T. Carlson, Jr. and Douglas D. Shuma is included in TDS’ proxy statement related to its 2016 annual meeting since they are named executive officers of TDS.

(b)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2015, including annual retainer fees, committee and/or chairperson fees, and meeting fees.

(c)

The amounts in this column represent the aggregate grant date fair value of the annual stock awards granted in 2015 computed in accordance with FASB ASC 718.  Pursuant to the terms of the Compensation Plan for Non-Employee Directors, as amended (see “Narrative Disclosure to Director Compensation Table” below), each non-employee director was entitled to receive an annual stock award of $80,000 (including cash paid in lieu of fractional shares).  Based on the closing price of $37.74 of a U.S. Cellular Common Share on March 2, 2015, the first trading day in March 2015, a total of 2,119 shares were issued to each of the above directors other than Paul-Henri Denuit.  Mr. Denuit did not receive a stock award in 2015 because he is not a citizen of the United States and pursuant to the terms of the Compensation Plan for Non-Employee Directors, has elected to receive the annual stock award in the form of cash.  This cash amount is included in the Director Compensation table above in column (b), Fees Earned or Paid in Cash.

(d)	This column is not applicable because non-employee directors do not receive stock options.

(e)	This column is not applicable because non-employee directors do not participate in any non-equity incentive plans, as defined by SEC rules.

(f)

This column is not applicable because non-employee directors do not participate in any defined benefit pension plans or pension plans (including supplemental plans) where the retirement benefit is actuarially determined or receive any earnings on deferred compensation.

(g)	This column is not applicable because there is no other compensation.

(h)	Represents the sum of all amounts reported in columns (b) through (g).

Narrative Disclosure to Director Compensation Table

The following provides additional information with respect to director compensation.  All director compensation is approved by the full board of directors.

Non-employee directors of U.S. Cellular participate in a compensation plan for non-employee directors (the "Non-Employee Directors’ Plan"). A non-employee director is a director who is not an employee of U.S. Cellular, TDS, TDS Telecom or any other subsidiary of TDS. The purpose of the Non-Employee Directors’ Plan is to provide appropriate compensation to non-employee directors in connection with their services to U.S. Cellular and to ensure that qualified persons serve as non-employee members of our board of directors.  The following describes the plan.

Non-employee directors receive an annual director’s retainer fee of $80,000 paid in cash and an annual stock award of $80,000 paid in the form of U.S. Cellular Common Shares.

The annual stock award is distributed in March on or prior to March 15 of each year, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment.  The number of shares is determined on the basis of the closing price of U.S. Cellular Common Shares for the first trading day in March of the calendar year of payment. Notwithstanding the foregoing, a non-employee director who is not a citizen of the United States may, at his or her discretion, receive the annual stock award in the form of cash.

Each non-employee director who serves on the Audit Committee, other than the Chairperson, will receive an annual committee retainer fee of $11,000, and the Chairperson will receive an annual committee retainer fee of $22,000.

Each non-employee director who serves on the Long-Term Incentive Compensation Committee, other than the Chairperson, will receive an annual committee retainer fee of $7,000, and the Chairperson will receive an annual committee retainer fee of $14,000.

Non-employee directors also will receive a meeting fee of $1,750 for each board or committee meeting attended.

Under the Non-Employee Directors’ Plan, annual retainers are paid in cash on a quarterly basis, as of the last day of each quarter.  Fees for all board and committee meetings are paid in cash on a quarterly basis, as of the last day of each quarter.

Directors have the authority without further shareholder approval to amend the Non-Employee Directors’ Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares from time to time, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.

In 2013, the board of directors and shareholders approved 200,000 Common Shares for issuance pursuant to the Non-Employee Directors' Plan.  At that time, there was an existing reserve of 11,613 Common Shares under the Non-Employee Directors’ Plan.  Of such 211,613 Common Shares, 42,490 have been issued and 169,123 remain available for issuance as of the date hereof.

Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to U.S. Cellular’s travel and expense reimbursement policy.

None of the non-employee directors had stock awards or stock option awards outstanding at December 31, 2015.

In addition, the resolution that established the Special Committee described above under Corporate Governance – Special Committee, provides that U.S. Cellular will advance or reimburse funds to members of the Special Committee for any and all reasonable costs, expenses or fees incurred by the members of such committee in connection with their service thereon, and will pay to the Chair a fee of $5,000 for chairing the Special Committee, and to each member (including the Chair) a fee of $1,750 for each meeting of the Special Committee in which such member participates.  Any fees paid in 2015 are included in column (b) in the above table.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr. is a member of the board of directors of TDS and U.S. Cellular. Mr. Carlson is also the Chairman of U.S. Cellular and, as such, functions as the compensation committee of U.S. Cellular with respect to compensation other than long-term equity-based compensation.  He is compensated by TDS for his services to TDS and all of its subsidiaries.  However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to U.S. Cellular as part of the allocation of cost under the Intercompany Agreement described below.   The President and CEO of U.S. Cellular also participates in executive compensation decisions for U.S. Cellular, other than with respect to the compensation of the President and CEO of U.S. Cellular.

Long-term equity-based compensation for executive officers is approved by our Long-Term Incentive Compensation Committee, which currently consists of Paul-Henri Denuit, J. Samuel Crowley, Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart.  Our Long-Term Incentive Compensation Committee is comprised of members of our board of directors who are independent, as discussed above.  None of such persons was, during 2015, an officer or employee of U.S. Cellular or its affiliates, was formerly an officer of U.S. Cellular or its affiliates or had any relationship requiring disclosure by U.S. Cellular under any paragraph of Item 404 of SEC Regulation S-K.

LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, director emeritus of U.S. Cellular, is a beneficiary of such voting trust.  See "Security Ownership of Certain Beneficial Owners and Management" below.

Walter C. D. Carlson is a director and non-executive Chairman of the Board of TDS and a director of U.S. Cellular.

In addition, the following persons had the following relationships at TDS and U.S. Cellular during all or part of 2015:

Kenneth R. Meyers is a director of TDS.  He is also a director of U.S. Cellular and President and Chief Executive Officer of U.S. Cellular and is compensated by U.S. Cellular. Steven T. Campbell is a director of U.S. Cellular and Executive Vice President--Finance, Chief Financial Officer and Treasurer of U.S. Cellular and is compensated by U.S. Cellular.

LeRoy T. Carlson, Jr. is a director and Chairman of U.S. Cellular and a director and President and CEO of TDS.  Peter L. Sereda is a director of U.S. Cellular and Senior Vice President – Finance and Treasurer of TDS.  Douglas D. Shuma is a director and Chief Accounting Officer of U.S. Cellular and Senior Vice President – Finance and Chief Accounting Officer of TDS.  Kurt B. Thaus is a director of U.S. Cellular and Senior Vice President and Chief Information Officer of TDS.  None of such persons received any compensation directly from U.S. Cellular in their capacities as directors and/or executive officers of U.S. Cellular in 2015. Such persons were compensated by TDS in connection with their services as officers of TDS and TDS subsidiaries, including U.S. Cellular as applicable.  A portion of such persons’ compensation expense incurred by TDS was allocated to U.S. Cellular by TDS, along with other expenses of TDS.  This allocation by TDS to U.S. Cellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement."  There was no identification or quantification of the compensation of such four persons to U.S. Cellular, or of any other allocated expense in this allocation of cost.  The allocation of cost was recorded as a single expense by U.S. Cellular.  U.S. Cellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense.  However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS with respect to such four persons in 2015 was included by TDS in the total allocation of cost to U.S. Cellular for 2015.  Information with respect to compensation from TDS to LeRoy T. Carlson, Jr. and Douglas D. Shuma is included in TDS’ proxy statement related to its 2016 annual meeting since they are named executive officers of TDS.

Other Relationships and Related Transactions

U.S. Cellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's length negotiations.  There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future.  If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past.  The principal arrangements that exist between U.S. Cellular and TDS and the amounts paid by U.S. Cellular to TDS in 2015 are summarized below.  These arrangements are continuing and amounts paid by U.S. Cellular to TDS in 2016 will be reported in U.S. Cellular’s proxy statement for its 2017 Annual Meeting.

Exchange Agreement

U.S. Cellular and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.

Common Share Purchase Rights; Potential Dilution.  The Exchange Agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS’ proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.

If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.

Funding of License Costs.  Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 2015, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.

RSA Rights.  Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

Right of Negotiation.  If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

Corporate Opportunity Arrangements.  Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 U.S. Cellular Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of U.S. Cellular. In general, so long as at least 500,000 U.S. Cellular Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our Restated Certificate of Incorporation, as amended, allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.  The foregoing provisions are also included in the Exchange Agreement.

Tax Allocation Agreement

We have entered into a Tax Allocation Agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including U.S. Cellular and its subsidiaries. U.S. Cellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, U.S. Cellular paid $56.5 million to TDS for federal income taxes in 2015.

If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular and its subsidiaries are required to pay a greater amount of Federal income tax than we would have paid if we had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 U.S. Cellular Series A Common Shares are outstanding.  In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.

Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.  Under such rules, U.S. Cellular paid $2.6 million to TDS, net of refunds from TDS, for such taxes in 2015.

Cash Management Agreement

From time to time we deposit our excess cash with TDS for investment under TDS’ cash management program pursuant to the terms of a Cash Management Agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in The Wall Street Journal on the last business day of the preceding month plus 14%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds with TDS for a longer period than on demand, in which event such funds will bear interest at the commercial paper rate for investments of similar maturity plus 14%, or at such higher rate as TDS may in its discretion offer on such investments.

Intercompany Agreement

In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have entered into an Intercompany Agreement, providing among other things, as follows:

Services.  U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS’ non-telephone company subsidiaries. Payments by us to TDS, and TDS affiliates, for such services totaled $80.8 million in 2015. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2015.

Equipment and Materials.  We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $10.1 million in 2015.

Accountants and Legal Counsel.  We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of U.S. Cellular and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

Indemnification.  We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS’ gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.

Disposal of Company Securities.  TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

Transfer of Assets.  Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.

There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by U.S. Cellular to TDS under the Insurance Cost Sharing Agreement totaled $5.3 million in 2015.

Employee Benefit Plans Agreement

Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by U.S. Cellular to TDS under the Employee Benefit Plans Agreement were less than $0.1 million in 2015.

Certain Relationships and Related Transactions

In addition to the foregoing, U.S. Cellular may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom, which includes Wireline, Hosted and Managed Services (HMS) and Cable segments, and subsidiaries included in TDS’ Non-Reportable Segment, including Suttle-Straus, Inc. (“Suttle-Straus”), which provides printing and distribution services, and Airadigm Communications, Inc. (“Airadigm”), which previously provided machine-to-machine (M2M) services before it sold this business in 2015.  The following describes certain relationships and related transactions between such TDS subsidiaries and U.S. Cellular since the beginning of 2015:

Pursuant to a previously-disclosed agreement entered into in December 2014 between U.S. Cellular and Airadigm,  in January 2015 Airadigm completed the sale of the last remaining towers to be transferred to U.S. Cellular under such agreement.  Also in 2015, Airadigm reimbursed U.S. Cellular for Airadigm’s proportionate share of broker and legal fees incurred in connection with such agreement. Accordingly, this transaction was fully completed in 2015.  Reference is made to prior disclosures by U.S. Cellular in its filings with the SEC relating to the terms of this agreement and the process used to enter into this agreement.

The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, which controls U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C. D. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries.  U.S. Cellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $8.7 million in 2015, $10.7 million in 2014 and $13.2 million in 2013.

See also the discussion of the transactions between Goodman Networks and U.S. Cellular under the description of J. Samuel Crowley, above under “Election of Directors.”

The Audit Committee of the board of directors is generally responsible for the review and evaluation of all related party transactions, as such term is defined by the rules of the NYSE, except to the extent that the board of directors authorizes another committee to review specific related party transactions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2015 regarding U.S. Cellular Common Shares that may be issued under equity compensation plans currently maintained by U.S. Cellular.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon the exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,303,181	$40.62	1,922,954
Equity compensation plans not approved by security holders	–	–	–
TOTAL	5,303,181	$40.62	1,922,954

Explanation of Columns:

(a)		Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units and vested and unvested phantom stock units.

(b)		Represents the weighted-average exercise price of all outstanding options. Restricted stock units and phantom stock units do not have an exercise price.

(c)

Represents the number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of outstanding options or pursuant to restricted stock units and phantom stock units disclosed in column (a).

Footnotes:

(1)		This includes the following plans that have been approved by U.S. Cellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	–	182,605	182,605
2005 Long-Term Incentive Plan	2,050,374	–	2,050,374
2013 Long-Term Incentive Plan	3,252,807	1,740,349	4,993,156
TOTAL	5,303,181	1,922,954	7,226,135

The above is based on information as of December 31, 2015 and does not reflect any changes or additions after that date.

See Note 16 — Stock-Based Compensation, in the notes to the consolidated financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2015, which is also included as Exhibit 13 to the U.S. Cellular Annual Report on Form 10-K for the year ended December 31, 2015, for additional information about the Non-Employee Director Compensation Plan, the 2005 Long-Term Incentive Plan, and the 2013 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

For purposes of the following tables, percentages are calculated pursuant to SEC Rule 13d-3(d)(1).  Under such rule, shares underlying options that are currently exercisable or exercisable within 60 days after February 29, 2016, restricted stock units that become vested within 60 days after February 29, 2016, vested phantom stock units, and shares issuable within 60 days after February 29, 2016 under the Non-Employee Directors’ Plan are deemed to be outstanding for the purpose of calculating the number of shares owned and percentages of shares and voting power with respect to the person holding such options, restricted stock units, phantom stock units or directors’ award, but are not deemed to be outstanding for the purpose of calculating the percentages of shares or voting power of other persons.

U.S. Cellular

On February 29, 2016, there were outstanding 51,319,966 Common Shares, par value $1.00 per share (excluding 3,748,253 Common Shares held by U.S. Cellular and a subsidiary of U.S. Cellular), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 84,325,843 shares of common stock.  As of February 29, 2016, no shares of our Preferred Stock, par value $1.00 per share, were outstanding.  Holders of outstanding Common Shares are entitled to elect 25% of the directors (rounded up to the nearest whole number) and are entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote.  The holder of Series A Common Shares is entitled to elect 75% of the directors (rounded down to the nearest whole number) and is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all matters on which the holder of Series A Common Shares is entitled to vote.  Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 381,378,736 votes, as of February 29, 2016.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

The following table sets forth, as of February 29, 2016, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	U.S. Cellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc.	Common Shares	37,782,826	73.6%	44.8%	9.9%
30 North LaSalle Street	Series A Common Shares (3)	33,005,877	100.0%	39.1%	86.5%
Chicago, Illinois 60602	Total	70,788,703	N/A	83.9%	96.5%

GAMCO Investors, Inc.(4)	Common Shares		8.4%	5.1%	1.1%
One Corporate Center
Rye, New York 10580		4,331,776

* Less than 1%

(1)	The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)	Represents voting power in matters other than the election of directors.

(3)

The Series A Common Shares are convertible on a share-for-share basis into Common Shares.  The above numbers of shares and percentages do not assume conversion because TDS has advised U.S. Cellular that it has no present intention of converting its Series A Common Shares.

(4)

Based on the most recent Schedule 13D (Amendment No. 10) filed with the SEC, GAMCO Investors, Inc. and its affiliates, including GAMCO Asset Management, Inc., report sole voting authority with respect to an aggregate of 4,148,451 Common Shares and sole investment authority with respect to an aggregate of 4,331,776 Common Shares.

Security Ownership of U.S. Cellular by Management

The following executive officers and directors and all executive officers and directors as a group beneficially owned the following number of our Common Shares as of February 29, 2016 or the latest practicable date (includes LeRoy T. Carlson as director emeritus).

Name of Individual or Number of Persons in Group	U.S. Cellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson	Common Shares	1,243	*	*	*
LeRoy T. Carlson, Jr.	Common Shares	–	–	–	–
Walter C. D. Carlson (5)	Common Shares	18,023	*	*	*
Kenneth R. Meyers (3)	Common Shares	250,306	*	*	*
James Barr III (5)	Common Shares	12,119	*	*	*
J. Samuel Crowley (5)	Common Shares	6,070	*	*	*
Ronald E. Daly (5)	Common Shares	4,443	*	*	*
Paul-Henri Denuit	Common Shares	–	–	–	–
Harry J. Harczak, Jr.(5)	Common Shares	10,215	*	*	*
Gregory P. Josefowicz (5)	Common Shares	12,119	*	*	*
Cecelia D. Stewart (5)	Common Shares	6,070	*	*	*
Steven T. Campbell (4)	Common Shares	249,542	*	*	*
Peter L. Sereda	Common Shares	–	–	–	–
Douglas D. Shuma	Common Shares	–	–	–	–
Kurt B. Thaus	Common Shares	–	–	–	–
Jay M. Ellison (6)	Common Shares	69,284	*	*	*
Michael S. Irizarry(7)	Common Shares	252,180	*	*	*
Deirdre C. Drake (8)	Common Shares	22,742	*	*	*
Other Executive Officers (9)	Common Shares	84,301	*	*	*

All directors and executive officers as a group (19 persons)(5)(9)(10)	Common Shares	998,657	1.9%	1.2%	*

* Less than 1%

(1)

The nature of beneficial ownership is sole voting and investment power unless otherwise specified.  Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified.  Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.

(2)	Represents the percent of voting power in matters other than the election of directors.

(3)	Includes 202,446 Common Shares subject to stock options that are currently exercisable or exercisable within 60 days.

(4)

Includes 233,957 Common Shares subject to stock options that are currently exercisable or exercisable within 60 days and restricted stock units with respect to 15,585 Common Shares that are subject to vesting within 60 days.

(5)

Includes 1,926 Common Shares earned pursuant to the Non-Employee Directors’ Plan as of February 29, 2016 that were issued in March 2016 since they were issuable within 60 days after February 29, 2016.  Paul-Henri Denuit did not receive Common Shares under the Non-Employee Directors’ Plan in March 2016 because he is not a citizen of the United States and pursuant to the terms of the Non-Employee Directors’ Plan, has elected to receive the annual stock award in the form of cash.

(6)	Includes 69,284 Common Shares subject to stock options that are currently exercisable or exercisable within 60 days.

(7)

Includes 234,108 Common Shares subject to stock options that are currently exercisable or exercisable within 60 days and restricted stock units with respect to 18,071 Common Shares that are subject to vesting within 60 days.

(8)	Includes 22,742 Common Shares subject to stock options that are currently exercisable or exercisable within 60 days.

(9)	Includes shares held by the following executive officer who is not specifically identified in the above table pursuant to SEC rules: Edward C. Perez.

(10)

Includes 838,261 Common Shares subject to stock options that are currently exercisable or exercisable within 60 days, and restricted stock units with respect to 36,331 Common Shares that are subject to vesting within 60 days by all directors and executive officers as a group.

TDS

Several of our officers and directors also indirectly hold ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS.

Description of TDS Securities

On February 29, 2016, TDS had outstanding and entitled to vote 101,651,438 Common Shares, par value $.01 per share (“TDS Common Shares”) (excluding 22,910,008 TDS Common Shares held by TDS and 1,010,133 TDS Common Shares held by a subsidiary of TDS), and 7,211,260 Series A Common Shares, par value $.01 per share (“TDS Series A Common Shares”) (collectively representing a total of 108,862,698 shares of common stock); and 8,240 Preferred Shares, par value $.01 per share (“TDS Preferred Shares”).

In matters other than the election of directors, each of the TDS Preferred Shares is entitled to one vote, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats.  The total voting power of the TDS Series A Common Shares was 72,112,600 votes at February 29, 2016 with respect to matters other than the election of directors.  The total voting power of the TDS Common Shares was 55,034,800 votes at February 29, 2016 with respect to matters other than the election of directors.  The total voting power of all outstanding shares of all classes of capital stock was 127,155,640 votes at February 29, 2016 with respect to matters other than the election of directors, including 8,240 votes by holders of TDS Preferred Shares.

For purposes of the following tables, percentages are calculated pursuant to SEC Rule 13d-3(d)(1).  Under such rule, shares underlying options that are currently exercisable or exercisable within 60 days after February 29, 2016, restricted stock units that become vested within 60 days after February 29, 2016, vested phantom stock units and shares issuable within 60 days after February 29, 2016 under the Non-Employee Directors’ Plan are deemed to be outstanding for the purpose of calculating the number of shares owned and percentages of shares and voting power with respect to the person holding such options, restricted stock units, phantom stock units or directors’ award, but are not deemed to be outstanding for the purpose of calculating the percentages of shares or voting power of other persons.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

The following table sets forth as of February 29, 2016, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director (and director emeritus) of U.S. Cellular, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group.  As of February 29, 2016, none of the directors or executive officers of U.S. Cellular beneficially owned TDS Preferred Shares.  If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust:
LeRoy T. Carlson, Jr., Walter C. D.
Carlson, Letitia G. Carlson, M.D. and
Prudence E. Carlson(3)	TDS Common Shares	6,152,656	6.10%	5.70%	2.60%
	TDS Series A Common Shares	6,831,172	94.70%	6.30%	53.70%
LeRoy T. Carlson(4)(5)(6)	TDS Common Shares	583,309	*	*	*
	TDS Series A Common Shares	67,063	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,865,590	1.80%	1.70%	*
	TDS Series A Common Shares	21,156	*	*	*
Walter C. D. Carlson(4)(5)(7)	TDS Common Shares	39,139	*	*	*
	TDS Series A Common Shares	1,110	*	*	*
Kenneth R. Meyers(6)	TDS Common Shares	860,170	*	*	*
James Barr III	TDS Common Shares	11,247	*	*	*
J. Samuel Crowley	—	–	–	–	–
Ronald E. Daly	—	–	–	–	–
Paul-Henri Denuit	—	–	–	–	–
Harry J. Harczak, Jr.	—	–	–	–	–
Gregory P. Josefowicz	—	–	–	–	–
Cecelia D. Stewart	—	–	–	–	–
Steven T. Campbell	—	–	–	–	–
Peter L. Sereda(6)	TDS Common Shares	231,719	*	*	*
Douglas D. Shuma(6)	TDS Common Shares	67,236	*	*	*
Kurt B. Thaus(6)	TDS Common Shares	111,827	*	*	*
Jay M. Ellison	—	–	–	–	–
Michael S. Irizarry	—	–	–	–	–
Deirdre C. Drake	—	–	–	–	–
Other Executive Officers (8)	—	–	–	–	–
All directors and executive officers as a group (19 persons)(6)(7)(8)	TDS Common Shares	9,922,893	9.5%	8.8%	4.2%
	TDS Series A Common Shares	6,920,501	96.0%	6.4%	54.4%

* Less than 1%

(1)

The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes.  Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified.  Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(2)	Represents the percent of voting power in matters other than the election of directors.

(3)

The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power.  The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602.  Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust.  If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D.  The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.

(4)

Does not include Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson (223,991), LeRoy T. Carlson, Jr. (1,826,104) and Walter C. D. Carlson (1,926,072).

Includes Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson (10,562) and LeRoy T. Carlson, Jr. (83,229).

(5)

Does not include Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson (249,273), LeRoy T. Carlson, Jr. (1,989,753) and Walter C. D. Carlson (2,219,582).

(6)

Includes the following number of Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days after February 29, 2016: LeRoy T. Carlson, 303,643 shares; LeRoy T. Carlson, Jr., 1,652,611 shares; Kenneth R. Meyers, 754,342 shares; Peter L. Sereda, 207,399 shares; Douglas D. Shuma, 61,333 shares; Kurt B. Thaus, 111,827 shares; all other executive officers as a group, -0- shares; and all directors and executive officers as a group, 3,091,155 shares.  Includes the following number of Common Shares underlying vested phantom stock units: LeRoy T. Carlson, 154,490 shares; LeRoy T. Carlson, Jr., 51,612 shares; Kenneth R. Meyers, 36,015 shares; Peter L. Sereda, -0- shares; Douglas D. Shuma, 5,903 shares; Kurt B. Thaus, -0- shares; all other executive officers as a group, -0- shares; and all directors and executive officers as a group, 248,020 shares.

(7)

Includes 2,969 TDS Common Shares earned pursuant to the TDS Non-Employee Directors’ Plan as of February 29, 2016 that were issued in March 2016 since they were issuable within 60 days as of February 29, 2016.

(8)	Includes shares held by the following executive officer who is not specifically identified in the above table pursuant to SEC rules: Edward C. Perez.

Security Ownership by Certain Beneficial Owners

In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of February 29, 2016, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS’ stock records as of such date.  Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2015 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between December 31, 2015 and February 29, 2016.

Shareholder’s Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)

BlackRock, Inc.
55 East 52nd Street
New York, NY 10022 (3)	TDS Common Shares	14,178,360	13.9%	13.0%	6.0%

GAMCO Investors, Inc.
One Corporate Center
Rye, NY 10580 (4)	TDS Common Shares	6,902,599	6.8%	6.3%	2.9%

State Street Corporation
One Lincoln Street
Boston, MA 02111 (5)	TDS Common Shares	6,385,567	6.3%	5.9%	2.7%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355 (6)	TDS Common Shares	7,795,699	7.7%	7.2%	3.3%

(1)	The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2)	Represents voting power in matters other than the election of directors.

(3)

Based on the most recent Schedule 13G (Amendment No. 7) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 13,372,785 TDS Common Shares, and sole investment authority with respect to an aggregate of 14,178,360 TDS Common Shares.

(4)

Based on the most recent Schedule 13D (Amendment No. 43) filed with the SEC, GAMCO Investors, Inc. and its affiliates report sole voting authority with respect to an aggregate of 6,648,545 TDS Common Shares, and sole investment authority with respect to an aggregate of 6,902,599 TDS Common Shares.

(5)	Based on the most recent Schedule 13G filed with the SEC, State Street Corporation reports shared investment and voting authority with respect to an aggregate of 6,385,567 TDS Common Shares.

(6)

Based on the most recent Schedule 13G (Amendment No. 3) filed with the SEC, The Vanguard Group reports sole voting authority with respect to 68,132 TDS Common Shares, sole investment authority with respect to 7,728,567 TDS Common Shares, and shared investment authority with respect to 67,132 TDS Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 2015 were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See "Executive and Director Compensation—Compensation Committee Interlocks and Insider Participation" above.